Exhibit 10.1

First Amendment to Credit Agreement

This First Amendment to Credit Agreement, dated as of November 10, 2020 (the “Amendment”), is made pursuant to that certain Credit Agreement dated as of May 31, 2019 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), among Runway Growth Credit Fund Inc., a Maryland corporation, as borrower (the “Borrower”); each Guarantor party thereto; the financial institutions currently party thereto as lenders (the “Lenders”); KeyBank National Association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”); CIBC Bank USA, as documentation agent (together with its successors and assigns, the “Documentation Agent”); and U.S. Bank National Association, not in its individual capacity but as the paying agent (together with its successors and assigns, the “Paying Agent”).

W i t n e s s e t h :

Whereas, the Borrower, the Lenders, the Guarantors, the Documentation Agent, the Paying Agent and the Administrative Agent have previously entered into and are currently party to the Credit Agreement; and

Whereas, the Borrower has requested that the Lenders make certain amendments to the Credit Agreement, and the Administrative Agent and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.Defined Terms.  Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Credit Agreement.

Section 2.Joinder of New Lenders.  MUFG Union Bank, N.A. (the “New Managing Agent”), MUFG Union Bank, N.A. (the “New Lender”; and together with the New Managing Agent, the “New Lender Group”), the Administrative Agent and the Borrower agree as follows:

2.1.Borrower has requested that the New Lender Group become a “Lender Group” under the Credit Agreement.

2.2.Effective as of the date of this Amendment (i) the New Lender Group shall join in and be a party to the Credit Agreement with all the rights, interests, duties and obligations of a Managing Agent and a Lender, respectively, set forth therein, (ii) the New Lender shall join in and be a Lender party to the Credit Agreement at the commitment level indicated on its signature page hereto; and (iii) the New Lender Group agrees to be bound by the provisions of the Credit Agreement and has the rights and obligations of a Managing Agent and a Lender, respectively, thereunder and under any other Transaction Document.

2.3.By executing and delivering this Amendment, both the New Lender Group (i) confirms that it has received a copy of the Credit Agreement (as amended by this Amendment) and such Transaction Documents (as amended by this Amendment) and other documents and information requested by it, and that it has, independently and without reliance upon Borrower, any Lender, any Managing Agent or the Administrative Agent, and based on such documentation and information as it has deemed appropriate, made its own decision to enter into this Amendment, the Credit Agreement (as amended by this Amendment) and the Amended and Restated Fee Letter (as amended by this Amendment); (ii) agrees that it shall, independently and without reliance upon Borrower, any Lender, any Managing Agent or the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement (as amended by this Amendment) and any of the Transaction Documents (as amended by this Amendment); (iii) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement (as amended by this Amendment) and the Transaction Documents (as amended by this Amendment) as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it shall perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement (as amended by this Amendment) are required to be performed by it as a Managing Agent and a Lender, respectively; (v) specifies as its address for notices the office set forth beneath its name on the signature pages of this Amendment; and (vi) in the case of the New Lender, appoints and authorizes the New Managing Agent as its Managing Agent to take such action as a managing agent on its behalf and to exercise such powers under the Credit Agreement (as amended by this Amendment), as are delegated to the Managing Agents by the terms thereof.

2.4.Each of the New Lender and New Managing Agent represents and warrants for the benefit of Administrative Agent and Borrower that such New Lender meets the definition of Eligible Assignee in the Credit Agreement.

2.5Each of the parties hereto understand and agree that this Section 2 to this Amendment shall be deemed to be a Joinder Agreement for purposes of the Credit Agreement (as amended by this Amendment).

Section 3.Amendments to Credit Agreement. Upon satisfaction of the conditions precedent set forth in Section 3 below, as of the Effective Date (as defined below), the parties hereto agree that the Credit Agreement shall be amended as set forth in Exhibit A to this Amendment with text marked in underline indicating additions to the Credit Agreement and with text marked in ~~strikethrough~~ indicating deletions to the Credit Agreement.

Section 4.Conditions Precedent.  This Amendment shall become effective as of the date (the “Effective Date”) of the satisfaction of all of the following conditions precedent:

4.1.The Administrative Agent, the Borrower, and the Lenders shall have executed and delivered this Amendment.

4.2.The Administrative Agent, the Borrower, and the Lenders shall have executed and delivered that certain Amended and Restated Lender Fee Letter dated as of the date hereof.

4.3.The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying as to  (i) its articles of incorporation, (ii) its operating agreement, (iii)  the resolutions or other action of the board of directors of the Company, (iii) the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Amendment and the other Transaction Documents to which it is a party, and (iv) certificate of good standing in the applicable jurisdiction of organization.

4.4.The Administrative Agent shall have received legal opinions from counsel to the Borrower covering such matters as the Administrative Agent and its counsel shall reasonably request including corporate and enforceability.

4.5.The payment by the Borrower of all fees and other amounts due and payable on or prior to the date hereof pursuant to the Amended and Restated Fee Letter.

4.6.Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 5.Representations of the Borrower.  The Borrower hereby represents and warrants to the parties hereto that as of the date hereof its representations and warranties contained in Article IV of the Credit Agreement and any other Transaction Documents to which it is a party are true and correct in all material respects as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date).

Section 6.Credit Agreement in Full Force and Effect.  Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

Section 7.Execution in Counterparts.  This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format File (also known as an “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

Section 8.Governing Law.  This Amendment shall be construed in accordance with the internal laws of the State of New York, without reference to conflict of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the internal laws of the State of New York.

[Signature Pages To Follow]

In Witness Whereof, the parties hereto have caused this First Amendment to Credit Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

Borrower:

Runway Growth Credit Fund Inc.

By: /s/ Thomas B. Raterman

Name:Thomas B. Raterman

Title:Chief Financial Officer, Treasurer and Secretary

[Signature Page to First Amendment to Credit Agreement]

Managing Agent for the KeyBank Lender Group:

KeyBank National Association

By: /s/ Philip G. Turner

Name:Philip G. Turner

Title:Executive Vice President

Lender for the KeyBank Lender Group:

KeyBank National Association

By: /s/ Philip G. Turner

Name:Philip G. Turner

Title:Executive Vice President

[Signature Page to First Amendment to Credit Agreement]

Administrative Agent:

KeyBank National Association

By: /s/ Philip G. Turner

Name:Philip G. Turner

Title:Executive Vice President

[Signature Page to First Amendment to Credit Agreement]

Managing Agent for the CIBC Bank USA Lender Group:

CIBC Bank USA

By:/s/ Rob Dmowski

Name:Rob Dmowski

Title:Managing Director

Lender for the CIBC BANK USA Lender Group:

CIBC Bank USA

By: /s/ Rob Dmowski

Name:Rob Dmowski

Title:Managing Director

[Signature Page to First Amendment to Credit Agreement]

Managing Agent for the MUFG Union Bank, N.A. Lender Group:

MUFG Union Bank, N.A.

By:/s/ J. William Bloore

Name:J. William Bloore

Title:Managing Director

Address: 99 Almaden Boulevard, Suite 200

San Jose, CA 95113

Attn: J. William Bloore

Phone: (408) 279-7719

Lender for the MUFG Union Bank, N.A. Lender Group:

MUFG Union Bank, N.A.

By:/s/ J. William Bloore

Name:J. William Bloore

Title:Managing Director

Commitment: 50,000,000

Address: 99 Almaden Boulevard, Suite 200

San Jose, CA 95113

Attn: J. William Bloore

Phone: (408) 279-7719

[Signature Page to First Amendment to Credit Agreement]

Co-Documentation Agent:

MUFG UNION BANK, N.A.

By: /s/ J. William Bloore

Name:J. William Bloore

Title:Managing Director

Address: 99 Almaden Boulevard, Suite 200

San Jose, CA 95113

Attn: J. William Bloore

Phone: (408) 279-7719

[Signature Page to First Amendment to Credit Agreement]

Exhibit A to
First Amendment to Credit Agreement

Attached.

Credit Agreement

Dated as of May 31, 2019

among

Runway Growth Credit Fund Inc.,
as the Borrower

The Financial Institutions from Time to Time Party Hereto,
as Lenders

KeyBank National Association,
as the Administrative Agent and Syndication Agent

Each Guarantor Party Hereto,
as Guarantors

CIBC Bank USA,
as Documentation Agent

MUFG Union Bank, N.A.
as Co-Documentation Agent

and

U.S. Bank National Association,
as the Collateral Custodian and as Paying Agent

Table of Contents

SectionHeadingPage

Article IDefinitions1

Section 1.1.Certain Defined Terms1

Section 1.2.Other Terms43

Section 1.3.Computation of Time Periods43

Section 1.4.Interpretation43

Article IIAdvances44

Section 2.1.Advances44

Section 2.2.Procedures for Advances45

Section 2.3.Optional Changes in Facility Amount; Prepayments46

Section 2.4.Principal Repayments47

Section 2.5.Evidence of Indebtedness48

Section 2.6.Interest Payments48

Section 2.7.Fees49

Section 2.8.Settlement Procedures49

Section 2.9.Collections and Allocations51

Section 2.10.Payments, Computations, Etc51

Section 2.11.Successor LIBO Rate52

Section 2.12.Increased Costs; Capital Adequacy; Illegality59

Section 2.13.Taxes62

Section 2.14.Discretionary Sales of Collateral65

Section 2.15.Reserved67

Section 2.16.Defaulting Lenders and Potential Defaulting Lenders67

Section 2.17.Replacement of Defaulting Lenders67

Article IIIConditions of Effectiveness and Advances68

Section 3.1.Conditions Precedent to Initial Advances68

Section 3.2.Additional Conditions Precedent to All Advances69

Article IVRepresentations and Warranties70

Section 4.1.Representations and Warranties of the Borrower70

Article VGeneral Covenants of the Borrower78

Section 5.1.Covenants of the Borrower78

Section 5.2.Key Persons88

Section 5.3.Financial Covenants89

Article VISecurity Interest89

Section 6.1.Security Interest89

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Section 6.2.Remedies90

Section 6.3.Release of Liens90

Article VIIAdministration and Servicing of Loans91

Section 7.1.Delegation to the Investment Adviser91

Section 7.2.Reserved91

Section 7.3.Reserved91

Section 7.4.Collection of Payments92

Section 7.5.Reserved93

Section 7.6.Realization Upon Defaulted Loans93

Section 7.7.Reserved93

Section 7.8.Reserved93

Section 7.9.Reserved93

Section 7.10.Payment of Certain Expenses by Borrower93

Section 7.11.Reports93

Section 7.12.Reserved96

Section 7.13.Reserved96

Section 7.14.Reserved96

Section 7.15.Access to Certain Documentation and Information Regarding the Loans96

Section 7.16.Reserved96

Section 7.17.Identification of Records96

Section 7.18.Fair Value Determination97

Article VIIIEvents of Default97

Section 8.1.Events of Default97

Section 8.2.Remedies100

Article IXIndemnification102

Section 9.1.Indemnities by the Borrower102

Article XThe Administrative Agent and the Managing Agents105

Section 10.1.Authorization and Action105

Section 10.2.Delegation of Duties106

Section 10.3.Exculpatory Provisions106

Section 10.4.Reliance107

Section 10.5.NonReliance on Administrative Agent, Managing Agents and Other Lenders108

Section 10.6.Reimbursement and Indemnification108

Section 10.7.Administrative Agent and Managing Agents in their Individual Capacities108

Section 10.8.Successor Administrative Agent or Managing Agent108

Section 10.9.Certain ERISA Matters109

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Article XIAssignments; Participations110

Section 11.1.Assignments and Participations110

Article XIIMiscellaneous113

Section 12.1Amendments and Waivers113

Section 12.2.Notices, Etc114

Section 12.3.No Waiver, Rights and Remedies114

Section 12.4.Binding Effect114

Section 12.5.Term of this Agreement114

Section 12.6.Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue115

Section 12.7.Waiver of Jury Trial115

Section 12.8.Costs, Expenses and Taxes115

Section 12.9.Reserved116

Section 12.10.Recourse Against Certain Parties116

Section 12.11.Protection of Security Interest; Appointment of Administrative Agent as AttorneyinFact116

Section 12.12.Confidentiality; Conflicts of Interest117

Section 12.13.Execution in Counterparts; Severability; Integration118

Section 12.14.Patriot Act119

Section 12.15Legal Holidays119

Section 12.16No Fiduciary Duty119

Section 12.17Sharing of Payments by Lenders119

Article XIIIReserved120

Article XIVThe Paying Agent120

Section 14.1.Authorization and Action120

Section 14.2.Successor Paying Agent121

Section 14.3.Fees and Expenses121

Section 14.4.Representations and Warranties of the Paying Agent122

Section 14.5.Indemnity; Liability of the Paying Agent122

Article XVThe Guarantees124

Section 11.1.The Guarantees124

Section 15.2.Guarantee Unconditional124

Section 15.3.Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances125

Section 15.4.Subrogation126

Section 15.5.Subordination126

Section 15.6.Waivers126

Section 15.7.Limit on Recovery126

Section 15.8.Stay of Acceleration126

Section 15.9.Benefit to Guarantors126

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Exhibit A—Form of Borrower Notice

Exhibit B—Form of Assignment and Acceptance

Exhibit C—Form of Joinder Agreement

Exhibit D—Form of Monthly Report

Exhibit E—Form of Borrower’s Certificate

Exhibit F—Reserved

Exhibit G—Reserved

Exhibit H—Form of Borrowing Base Certificate

Exhibit I—Form of Additional Guarantor Supplement

Schedule I—Schedule of Documents

Schedule II—Loan List

Schedule III—Reserved

Schedule IV—Places of Business; Locations of Records

Schedule V—Proprietary Risk Rating

Schedule VI—Investment Policy

Schedule VII—Forms of Borrower’s Standard Documents

Schedule VIII—Collection Account Details

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Credit Agreement

This Credit Agreement is made as of May 31, 2019, by and among:

(1)Runway Growth Credit Fund Inc., a Maryland corporation, as borrower (the “Borrower”);

(2)Each financial institution from time to time party hereto as a “Lender” (whether on the signature pages hereto, in an Assignment and Acceptance or in a Joinder Agreement) and their respective successors and permitted assigns (collectively, the “Lenders”);

(3)Each Guarantor party hereto;

(4)KeyBank National Association, as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”);

(5)CIBC Bank USA, as documentation agent (together with its successors and assigns in such capacity, the “Documentation Agent”);

(6)MUFG Union Bank, N.A., as co-documentation agent (together with its successors and assigns in such capacity, the “Co-Documentation Agent”); and

(7)U.S. Bank National Association, not in its individual capacity but as the paying agent (together with its successors and assigns in such capacity, the “Paying Agent”).

Recitals

The Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

Each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

In consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

Article I

Definitions

Section 1.1.Certain Defined Terms.  (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

Signature Page to Credit Agreement

(b)As used in this Agreement and its exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“1940 Act” means the Investment Company Act of 1940, as amended from time to time.

“Account Control Agreement” means each of (i) that certain Account Control Agreement, dated as of May 31, 2019, among the Borrower, the Administrative Agent and the Bank, as securities intermediary, with respect to the Collection Account as the same may be amended, restated, modified or supplemented from time to time, (ii) that certain Account Control Agreement, among the Borrower, the Administrative Agent and CIBC Bank USA, as account bank, with respect to the CIBC Account as the same may be amended, restated, modified or supplemented from time to time, and (iii) any other account control agreement entered into from time to time, in each case (x) in form and substance satisfactory to the Administrative Agent and (y) providing for “control” by the Administrative Agent of the applicable account within the meaning of the UCC.

“Additional Amount” is defined in Section 2.13.

“Additional Guarantor Supplement” means a certificate prepared and signed by a Responsible Officer of the Borrower with respect to each Subsidiary of the Borrower (other than any Subsidiary that signed this Agreement as Guarantor on the Effective Date) in the form of Exhibit I hereto.

“Adjusted Eurodollar Rate” means, for any Settlement Period, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBO Rate for such Settlement Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Settlement Period.

“Administration Agreement” means the Administration Agreement dated as of December 15, 2016 between Borrower and Runway Administrator Services LLC, a Delaware limited liability company, as amended, supplemented or otherwise modified from time to time.

“Administrative Agent” is defined in the preamble hereto.

“Administrative Agent Fee” has the meaning set forth in the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” means that certain Administrative Agent Fee Letter by and among the Borrower, the Administrative Agent and the Syndication Agent dated as of May 31, 2019, as the same may be amended, amended, restated or modified from time to time.

“Administrative Expense Cap” means, for any rolling 12-month period, an amount equal to $100,000 per annum.

“Administrative Expenses” means all amounts (including indemnification payments) due or accrued and payable by the Borrower to the Administrative Agent and the Bank Parties pursuant to any Transaction Document including any Bank Fees and Expenses.  For the avoidance of doubt, Administrative Expenses shall not include any amount payable to any Lender or any other Person pursuant to any Transaction Document.

“Advance” means an advance made by a Lender to the Borrower under and in accordance with the terms hereof.

“Advance Rate” means:

(i)at any time that there are nine (9) or fewer unaffiliated Obligors with respect to the Eligible Loans included in the Collateral, (a) with respect to First Lien Loans, 55% and (b) with respect to Second Lien Loans, 30%;

(ii)at any time that there are ten (10) or more unaffiliated Obligors but no more than thirty (30) Obligors with respect to the Eligible Loans included in the Collateral, (a) with respect to First Lien Loans, 60% and (b) with respect to Second Lien Loans, 35%; and

(iii)at any time that there are more than thirty (30) unaffiliated Obligors with respect to the Eligible Loans included in the Collateral, (a) with respect to First Lien Loans, 65% and (b) with respect to Second Lien Loans, 40%.

“Advances Outstanding” means, on any day, the aggregate principal amount of Advances outstanding on such day, after giving effect to all repayments of Advances and makings of new Advances on such day.

“Affected Party” is defined in Section 2.12(a).

“Affiliate” with respect to a Person, means any other Person controlling, controlled by or under common control with such Person; provided, however, that notwithstanding anything herein to the contrary, the term “Affiliate” of the Borrower shall not include any Person that is a Portfolio Investment.  For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Agent’s Account” means ABA: 021300077, Acct: 329953020917, Account Name: KeyBank NA, REF: Runway Growth Credit Fund Inc.

“Aggregate Outstanding Loan Balance” means on any day, the sum of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date.

“Agreement” or “Credit Agreement” means this Credit Agreement, dated as of May 31, 2019, as hereafter amended, restated, supplemented or otherwise modified from time to time.

“Amortization Period” means the period beginning on the Termination Date and ending on the Maturity Date.

“Applicable Law” means, for any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, Credit Protection Laws, Regulation W, Regulation U and Regulation B of the Federal Reserve Board, the Foreign Corrupt Practices Act and the USA PATRIOT Act), and applicable judgments, decrees, injunctions, writs, orders or determination of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction, in each case which relates to such Person or its business in any material respect.

“Applicable Margin” is defined in the Lender Fee Letter.

“Applicable Reduction Premium Percentage” means, as of any date of determination, an amount equal to (i) during the period from and after the Effective Date to, but not including, the date that is the second anniversary of the Effective Date, one percent (1.00%) and (ii) thereafter, zero percent (0.00%).

“Approval Period” is defined in Section 5.2(c).

“Approved Replacement” is defined in Section 5.2(c).

“Assignment and Acceptance” is defined in Section 11.1(b).

“Availability” means, for any day, the amount by which (i) the Maximum Availability as of such day exceeds (ii) the Advances Outstanding on such day; provided, however, that following the Termination Date, the Availability shall be zero.

“Available Collections” is defined in Section 2.8(a).

“Bank” means U.S. Bank National Association, a national banking association, in its individual capacity and not as agent, and any successor thereto.

“Bank Parties” means the Bank in its respective capacities as Collateral Custodian, Document Custodian and Paying Agent under the Transaction Documents.

“Bank Fees and Expenses” means those fees and expenses including the reasonable and documented out-of-pocket accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Paying Agent, the Document Custodian and the Collateral Custodian payable pursuant to (i) that certain U.S. Bank National Association Fee Proposal dated as of November 12, 2015, from U.S. Bank National Association, as Paying Agent, Document Custodian and Collateral Custodian and acknowledged by the Borrower and (ii) the Transaction Documents (including Indemnified Amounts under

Sections 9.1 and 9.2 under this Agreement), provided that such fees shall not be increased without the consent of the Administrative Agent.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et seq.), as amended from time to time.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate, or (b) the Federal Funds Rate plus 0.50%.

“Benchmark” is defined in Section 2.11(f).

“Beneficial Owner” means, with respect to the Borrower, (a) each individual, if any, who, directly or indirectly, owns 25% or more of the equity interests in the Borrower and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the preamble hereto.

“Borrower Notice” means a written notice (including a duly completed Borrowing Base Certificate, and in the case of any Funding Request, a duly completed Borrowing Base Certificate as of such proposed Funding Date and giving pro forma effect to the Advance requested and the use of proceeds thereof) in the form of Exhibit A, to be used for each borrowing or termination or reduction of the Facility Amount or prepayments of Advances.

“Borrower’s Certificate” is defined in Section 7.11(b).

“Borrower’s Standard Documents” means the Borrower’s standard form loan and security agreement and other required agreements, as attached hereto as Schedule VII, as such Schedule may be updated from time to time with the consent of the Administrative Agent, or as otherwise reviewed and approved (such approval not to be unreasonably withheld) by Administrative Agent from time to time.

“Borrowing Base” means, at any time, (a)(i) the Net Loan Balance, multiplied by (ii) the Weighted Average Advance Rate plus (b) the amount of cash and cash equivalents constituting Principal Collections held in the Collection Account.

“Borrowing Base Certificate” means a certificate prepared and signed by a Responsible Officer of the Borrower in the form of Exhibit H hereto, including a calculation of the Borrowing Base as of the relevant Funding Date, Reporting Date or such other date as may be specified under Section 7.11(e).

“Borrowing Base Test” means as of any date, a determination that (a) the Maximum Availability shall be equal to or greater than (b) the Advances Outstanding.

“Business Day” means any day of the year, other than a Saturday or a Sunday, on which (a) banks are not required or authorized to be closed in New York, New York, and (b) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate or the Interest Reset Date, means the foregoing only if such day is also a day of year on which dealings in United States dollar deposits are carried on in the London interbank market.

“Carrying Costs” means, for any Settlement Period, the sum of the aggregate amount of Interest accrued during such Settlement Period with respect to all Advances Outstanding during such Settlement Period.

“Certificate of Beneficial Ownership” means, with respect to the Borrower, a certificate certifying, among other things, the Beneficial Owner of the Borrower, delivered on the Effective Date, as the same may be updated or amended from time to time in accordance with this Agreement.

“CIBC Account” means that certain deposit account number 0002637324 in the name of the Borrower maintained with an office or branch of CIBC Bank USA which is account which shall at all times after the initial Advance hereunder be subject to an Account Control Agreement in favor of the Administrative Agent.

“Change of Control” shall mean that (a) OCM Growth Holdings, LLC and any of its Affiliates (individually or in the aggregate) shall cease to own and control 50% of the Voting Stock of the Borrower or (b) David Spreng, the executive management of the Investment Adviser, OCM Growth Holdings, LLC, and any of their Affiliates (individually or in the aggregate) shall cease to own and control 50% of the Voting Stock of the Investment Adviser.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent” is defined in the preamble hereto.

“Collateral” means all right, title and interest, whether now owned or hereafter acquired or arising, and wherever located, of the Borrower (whether directly or in its capacity as a lender with respect to the Loans or otherwise) and each Guarantor (as applicable) in, to and under any and all of the following:

(i)the Loans;

(ii)any Related Property securing the Loans including all Proceeds from any sale or other disposition of such Related Property;

(iii)the Loan Documents relating to the Loans;

(iv)the Collection Account (including the Interest Collection Subaccount and Principal Collection Subaccount therein), all funds held in each such account, and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account or such funds;

(v)all Collections and all other payments made or to be made in the future with respect to the Loans, including such payments under any guarantee or similar credit enhancement with respect to such Loans;

(vi)at all times from and after the date of the initial Advance hereunder, the CIBC Account, all funds held in each such account, and all certificates and instruments, if any, from time to time representing or evidencing the CIBC Account or such funds;

(vii)the Borrower’s rights as a lender with respect to any deposit or banking accounts in which Collections are deposited from time to time;

(viii)all other accounts, general intangibles, instruments, investment property, documents, chattel paper, goods, moneys, letters of credit, letter of credit rights, certificates of deposit, deposit accounts, commercial tort claims, oil, gas and minerals, and all other property and interests in property of the Borrower and each Guarantor, whether tangible or intangible;

(ix)any Portfolio Investments;

(x)the Borrower’s ownership interest in and rights in all assets owned by any Subsidiary and the Borrower’s rights under any agreement with any Subsidiary; and

(xi)all income and Proceeds of the foregoing;

provided that “Collateral” shall exclude all Excluded Property.

“Collateral Custodian” means U.S. Bank National Association, a national banking association, in its capacity as custodian under the Custody Agreement, together with its successors and assigns.

“Collateral Default Ratio” means, with respect to any Settlement Period, the annualized percentage (rounded up to the next one-hundredth (1/100th) of one percent (1%)) equivalent of a fraction, calculated as of the end of such Settlement Period on the Reporting Date occurring in the calendar month following the end of such Settlement Period, (i) the numerator of which is equal to the aggregate Outstanding Loan Balance of all Loans that were or became Defaulted Loans during such Settlement Period and (ii) the denominator of which is equal to the Aggregate Outstanding Loan Balance as of the final day of immediately preceding Settlement Period.

“Collection Account” is defined in Section 7.4(e).

“Collection Date” means the date following the Termination Date on which all Advances Outstanding have been reduced to zero, the Lenders have received all accrued Interest, fees, and all other amounts owing to them under this Agreement and each of the Bank Parties, the Administrative Agent and the Managing Agents have received all amounts due to them in connection with the Transaction Documents.

“Collections” means (a) all cash collections and other cash proceeds of a Loan from or on behalf of any Obligor in payment of any amounts owed in respect of such Loan, including, without limitation, Interest Collections, Principal Collections, Insurance Proceeds, all related fees, penalties, guarantee payments and all cash Recoveries and (b) interest earnings in the Collection Account and any other transaction accounts.

“Commitment” means (a) as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to this Agreement in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on its signature page hereto; and (b) with respect to any Person who becomes a Lender pursuant to an Assignment and Acceptance or a Joinder Agreement, the commitment of such Person to fund Advances to the Borrower in an amount not to exceed the amount set forth in such Assignment and Acceptance or Joinder Agreement, as such amount may be modified in accordance with the terms hereof; provided, however, that on or after the Termination Date, the Commitment of each Lender shall be equal to the product of (i) a fraction equal to (x) such Lender’s Commitment immediately prior to the Termination Date divided by (y) the Commitments of all Lenders immediately prior to the Termination Date multiplied by (ii) the Advances Outstanding.

“Commitment Fee” is defined in the Lender Fee Letter.

“Commitment Termination Date” means May 31, 2022, or such later date to which the Commitment Termination Date may be extended (if extended) in the sole discretion of the Lenders in accordance with the terms of Section 2.1(b).

“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or understanding, or otherwise.  “Controlled” and “Controlling” have meanings correlative thereto.

“Control Position Loan” means any Loan with respect to which the Borrower holds either (i) 100% of the voting interests with regard to such Loan and the related loan documents or (ii) a blocking interest such that decisions with regard to such Loan under the related Loan Documents regarding material consents, amendments, waivers or approvals require the Borrower’s consent.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, privacy laws and other similar laws, each to the extent applicable, and all applicable rules and regulations in respect of any of the foregoing.

“Custody Agreement” means the Custody Agreement dated as of January 6, 2017 among the Borrower and the Bank, as custodian and document custodian, as the same may from time to time be amended, restated, supplemented, waived or modified.

“Default Rate” means a rate per annum equal to the sum of (i) the Interest Rate plus (ii) 2.0%.

“Defaulted Loan” means a Loan as to which any of the following occurs:

(a)a default as to all or any portion of one or more payments of principal, interest, and/or commitment fees has occurred with respect to such Loan and such default has not been cured by ninety (90) days past the applicable due date;

(b)a default other than a payment default described in clause (a) above and for which the Borrower (or the administrative agent or required lenders pursuant to the related Loan Documents, as applicable) has elected to exercise any of its rights and remedies under such related Loan Documents (including, without limitation, acceleration or foreclosing on collateral);

(c)the related Obligor of such Loan is subject of an Insolvency Event;

(d)any or all of the principal balance due under such Loan is waived or forgiven; or

(e)the Borrower has reasonably determined in accordance with the Investment Policy that such Loan is not collectible or should be placed on “non-accrual” status.

“Defaulting Lender” shall mean, at any time, subject to Section 2.16, (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make an Advance or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Event of Default or Unmatured Event of Default, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Event of Default or Unmatured Event of Default, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“DIP Loan” means an obligation:

(a)obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code,

(b)to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code),

(c)on which the related Obligor is required to pay interest and/or principal on a current basis, and

(d)approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (A) fully secured by a lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (B) fully secured by a lien of equal or senior priority on property of the debtor estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code or (C) is secured by a junior lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Discretionary Sale” is defined in Section 2.14.

“Discretionary Sale Notice” is defined in Section 2.14.

“Discretionary Sale Settlement Date” means the Business Day specified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed settlement date of a Discretionary Sale.

“Discretionary Sale Trade Date” means the Business Day specified by the Borrower to the Administrative Agent in a Discretionary Sale Notice as the proposed trade date of a Discretionary Sale.

“Distribution” is defined in Section 5.1(j).

“Document Custodian” means the Bank, in its capacity as Document Custodian under the Custody Agreement, together with its successors and assigns.

“Document Custody Agreement” means the Document Custody Agreement dated as of May 31, 2019 among the Borrower, the Administrative Agent and the Bank, as Document Custodian, as the same may from time to time be amended, restated, supplemented, waived or modified

“Documentation Agent” is defined in the preamble hereto.

“Dollar” means the United States dollar.

“EBITDA” means, the consolidated net investment income (excluding extraordinary gains and extraordinary losses) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net investment income: (i) consolidated interest charges for such period; (ii) the provision for Federal, state, local and foreign income taxes payable for such period; (iii) depreciation and amortization expense for such period; and (iv) such other adjustments that are usual and customary for transactions of this nature.

“Effective Date” means May 31, 2019.

“Eligible Assignee” means a Person that is either (i) a Lender or an Affiliate of a Lender or (ii) a Person that (x) has a short-term rating of at least A-1 from S&P and P-1 from Moody’s, or whose obligations under this Agreement are guaranteed by a Person whose short-term rating is at least A-1 from S&P and P-1 from Moody’s and (y) is approved by the Administrative Agent (such approval not to be unreasonably withheld); provided that, notwithstanding any of the foregoing, “Eligible Assignee” shall not include (A) the Borrower or any of Affiliates or subsidiaries thereof, (B) any business development company or a wholly owned subsidiary of a business development company, or (C) any Person designated by the Borrower to the Administrative Agent as a “direct competitor” of the Borrower that is specified on a list, which shall not include more than twenty (20) Persons, on file with the Administrative Agent on the Effective Date, which such list may be updated (but in no event will include more than twenty (20) Persons) from time to time when no Event of Default is in existence by the Borrower with the consent of the Administrative Agent.

“Eligible Loan” means, on any date of determination, each Loan which satisfies each of the following requirements unless waived by the Required Lenders in their sole discretion:

(i)the Loan was originated or purchased in the ordinary course of the business of the Borrower and was underwritten, conducted due diligence, approved, documented, managed and otherwise in conformance with the Investment Policy;

(ii)the Loan, together with the Loan Documents related thereto, does not contravene in any material respect any Applicable Laws (including, without limitation,

laws, rules and regulations relating to usury, Credit Protection Laws and privacy laws) and with respect to which no party to the Loan Documents related thereto is in material violation of any such Applicable Laws;

(iii)the proceeds thereof will not be used to finance activities with the marijuana industry, nor any other industry which is illegal under Federal law at the time of acquisition of such Loan;

(iv)the Loan, and any agreement pursuant to which Related Property is pledged to secure such Loan and each related Loan Document is the legal, valid and binding obligation of the related Obligor including any related guarantor and is enforceable in accordance with its terms, except as such enforcement may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(v)the Loan, together with the related Loan Documents, is fully assignable by the Borrower and may be collaterally assigned by the Borrower to the Administrative Agent without restriction (or subject only to restrictions which have been complied with); there is only one originally signed note evidencing the Loan and it has been delivered to the Document Custodian or the Loan is a “noteless” loan;

(vi)the Loan is documented pursuant to the Borrower’s Standard Documents or such other negotiated documents as are substantially in conformance with the substance and content of such Borrower’s Standard Documents and was documented and closed in accordance with the Investment Policy, including the relevant opinions and assignments;

(vii)the Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, or any assertion thereof by the related Obligor, nor will the operation of any of the terms of such Loan or any related Loan Document, or the exercise of any right thereunder, including, without limitation, remedies after default, render either the Loan or any related Loan Document unenforceable in whole or in part; nor is the Loan subject to any prepayment in an aggregate amount less than the outstanding principal balance of such Loan plus all accrued and unpaid interest;

(viii)all parties to the related Loan Documents and any related mortgage or other document pursuant to which Related Property was pledged in respect of the Loan had legal capacity to borrow the Loan and to execute such Loan Documents and any such mortgage or other document and each related Loan Document and mortgage or other document has been duly and properly executed by such parties;

(ix)all of the Required Loan Documents shall be delivered to the Document Custodian and the Administrative Agent no later than five (5) Business Days after the applicable origination or purchase and in conformity with the requirements of the Transaction Documents;

(x)the Borrower has good and indefeasible title to, and is the sole owner of the Loan subject to no Liens, other than Permitted Liens, and has (either directly or through the applicable collateral agent or administrative agent designated in the Loan Documents) a first priority (or in the case of a Second Lien Loan, second priority) perfected security interest in the Related Property of such Loan (subject to customary exclusions and Permitted Obligor Liens);

(xi)there is no obligation on the part of the Borrower or any other party (except for any guarantor of such Loan) to make payments with respect to the Loan in addition to those made by the Obligor;

(xii)the Obligor with respect to the Loan is an Eligible Obligor;

(xiii)the Borrower has instructed the Obligor or related administrative and paying agents under the Loan Documents to remit all Collections directly to the CIBC Account or the Collection Account;

(xiv)the Loan is a First Lien Loan or a Second Lien Loan;

(xv)the Loan is not on non-accrual status or a Defaulted Loan;

(xvi)the Loan contains financial covenants, including but not limited to, liquidity and other standard financial covenants which may include, but not limited to, material adverse change, investor abandonment, transfer of assets and/or equity distribution restrictions;

(xvii)if the Loan is made to an Obligor which holds any other loans originated by the Borrower or an Affiliate thereof, whether such other loan is funded hereunder or through another lender, such Loan contains standard cross-collateralization and cross-default provisions with respect to such other loan;

(xviii)the Loan has an original term to maturity of no more than sixty (60) months, provided that with respect to any Loan that is a Revolving Loan, the related maturity date is within the earlier of thirty-six (36) months or the maturity date of any other obligation for borrowed money of such Obligor provided by the Borrower or an Affiliate thereof;

(xix)the Loan requires (i) interest to be paid thereon in cash on no less frequently than a quarterly basis that is greater than 67% of the total interest earned on the Loan and (ii) if such Loan is a Term Loan the principal amortization schedule requires amortization payments to be made (after any applicable interest only period) no less frequently than quarterly such that at the stated maturity of such Term Loan, the remaining principal balance is zero;

(xx)such Loan has remaining scheduled principal payments beginning no later than twenty-four (24) months after the date such Loan was initially closed and funded unless such Loan is a Revolving Loan;

(xxi)the Loan is a Floating Rate Loan;

(xxii)the Loan is denominated and payable only in Dollars in the United States, and is not convertible by the Obligor into debt denominated in any other currency or into stock, warrants or interests of the Obligor which are treated as equity for United States federal income tax purposes;

(xxiii)the Loan is not (a) primarily secured by real property, (b) a Participation Interest, (c) a DIP Loan, (d) a Structured Finance Obligation, (e) a derivative instrument, (f) a joint venture that is in the principal business of making debt or equity investments primarily in other unaffiliated entities or (g) a consumer obligation.

(xxiv)the Loan has been assigned a Proprietary Risk Rating in accordance with the Investment Policy of (i) at the time of origination or acquisition by the Borrower of “1” or “2” and (ii) thereafter, of “1”, “2” or “3”;

(xxv)the related Loan Documents require the Obligor thereunder to maintain the Related Property in good repair, to maintain adequate insurance with respect thereto and to pay all related maintenance, repair and insurance costs and taxes;

(xxvi)the Loan, together with the Loan Documents related thereto, is a “general intangible”, an “instrument”, an “account”, “investment property” or “chattel paper” within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

(xxvii)the Loan does not by its terms permit the payment obligation of the Obligor thereunder to be converted into stock, warrants or interests of the Obligor which are treated as equity for United States federal income tax purposes;

(xxviii)the Loan does not provide for payments that are subject to withholding tax, unless the Obligor is required to make “gross-up” payments in an amount covering the full amount of such withholding tax on an after-tax basis;

(xxix)the Administrative Agent, for the benefit of the Secured Parties, holds a first priority perfected security interest in the Loan;

(xxx)the information with respect to the Loan set forth in the Loan List and in the electronic loan file and Loan Checklist provided to the Administrative Agent at the time of the initial Advance with respect to such Loan, and in each Loan List, electronic loan file and Loan Checklist provided thereafter which includes such Loan, is true, complete and correct in all material respects;

(xxxi)no statement, report or other document signed by the Borrower constituting a part of the Loan File with respect to the Loan contains any untrue statement of a material fact by the Borrower or, to the Borrower’s knowledge, by any other party thereto, or omits to state a material fact with respect to the Borrower or, to the Borrower’s knowledge, with respect to any other party thereto, as of the date such facts were stated;

(xxxii)[reserved];

(xxxv)the financing of the Loan by the Lenders does not contravene Regulation U of the Federal Reserve Board, nor require the Lenders to undertake reporting under such regulation which it would not otherwise have cause to make;

(xxxvi)[reserved];

(xxxvii)the Loan does not contain a confidentiality provision that restricts the ability of the Administrative Agent, on behalf of the Secured Parties, to exercise its rights under the Transaction Documents, including, without limitation, its rights to review the Loan, the related Loan File or the Borrower’s credit approval file in respect of such Loan; provided, however, that a provision which requires the Administrative Agent or other prospective recipient of confidential information to maintain the confidentiality of such information shall not be deemed to restrict the exercise of such rights;

(xxviii)the Loan will not cause the Borrower to be required to be registered as an investment company under the 1940 Act;

(xxxix)[reserved];

(xl)all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Loan have been duly obtained, effected or given and are in full force and effect;

(xli)does not constitute Margin Stock and no part of the proceeds of such loan or debt security or any other extension of credit made thereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; and

(xlii)if the Loan is part of a syndicated or other co-lending arrangement with one or more third party lenders, such syndicated or co-lending arrangement is subject to intercreditor or other agreements consistent with the Investment Policy procedures related to any such co-lending arrangements.

“Eligible Obligor” means, on any day, any Obligor that satisfies each of the following requirements (unless specifically determined to be an Eligible Obligor by Required Lenders following a review thereof on a case-by-case basis):

(i)the location of such Obligor’s principal office and any Related Property material to the underwriting of the applicable Loan is in the United States or any territory of the United States, Canada, or the United Kingdom;

(ii)such Obligor is not (i) the United States or any department, agency or instrumentality of the United States, (ii) any state of the United States or (iii) any other Governmental Authority;

(iii)based on the Borrower’s most recent quarterly credit analysis pursuant to the Investment Policy and taking into account the anticipated positive or negative cash flow of such Obligor, such Obligor has sufficient unrestricted cash on hand or committed availability under revolving lines of credit to allow such Obligor to service at least three (3) months of operations;

(iv)the business that such Obligor is engaged in is classified as a Target Industry in accordance with the Investment Policy;

(v)such Obligor is in material compliance with all material terms and conditions of its Loan Documents, is generally able to meet its financial obligations and is actively in its business operations and is not subject of any Insolvency Event or Insolvency Proceedings;

(vi)such Obligor is not an Affiliate of any of Oaktree Capital Management, L.P., the Borrower, the Investment Adviser or any Affiliate thereof;

(vii)as of the initial Funding Date of any Advance with respect to the Loan of such Obligor, (x) the LTV of such Obligor is less than or equal to 20% or (y) the related Loan has a Proprietary Risk Rating of “1” in accordance with the Investment Policy and the LTV of such Obligor is less than or equal to 30%;

(viii)the LTV of such Obligor (as of its most recent reporting period) is less than 50%;

(ix)such Obligor has generated at least $5,000,000 in revenue during the most recent trailing twelve-month period; and

(x)such Obligor has paid-in capital of at least $10,000,000.

“Energy Company” means and includes Obligors that operate a business within the Target Industry set forth in clause (c) of the definition thereof as determined in accordance with the Investment Policy.

“Enterprise Loan” means any First Lien Loan that is a Term Loan, of which, all or a portion of such Term Loan has converted into an accounts receivable or monthly recurring revenue (“MRR”) formula-driven borrowing base Loan.  The terms of such Enterprise Loan specify (i) the maximum aggregate amount that can be borrowed by the related Obligor, (ii) that the maximum advance rate against accounts receivables or multiple of MRR shall not exceed 85% and 6.0x, respectively, (iii) that is not subordinate in right of payment to any other obligation for borrowed money of the Obligor, (iv) that the maturity date is within the earlier of thirty-six (36) months or the maturity date of any other obligation for borrowed money of the Obligor provided by the

Borrower or any of its Affiliates, (v) that any over-advance relative to the current accounts receivable or MRR is converted back into a Term Loan and (vi) that is classified as a “ROSE Loan” on the books of the Borrower in accordance with the Investment Policy.  For avoidance of doubt, any Enterprise Loan shall be covered by the terms and conditions of the related Term Loan.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurodollar Disruption Event” means, with respect to any Advance as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate, any of the following:  (a) a determination by a Lender that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund or maintain any Advance; (b) the inability of any Lender to obtain timely information for purposes of determining the Adjusted Eurodollar Rate; (c) a determination by a Lender that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance; or (d) the inability of a Lender to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage” means, on any day, the then applicable percentage (expressed as a decimal) prescribed by the Federal Reserve Board (or any successor) for determining maximum reserve requirements applicable to “Eurocurrency Liabilities” pursuant to Regulation D or any other then applicable regulation of the Federal Reserve Board (or any successor) that prescribes reserve requirements applicable to “Eurocurrency Liabilities” as presently defined in Regulation D.  The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” is defined in Section 8.1.

“Excess Concentration Amount” means, on any date of determination during the Revolving Period, the sum of, without duplication,

(a)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral that are Second Lien Loans exceeds (ii) 10.0% of the Aggregate Outstanding Loan Balance;
(b)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral that are Revolving Loans exceeds (ii) 15.0% of the Aggregate Outstanding Loan Balance;
(c)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral the related Obligors of which are in businesses that are classified in any single Target Industry in accordance with the Investment Policy exceeds (ii) 40.0% of the Aggregate Outstanding Loan Balance;
(d)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral the related Obligors of which are classified as Technology Companies in accordance with the Investment Policy exceeds (ii) 75.0% of the Aggregate Outstanding Loan Balance;
(e)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral the related Obligors of which are classified as Health Care & Life Sciences Companies in accordance with the Investment Policy exceeds (ii) 50.0% of the Aggregate Outstanding Loan Balance;
(f)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral the related Obligors of which are classified as Energy Companies in accordance with the Investment Policy exceeds (ii) 10.0% of the Aggregate Outstanding Loan Balance;
(g)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral that are owed by the Obligor that is the Obligor with respect to the largest percentage of the Aggregate Outstanding Loan Balance exceeds (ii) the lesser of (A) $35,000,000 and (B) 15.0% of the Aggregate Outstanding Loan Balance;

(h)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral that are owed by any single Obligor (other than the Obligor described in clause (g) above) exceeds (ii) the lesser of (A) $28,000,000 and (B) 12.0% of the Aggregate Outstanding Loan Balance;
(i)	the amount by which (i) the aggregate combined Outstanding Loan Balances of all Eligible Loans included as part of the Collateral that are owed by the Obligors that are the Obligors with respect to the five largest percentages of the Aggregate Outstanding Loan Balance exceeds (ii) 50.0% of the Aggregate Outstanding Loan Balance;
(j)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral the related Obligors of which have corporate headquarters in the state of California exceeds (ii) 65.0% of the Aggregate Outstanding Loan Balance;
(k)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral the related Obligors of which have corporate headquarters in any single state other than California exceeds (ii) 25.0% of the Aggregate Outstanding Loan Balance;
(l)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral the related Obligors of which are not domiciled in the United States or any territory of the United States exceeds (ii) 10.0% of the Aggregate Outstanding Loan Balance;
(m)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral that are PIK Loans that require cash interest payments during any year at a rate of less than 8% per annum exceeds (ii) 10.0% of the Aggregate Outstanding Loan Balance;
(n)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral that require interest and principal to be paid less frequently than monthly exceeds (ii) 10.0% of the Aggregate Outstanding Loan Balance;
(o)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral the related Obligor of which does not have a Financial Sponsor exceeds (ii) 20.0% of the Aggregate Outstanding Loan Balance;
(p)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral that are not Control Position Loans exceeds (ii) 15.0% of the Aggregate Outstanding Loan Balance;

(q)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral the related Obligor of which is assigned a Proprietary Risk Rating of “3” exceeds (ii) 25% of the Aggregate Outstanding Loan Balance;
(r)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral for which the required documentation has not been delivered to the Document Custodian and the Administrative Agent in conformity with the requirements of the Transaction Documents exceeds (ii) 10% of the Aggregate Outstanding Loan Balance;
(s)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral that have been the subject of a Material Modification exceeds (ii) 10% of the Aggregate Outstanding Loan Balance;
(t)	to the extent the Weighted Average Remaining Maturity exceeds 42 months, the portion of the Aggregate Outstanding Loan Balance attributable to all such Eligible Loans to the extent of such excess;
(u)	to the extent the Weighted Average Remaining Interest Only Period exceeds 18 months, the portion of the Aggregate Outstanding Loan Balance attributable to all such Eligible Loans to the extent of such excess;
(v)	to the extent the Weighted Average Spread is less than 7.50%, the portion of the Aggregate Outstanding Loan Balance attributable to all such Eligible Loans to the extent of such shortfall;
(w)	to the extent the Weighted Average Proprietary Risk Rating exceeds 2.50, the portion of the Aggregate Outstanding Loan Balance attributable to all such Eligible Loans to the extent of such excess;
(x)	to the extent the Weighted Average LTV exceeds 30.0%, the portion of the Aggregate Outstanding Loan Balance attributable to all such Eligible Loans to the extent of such excess; and
(y)	the amount by which (i) the aggregate Outstanding Loan Balances of all Eligible Loans included as part of the Collateral that are Enterprise Loans exceeds (ii) 20.0% of the Aggregate Outstanding Loan Balance;

provided that the determination of the Loans, or portions thereof, that constitute Excess Concentration Amounts will be determined in the way that produces the highest Borrowing Base at the time of determination, it being understood that a Loan (or portion thereof) that falls into more than one such category of Loans will be deemed, solely for purposes of such determinations, to fall only into the category that produces the highest such Borrowing Base at such time (without duplication).

“Excluded Property” means (i) so long as the Existing Indebtedness under the CIBC Demand Loan Agreement, the CIBC Pledge Agreement, or the CIBC Loan Agreement shall remain outstanding, any assets of the Borrower pledged as collateral under the CIBC Pledge Agreement as of the Effective Date, (ii) any equity interests in, and any assets held by, a small business investment company licensed and regulated by the United States Small Business Administration, (iii) any United States Treasury securities pledged under any reverse repurchase agreement to which the Borrower is a party on or after the Effective Date, (iv) any contracts, property rights, equity interests, obligations, instruments, or agreements to which the Borrower is a party (or to any of its rights or interests thereunder) if the grant of a security interest in such contracts, property rights, equity interests, obligations, instruments, or agreements would constitute or result in either (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Borrower therein or (B) a breach or termination pursuant to the terms of, or a default under, any such contract, property rights, equity interests, obligation, instrument or agreement (other than to the extent that any such terms would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction) (any such contracts, property rights, equity interests, obligations, instruments, or agreements (or to rights or interests thereunder) under clause (iv)(A) or (B), a “Restrictive Agreement”) and (v) Permitted Subscription Line Collateral.

“Existing Indebtedness” means the obligations of the Borrower pursuant to (i) that certain Demand Loan Agreement dated as of June 22, 2018, by and among the Borrower, any other entity which becomes a party thereto pursuant to the terms thereof, and the CIBC Bank USA (as amended, restated, modified or supplemented from time to time, the “CIBC Demand Loan Agreement”), (ii) that certain Revolving Loan Agreement dated as of June 22, 2018, by and among the Pledgor, any other entity which becomes a party thereto pursuant to the terms thereof, and CIBC Bank USA (as amended, restated, modified or supplemented from time to time, the “CIBC Revolving Loan Agreement”, and together with the Demand Loan Agreement, individually and collectively, the “CIBC Loan Agreement”), (iii) that certain Pledge Agreement dated as of June 22, 2018, by the Borrower in favor of the CIBC Bank USA, as amended, restated or supplemented from time to time (the “CIBC Pledge Agreement”), and (iv) any reverse repurchase agreement relating to United States Treasury securities of which the Borrower is a party thereto on or after the Effective Date.

“Facility Amount” means, at any time and as reduced or increased from time to time, pursuant to the terms of this Agreement the aggregate dollar amount of Commitments of all the Lenders.  As of the Effective Date, the Facility Amount is $100,000,000.

“Fair Value” means, with respect to any Loan, on any date of determination, the fair market value of such Loan as required by, and determined in accordance with, the 1940 Act, as amended, and any orders by the SEC issued to the Borrower, as such fair market value is updated in accordance with Section 7.18.

“FASB” is defined in Section 2.12(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period equal to (a) the weighted average of the federal funds rates as quoted by KeyBank and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by KeyBank (or, if such day is not a business day, for the next preceding business day); or (b) if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of KeyBank, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means the Lender Fee Letter, the Administrative Agent Fee Letter and any other letter agreement in respect of fees among the Borrower and the Administrative Agent or any Managing Agent, in each case, as the same may be amended or modified and in effect from time to time.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Sponsor” means any venture capital firm, private equity group or other institutional investor.

“First Lien Loan” means any Loan (a) (i) that is secured by a valid and perfected first priority security interest or Lien on substantially all of the Obligor’s assets constituting Related Property (including to the extent that the related Obligor’s Related Property includes intellectual property, a negative pledge with respect to the Obligor’s intellectual property prohibiting the Obligor from pledging or otherwise encumbering its intellectual property securing the obligations of the Obligor) for the Loan as determined in accordance with the Borrower’s Investment Policies and (ii) that provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, and is not (and cannot by its terms become) subordinate in right of payment to, all other Indebtedness of such Obligor, including in any proceeding related to an Insolvency Event (other than a formula-based revolving credit facility secured by a valid-first priority security interest in accounts receivable or inventory), or (b) (i) is issued pursuant to a receivables-based or formula-based revolving credit facility secured by a valid-first priority security interest in accounts receivable or inventory and (ii) that provides that the payment obligation of the Obligor on such Loan is senior to and is not (and cannot by its terms become) subordinate in right of payment to, all other Indebtedness of such Obligor, including in any proceeding related to an Insolvency Event.

“Floating Rate Loan” means a Loan that bears interest at a floating rate that is reset on a monthly or quarterly basis.

“Funding Date” means any day on which an Advance is made in accordance with and subject to the terms and conditions of this Agreement.

“Funding Request” means a Borrower Notice (including a duly completed Borrowing Base Certificate as of such proposed Funding Date and giving pro forma effect to the Advance requested and the use of proceeds thereof) requesting an Advance, in the form of Exhibit A hereto and including each item required by Section 2.2.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Group Advance Limit” means, for each Lender Group, the sum of the Commitments of the Lenders in such Lender Group.

“Guarantors” is defined in Section 5.1(rr).

“Guaranty” is defined in Section 5.1(rr).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Health Care & Life Sciences Company” means and includes Obligors that operate a business within any Target Industry set forth in clause (a) of the definition thereof as determined in accordance with the Investment Policy.

“Increased Costs” means any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.12.

“Indebtedness” means, with respect to any Person as of any date, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments related to transactions that are classified as financings under GAAP, (iii) obligations of such Person to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations secured by a Lien upon property or assets owned (under GAAP) by such Person, even though such Person has not assumed or become liable for the payment of such obligations and (vi) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor, against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

“Indemnified Amounts” is defined in Section 9.1.

“Indemnified Party” is defined in Section 9.1.

“Indemnified Taxes” is defined in Section 2.13.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC.

“Industry” means the industry of an Obligor as determined by reference to the industry classifications set forth in the definition of Target Industry.  The classification under which an Eligible Loan is categorized shall be determined on the date of origination in the reasonable discretion of the Borrower.

“Ineligible Loan” means, at any time, a Loan or any portion thereof that fails to satisfy any criteria of the definition of “Eligible Loan”.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the inability by such Person, admitted in writing or otherwise, generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan included in the Collateral, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Loan.

“Insurance Proceeds” means any amounts payable or any payments made to the Borrower under any Insurance Policy.

“Interest” means, for each day during each Interest Period and each Advance outstanding during each day of such Interest Period, the product of:

IR x P 360

where

IR=the Interest Rate applicable to such Advance for such day, resetting as and when specified herein;

P=the principal amount of such Advance on such day;

provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collection Subaccount” is defined in Section 7.4(e).

“Interest Collections” means any and all Collections representing (a) payments of interest, end-of-term payments, late payment charges and any other fees and charges related to any Loan; and (b) recoveries of charged off interest on any Loan.

“Interest Coverage Ratio” means, on any date of determination calculated with respect to any Settlement Period, the ratio of (a) the Borrower’s EBITDA for the related Settlement Period to (b) the sum for such Settlement Period of Carrying Costs.

“Interest Period” means each Settlement Period.

“Interest Rate” means for any Interest Period and any Advance:

(a)a rate per annum equal to the Benchmark plus the Applicable Margin; provided, however, so long as the Adjusted Eurodollar Rate is the Benchmark, the Interest Rate shall be the Base Rate plus the Applicable Margin if a Eurodollar Disruption Event occurs; or

(b)notwithstanding anything in clause (a) to the contrary, following the occurrence and during the continuation of an Event of Default, the Interest Rate for all Advances shall be a rate equal to the Default Rate.

“Interest Reset Date” means the Business Day which is two (2) Business Days prior to the first day of each Interest Period.

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Bankruptcy Rule 4001(c) granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Investment” means, for any Person: (a) equity interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any equity interests, bonds, notes, debentures or other securities of any other Person; or (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person).

“Investment Adviser” means RGC, as investment adviser under the Investment Advisory Agreement.

“Investment Advisory Agreement” means that certain Amended and Restated Investment Advisory Agreement dated as of September 12, 2017 by and between the Investment Adviser and the Borrower as the same may from time to time be amended, restated, supplemented, waived or otherwise modified.

“Investment Policy” means the written policies, procedures and guidelines of the Borrower utilized in the origination (and portfolio management) of Loans, specifically including, but not limited to, underwriting, valuation and documentation guidelines, portfolio management and financial policies, procedures and guidelines over collateral and financial analysis, business and asset valuation (including appraisal), audit and appraisal policies, collection activities, renewal, extension, modification, recognition, non-accrual and charge-off policies, and the use of the Approved Forms with respect to the origination, funding and servicing of the Loans, such policies, procedures and guidelines as delivered to, and approved by, the Administrative Agent and the Required Lenders prior to the Effective Date and attached hereto as Schedule VI, as the same may be amended or modified from time to time in accordance with Sections 5.1(q) and 7.9(g).

“Joinder Agreement” means a joinder agreement substantially in the form set forth in Exhibit C hereto pursuant to which a new Lender Group becomes party to this Agreement.

“Key Person” is defined in Section 5.2(a).

“Key Person Event” is defined in Section 5.2(a).

“Key Person Trigger” is defined in Section 5.2(a).

“Key Person Trigger Cure” is defined in Section 5.2(a).

“KeyBank” means KeyBank National Association, and its successors or assigns.

“Lender Fee Letter” means that certain Lender Fee Letter dated as of May 31, 2019, among the Borrower, the Administrative Agent and the Lenders, as the same may be amended, restated or modified from time to time.

“Lender Group” means any group consisting of a Lender or Lenders and a related Managing Agent.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” is defined in the preamble hereto.

“LIBO Rate” means, for any Settlement Period and any Advance, an interest rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the greater of (a) 0.50% and (b)

(i)the posted rate for three-month deposits in Dollars appearing on page BBAM on the Bloomberg Terminal (successor to Telerate page 3750) (“Page BBAM”) (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits for a three-month period in United States dollars) at approximately 11:00 a.m. (London time) on the applicable Interest Reset Date; or

(ii)if such rate is not published at such time and day for any reason, then the LIBO Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest

1/100th of one percent) based on the rates at which Dollar deposits for a three month period are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) on the Rate Setting Day (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the LIBO Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by KeyBank National Association at approximately 11:00 a.m. (London time) on the Interest Reset Date to prime banks in the London interbank market for a three month period.

“License Agreement” means the Trademark License Agreement dated as of November 8, 2017, between Borrower and Investment Adviser, as amended, supplemented or otherwise modified from time to time.

“Lien” means, with respect to any asset or property, (a) any mortgage, lien, pledge, hypothecation, charge, security interest (statutory or other) or encumbrance of any kind or nature whatsoever in respect of such asset or property, or (b) the interest of a vendor or lessor under any conditional sale agreement, financing loan or other title retention agreement relating to such asset or property (including any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by a Person of any financing statement under the UCC or comparable law of any jurisdiction).

“Liquidation Expenses” means, with respect to any Defaulted Loan, the aggregate amount of out-of-pocket expenses reasonably incurred by the Borrower in connection with the repossession, refurbishing and disposition of any related assets securing such Loan including the attempted collection of any amount owing pursuant to such Loan.

“Loan” means each loan or portion of a loan that is acquired or originated or purported to be originated by or acquired by the Borrower.  Any Loan that is released from the Lien of this Agreement pursuant to Section 6.3 shall not be treated as a Loan for purposes of this Agreement (provided, that the purchase of any Defaulted Loan shall not alter such Loan’s status as a Defaulted Loan for purposes of calculating ratios for periods occurring prior to the purchase of such Loan).

“Loan Checklist” means an electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Document Custodian and the Administrative Agent, for each Loan, of all Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy.

“Loan Documents” means, with respect to any Loan, the related promissory note and any related loan agreement, lease agreement, security agreement, intercreditor agreement, mortgage, assignment of mortgage, intellectual property security agreements, deposit account control agreement, assignment of loan or allonge, participation agreement, all guarantees related thereto, and all UCC financing statements and continuation statements (including amendments or modifications thereof) executed (as applicable) by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Loan, including, without limitation, general or limited guaranties.

“Loan File” means, with respect to any Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals or copies of any other relevant records relating to such Loans and the Related Property pertaining thereto.

“Loan List” means the Loan List most recently provided by the Borrower to the Administrative Agent and the Document Custodian in connection with a Funding Request or a Monthly Report, which Loan List shall replace the prior Loan List, if any, and be incorporated as Schedule II hereto.

“Loan Party” means the Borrower and each of the Guarantors.

“LTV” means, as of any date of measurement with respect to any Loan, the number, expressed as a percentage, of (a) the aggregate principal balance of all the Loans included as part of the Collateral with the same Obligor, plus all other outstanding balances of secured and unsecured loans of such Obligor that are pari passu to the Loans plus the aggregate Unfunded Amount, divided by (b) the “Obligor enterprise value,” as determined in accordance with the Investment Policy which percentage shall be updated no less frequently than quarterly; provided that with respect to any Eligible Loan the Obligor of which is publicly traded, the “Obligor enterprise value” as of any measurement date shall be the average Obligor enterprise value for the three months then ended.

“Managing Agent” means, as to any Lender, the financial institution identified as such with respect to such Lender on the signature pages hereof or in the applicable Assignment and Acceptance or Joinder Agreement.

“Mandatory Prepayment” is defined in Section 2.4(a).

“Margin Stock” is defined in Section 4.1(y).

“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Adverse Effect” means an event or circumstance which would have or would be reasonably expected to have a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans, (c) the rights and remedies of the Administrative Agent or any Secured Party under this Agreement or any Transaction Document or (d) the ability of the Borrower to perform its payment or other material obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority, or enforceability of the Administrative Agent’s or Secured Parties’ interest in the Collateral.

“Material Modification” means, with respect to any Loan, any amendment, waiver, consent or modification of a related Loan Document with respect thereto executed or effected after the date on which such Loan is acquired by the Borrower, that:

(a)waives, extends or postpones any payment date of one or more interest payments, reduces the interest rate applicable to such Loan,  or reduces or waives one or more interest payments or permits any interest due with respect to such Loan in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already expressly permitted by the terms of its underlying instruments or pursuant to the application of a pricing grid, in each case as of the date such Loan was acquired by the Borrower);

(b)contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor or releases any material guarantor or co-Obligor from its obligations with respect thereto and such release materially and adversely affects the value of such Loan (as determined by the Administrative Agent in a commercially reasonable manner);

(c)substitutes or releases the underlying assets securing such Loan (other than as expressly permitted by the Related Documents as of the date such Loan was acquired by the Borrower) or subordinates the Lien in the underlying assets securing such Loan, and such subordination, substitution or release materially and adversely affects the value of such Loan (as determined by the Administrative Agent in a commercially reasonable manner);

(d)waives, extends or postpones any date fixed for any scheduled payment or mandatory prepayment of principal on such Loan;

(e)reduces or forgives any principal amount of such Loan;

(f)extends the maturity date of such Loan; or

(g)impairs, alters or modifies in any material respect the related note, security agreement or any other agreement pursuant to which collateral is pledged to secure such Loan; or

(h)extends any interest-only period; provided, however, that the Borrower may consent to one extension of an interest-only period for a period of not more than 180 days so long as (x) such extension was not a result of Obligor financial under-performance or Obligor credit related reasons and the Obligor is otherwise in compliance with the terms of such Loan and the Related Documents, and (y) such accommodation was done in accordance with the Investment Policy.

provided that any Loan subject to a Material Modification which subsequently becomes a Restructured Loan shall no longer be considered to have been subject to a Material Modification hereunder unless such Loan is subject to a subsequent Material Modification.

“Maturity Date” means the earlier of (a) the date that is two (2) years after the Termination Date and (b) the date declared by the Administrative Agent or occurring automatically in respect of the occurrence of an Event of Default pursuant to Section 8.1.  The Advances Outstanding and all other Obligations will be due and payable in full on the Maturity Date.

“Maximum Availability” means the lesser of (i) the Facility Amount and (ii) the Borrowing Base.

“Maximum Lawful Rate” is defined in Section 2.6(d).

“Minimum Earnings Fee” is defined in the Lender Fee Letter.

“Monthly Report” is defined in Section 7.11(a).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage” means the mortgage, deed of trust or other instrument creating a Lien on an interest in real property securing a Loan, including the assignment of leases and rents related thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Loan Balance” means, as of the date it is to be determined, the difference of (a) the Aggregate Outstanding Loan Balance as of such date less (b) the Excess Concentration Amount as of such date.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Renewing Lender” is defined in Section 2.1(b).

“Obligations” means all loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Lenders, the Bank Parties, the Administrative Agent, the Managing Agents or any of their permitted assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, any other Transaction Document or any Fee Letter delivered in connection with the transactions contemplated by this Agreement, whether or not evidenced by any separate note, agreement or other instrument.  This term includes, without limitation, all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), Commitment Fees, Unused Fees, Minimum Earnings Fees and other fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Transaction Documents.

“Obligor” means, with respect to any Loan, the Person or Persons obligated to make payments pursuant to such Loan, including any guarantor thereof.  For purposes of calculating the Advance Rate, Excess Concentration Amount and LTV, all Loans included in the Collateral or to become part of the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such other Obligor.

“OFAC” means the U.S. Office of Foreign Asset Controls.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Borrower and delivered to the Administrative Agent.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Borrower and who shall be reasonably acceptable to the Administrative Agent.

“Outstanding Loan Balance” means with respect to any Loan, the lower of (a) the Fair Value of such Loan not to exceed the Borrower’s cost basis with respect to such Loan (including any original issue discount, if any) and (b) the then outstanding principal balance thereof.  For the avoidance of doubt, the “Outstanding Loan Balance” shall exclude any accrued PIK Interest and end of term optional payments.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” is defined in Section 11.1(f).

“Participation Interest” means a risk participation interest in a Loan or other obligation.

“Paying Agent” means U.S. Bank National Association, a national banking association, in its capacity as paying agent.

“Paying Agent Termination Notice” has the meaning specified in Section 14.2.

“Payment Date” means (x) the fifteenth (15th) day following the end of each calendar quarter commencing with the Payment Date occurring in July 15, 2019 and (y) the Maturity Date.

“Permitted Investments” means any one or more of the following types of investments:

(a)marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(b)marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c)bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated A-1 by S&P and P-1 by Moody’s;

(d)repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e)commercial paper rated at least A-1 by S&P and P-1 by Moody’s; and

(f)demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s.

“Permitted Liens” means (i) Liens created pursuant to the Transaction Documents in favor of the Administrative Agent, as agent for the Secured Parties, (ii) warehousemen’s and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (iii) Liens for Taxes that if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person and (iv) with respect to Loans for which a Person other than Borrower serves as the administrative or other agent for the lenders thereunder, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of  holders of indebtedness of such Obligor.

“Permitted Obligor Liens” means the Liens described in the applicable Loan Documents as “permitted liens” or otherwise permitted thereunder and any other liens approved by the Administrative Agent.

“Permitted Subscription Line” means a subscription line of credit in an amount of up to $50,000,000.

“Permitted Subscription Line Indebtedness” means the obligations of the Borrower under a Permitted Subscription Line.

“Permitted Subscription Line Collateral” means (a) all right, title and interest of the Borrower (i) in and to the capital commitments and unfunded capital commitments of the Borrower’s investors, (ii) under the operative documents, the subscription agreements and the side letters in respect of the capital commitments and unfunded capital commitments of the Borrower’s investors, and all of the rights, powers and privileges it may have thereunder; (b) all of the

Borrower’s rights, remedies, powers and authorities under such operative documents and subscription agreements to issue and deliver capital call notices, and all collection and enforcement rights with respect to the capital call notices; (c) all of the Borrower’s claims and causes of action arising under or otherwise relating to such operative documents or subscription agreements in respect of the capital commitments and unfunded capital commitments; (d) the bank account into which the Borrower’s investors are required to deposit their capital contributions or other amounts paid in respect of any capital call notice (including the money, funds and other property deposited therein) (such account, the “Permitted Subscription Line Account”); (e) all books and records pertaining to any of the foregoing; and (f) all proceeds of the foregoing.

“Person” means an individual, partnership, corporation (including a statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Interest” means, with respect to any Loan, accrued interest on such Loan that has been deferred or capitalized by the Obligor of such Loan.

“PIK Loan” means a Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Portfolio Investment” means any Investment held by the Borrower and its Subsidiaries in their asset portfolio that is included (or will, at the end of the then current fiscal quarter, be included) on the schedule of investments on the financial statements of the Borrower delivered pursuant to Section 7.11(k) (and, for the avoidance of doubt, shall not include any Subsidiary of the Borrower).

“Potential Defaulting Lender” shall mean, at any time, subject to Section 2.16, any Lender as to which the Administrative Agent has notified the Borrower that (i) an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) such Lender has (or its Parent Company or a financial institution affiliate thereof has) notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement, credit agreement or other financing agreement, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable default, will be specifically identified in such writing or public statement), or (iii) such Lender has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency.  Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Potential Defaulting Lender (subject to Section 2.16) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Prime Rate” means the rate publicly announced by KeyBank at its principal office in Ohio from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes and is evidenced by the recording thereof after its announcement in such internal publications as KeyBank may designate.  The Prime Rate is not intended to be the lowest rate of interest charged by KeyBank in connection with extensions of credit to debtors.

“Principal Collection Subaccount” is defined in Section 7.4(e).

“Principal Collections” means any and all Collections other than Interest Collections.

“Proceeds” means, with respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, including all rights to payment with respect to any insurance relating to such Collateral.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Proposal Period” is defined in Section 5.2(b).

“Proposed Replacement” is defined in Section 5.2(b).

“Proprietary Risk Rating” means, for any Loan, the rating assigned thereto by the Borrower under the five-level numeric rating system used by the Borrower to rate the credit profile on Loans, as described in the Investment Policy, applied consistently and in good faith.

“Pro-Rata Share” means, with respect to any Lender on any day, the percentage equivalent of a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Group Advance Limit of the related Lender Group.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasing Lender” is defined in Section 11.1(b).

“Qualified Institution” means a depository institution or trust company (i) which is organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Records” means, with respect to any Loans, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any item of Collateral and the related Obligors, other than the Loan Documents.

“Recoveries” means, with respect to any Loan that is a Defaulted Loan, Proceeds of the sale or other liquidation of any Related Property, Proceeds of any related Insurance Policy, and any other recoveries with respect to such Loan and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Loan.

“Register” is defined in Section 11.1(d).

“Regulatory Change” is defined in Section 2.12(a).

“Related Property” means, with respect to a Loan, the Borrower’s interest (in its capacity as a lender with respect to such Loan) in any property or other assets of the Obligor thereunder pledged as collateral to secure the repayment of such Loan, including, without limitation, accounts receivable, inventory, equipment, real estate, customer lists, networks and databases, patents and other intellectual property and all other collateral therefor described in the revolving loan and security agreement or term loan agreement, as applicable, and any second lien collateral (subject to the applicable priority of interests described in such documents and in the applicable intercreditor agreement, if any) therefor.

“Replacement Lender” is defined in Section 2.17.

“Reporting Date” means the date that is two Business Days prior to each Payment Date and the twelfth (12th) Business Day of each calendar month that does not include a Payment Date commencing June 2019.

“Required Lenders” means at a particular time, Lenders with Commitments (including, for this purpose, Non-Renewing Lenders, who shall be deemed to have Commitments equal to their Lender Group’s Advances Outstanding at such time) in excess of 50% of the Facility Amount; provided that at any time at which there are two or more Lenders that are not Affiliates, the Required Lenders must consist of at least two Lenders that are not Affiliates of each other and collectively hold Commitments in excess of 50% of the Facility Amount.

“Required Loan Documents” means for each Loan, originals (except as otherwise indicated) of the following documents or instruments, all as specified on the related Loan Checklist:

(a)if evidenced by a note, the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower (that may be in the form of an allonge or note power attached thereto) either in blank or to the Administrative Agent as required under the related Loan Documents (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Administrative Agent), with any endorsement to the Administrative Agent to be in the following form: “KeyBank National Association, as Administrative Agent for the Secured Parties” and (i) an undated transfer or assignment document or instrument relating to such Loan, signed by the Borrower, as assignor, and the administrative agent but not dated and not specifying an assignee, and delivered to the Document Custodian, or (ii) a copy of each transfer document or instrument relating to such Loan evidencing the assignment of such Loan to the Borrower and an undated transfer or assignment document or instrument relating to such Loan, signed by the Borrower, as assignor, and the administrative agent (only in the event such administrative agent is an Affiliate of the Borrower) but not dated and not specifying an assignee, and delivered to the Document Custodian;

(b)originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement or other documents evidencing a Lien or grant of collateral security (if separate from any Mortgage) including copies of any UCC financing statements to be filed, sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, participation agreement, assignment agreement, assumption agreement or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c)if any Loan is secured by a Mortgage as underwritten collateral, in each case as set forth in the Loan Checklist:

(i)either (i) the original Mortgage, the original assignment of leases and rents, if any, and the originals of all intervening assignments, if any, of the Mortgage and assignments of leases and rents with evidence of recording thereon, (ii) copies thereof certified by the Borrower, by closing counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the pubic recording office; provided that, solely for purposes of the Review Criteria, the Document Custodian shall have no duty to ascertain whether any certification set forth in this subsection (c)(i) has been received, other than a certification which has been clearly delineated as being provided by the Borrower or (iii) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and

(ii)any applicable assignment of mortgage and of any other material recorded security documents (including any assignment of leases and rents) in recordable form, executed by the Borrower, the applicable collateral agent, or the prior holder of record, in blank or to the Document Custodian (and evidencing an unbroken chain of assignments from the prior holder of record to the Document Custodian), with any assignment to the Document Custodian to be in the following form: “U.S. Bank National Association, as Document Custodian for the Secured Parties.”

“Required Reports” means collectively, the Monthly Report, the Borrower’s Certificate and the annual and quarterly financial statements of the Borrower required to be delivered to the Borrower, the Managing Agents and the Administrative Agent pursuant to Section 7.11.

“Responsible Officer” means, as to the Borrower, an officer of the Borrower or the Investment Adviser or its general partner or a person duly appointed as attorney-in-fact for the Investment Adviser, and as to any other Person (including Investment Adviser), any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.  The Borrower may designate other and additional Responsible Officers from time to time by notice to the Administrative Agent.

“Restructured Loan” means any Loan (a) that was previously the subject of a Material Modification, (b) for which the Obligor (i) is current on all required payments for three consecutive payment periods and (ii) is no longer experiencing a material financial underperformance, distress or material default, in each case in accordance with the Investment Policy, and (c) that has been valued by an independent third-party appraiser since the date of such Material Modification or other default or financial distress.

“Review Criteria” has the definition specified in the Document Custody Agreement.

“Revolving Loan” means any Loan (i) the terms of which specify a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Loan, (ii) that is a receivables-based or formula-based revolving credit facility secured by a valid first priority security interest or Lien on working capital (i.e., accounts receivable and inventory), (iii) that is not subordinate in right of payment to any other obligation for borrowed money of the Obligor, (iv) that terminates within the earlier of thirty-six (36) months or the maturity date of any other obligation for borrowed money of the Obligor provided by the Borrower or any of its Affiliates, and (v) that is classified as a “revolving loan” on the books of the Borrower in accordance with the Investment Policy.  For the avoidance of doubt, no Enterprise Loan shall constitute a Revolving Loan.

“Revolving Period” means the period commencing on the Effective Date and ending on the day immediately preceding the Termination Date.

“RGC” means Runway Growth Capital LLC, a Delaware limited liability company.

“RIC” means a regulated investment company qualified as such under Sections 851 through 855 of the Code and the Treasury regulations promulgated thereunder.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Scheduled Payment” means, on any date, with respect to any Loan, each monthly or other periodic payment (whether principal, interest or principal and interest) scheduled to be made by the Obligor thereof after such date under the terms of such Loan.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Loan” means any Loan that (i) is secured by a valid and perfected security interest or Lien on substantially all of the Obligor’s assets constituting Related Property for such Loan, subject only to the prior Lien provided to secure the obligations under a “first lien” loan pursuant to customary commercial terms, and any other “permitted liens” as defined in the applicable Loan Documents for such Loan or such comparable definition if “permitted liens” is not defined therein (including, without limitation, priority Liens on certain current assets, including accounts receivable, to secure working capital facilities), (ii) provides that the payment obligation of the Obligor on such Loan is “senior debt” and, except for the express priority provisions under the documentation of the “first lien” lenders, is either senior to, or pari passu with, all other Indebtedness of such Obligor, (iii) for which the principal Related Property is not comprised of equity interests in the Obligor’s subsidiaries and Affiliates, and (iv) the Borrower has determined in good faith that the value of the Related Property securing the Loan on or about the time of origination equals or exceeds the Outstanding Loan Balance of the Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Secured Party” means (i) each Lender, (ii) each Managing Agent, and (iii) the Administrative Agent.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC.

“Settlement Period” means the three-month period commencing on the first day of a calendar quarter and ending on the last day of the calendar month occurring three months thereafter; provided, however that the initial Settlement Period shall be the period from and including the Effective Date to and including the last day of the calendar quarter in which the Effective Date occurs, and provided, further, that the final Settlement Period preceding the Maturity Date or the final Settlement Period preceding an optional prepayment in whole of the Advances, shall end on the Maturity Date or the date of such prepayment, respectively.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met:  (a) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Spread” means, with respect to Floating Rate Loans, the cash interest spread of such Floating Rate Loan over the LIBO Rate.

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations, but excluding debt obligations that are secured by royalty payments relating to intellectual property.

“Subject Laws” is defined in Section 4.1(cc).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, trust, or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933, as amended.  Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an investment held by the Borrower in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower.

“Syndication Agent” means KeyBank National Association, and its successors or assigns.

“Tangible Net Worth” means, as of any date of determination, determined on a consolidated basis in accordance with GAAP, the result of (a) a Person’s total members’ equity or total beneficial owners’ equity, as applicable, minus, (b) all intangible assets of such Person.

“Target Industry” means each of the following business areas as classified in accordance with the Investment Policy (a) (i) biotechnology, (ii) pharmaceuticals, (iii) medical tools and devices, (iv) medical diagnostics, (v) healthcare information technology and (vi) medical non-diagnostic and lab services, (b) (i) advertising, (ii) consumer goods (ex. electronics), (iii) consumer hardware and electronics, (iv) consumer technologies (ex. electronics), (v) digital content and media, (vi) ecommerce, (vii) education technology, (viii) enterprise software – data analysis, (ix) enterprise software – IT services and other, (x) enterprise software – marketing enablement, (xi) enterprise software – security, (xii) financial technology – lending, (xiii) financial technology – payments and other, (xiv) information technology, (xv) manufacturing, (xvi) mobile/telecom infrastructure, (xvii) professional, scientific and technical services, (xviii) research tools, (xix) retail health goods, (xx) semiconductors, (xxi) specialized business services, (xxii) specialized consumer services and (xxiii) technology hardware, storage & peripherals, (c) energy (other than oil and gas) and (d) any other business area approved by the Administrative Agent in writing in its sole discretion.

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Government Authority.

“Technology Company” means and includes Obligors that operate a business within any Target Industry set forth in clause (b) of the definition thereof as determined in accordance with the Investment Policy.

“Termination Date” means the earliest to occur of (a) the date declared by the Administrative Agent or occurring automatically in respect of the occurrence of an Event of Default pursuant to Section 8.1, (b) a date selected by the Borrower upon at least 30 days’ prior written notice to the Administrative Agent and each Managing Agent and (c) the Commitment Termination Date.

“Term Loan” means each Loan with required scheduled monthly amortization payments, no portion of which may be re-borrowed once repaid, and designated as a “term loan” on the books of the Borrower in accordance with the Investment Policy; provided that notwithstanding the foregoing, a Loan with an interest only period that otherwise satisfies the foregoing definition shall be a Term Loan.

“Transaction Documents” means this Agreement, the Account Control Agreements, the Document Custody Agreement, the Custody Agreement, the Lender Fee Letter and any additional document, letter, Fee Letter, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Treaty” means the Convention Between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains, signed July 28, 1997, and any protocol or successor convention thereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction or, if no jurisdiction is specified, the State of New York.

“Unfunded Amount” means, with respect to any Revolving Loan or Enterprise Loan, as of any date of determination, the unfunded notional commitment of the Borrower with respect to such Revolving Loan or Enterprise Loan, as applicable.

“United States” means the United States of America.

“Unmatured Event of Default” means an event that, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Unused Fee” is defined in the Lender Fee Letter.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) or beneficial interests of owners having ordinary power for the election of directors or other similar governing body of such Person, other than stock, other equity interests or other beneficial interests having such power only by reason of the happening of a contingency.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Loans, the number expressed as a percentage (rounded to the nearest one hundredth (1/100th) of one percent (1%)) obtained by summing the products obtained by multiplying:

the Advance Rate at such time applicable to such Eligible Loan	X	the Outstanding Loan Balance of such Eligible Loan

and dividing such sum by:

the Aggregate Outstanding Loan Balance at such time.

“Weighted Average LTV” means, as of any date of determination with respect to all Eligible Loans, the percentage (rounded to the nearest one tenth (1/10th) of one percent (1%)) obtained by summing the products obtained by multiplying:

the LTV at such time applicable to such Eligible Loan	X	the Outstanding Loan Balance of such Eligible Loan

and dividing such sum by:

the Aggregate Outstanding Loan Balance at such time.

“Weighted Average Proprietary Risk Rating” means, as of any date of determination with respect to all Eligible Loans, the number (rounded to the nearest one-tenth (1/10th) of one percent (1%)) obtained by summing the products obtained by multiplying:

the Proprietary Risk Rating at such time of such Eligible Loan	X	the Outstanding Loan Balance of such Eligible Loan

and dividing such sum by:

the Aggregate Outstanding Loan Balance at such time.

“Weighted Average Remaining Maturity” means, as of any date of measurement, with respect to all of the Eligible Loans included in the Collateral at such time, the number (rounded to the nearest one-tenth (1/10th)) equal to (i) the sum of the products for each such Eligible Loan of (A) the remaining term to maturity (in years, rounded to the nearest month and based upon the initial maturity date of such Eligible Loan) of such Eligible Loan times (B) the Outstanding Loan Balance of such Eligible Loan, divided by (ii) Aggregate Outstanding Loan Balance at such time.

“Weighted Average Remaining Interest Only Period” means, as of any date of measurement, with respect to all of the Eligible Loans included in the Collateral at such time, the number equal to (i) the sum of the products for each such Eligible Loan of (A) the remaining interest only period of such Eligible Loan times (B) the Outstanding Loan Balance of such Eligible Loan, divided by (ii) Aggregate Outstanding Loan Balance at such time.

“Weighted Average Spread” means, as of any date of determination, an amount (rounded to the nearest one-tenth (1/10th) of one percent (1%)) equal to (i) the sum of the products for each such Eligible Loan of (A) the Spread (as defined below), on an annualized basis, applicable to such Eligible Loan times (B) the Outstanding Loan Balance of such Eligible Loan, divided by (ii) the Aggregate Outstanding Loan Balance at such time.  As used in this definition, the “Spread” means, with respect to each Eligible Loan, the cash interest spread (after giving effect to any LIBOR floor) of such Eligible Loan over the LIBO Rate.

Section 1.2.Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  To the extent any change in GAAP after the Effective Date resulting from the adoption of international accounting standards in the United States affects any computation or determination required to be made under or pursuant to this Agreement, including any computation or determination made with respect to the Borrower’s compliance with any covenant or condition hereunder, such computation or determination shall be made as if such change in GAAP had not occurred.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3.Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4.Interpretation.  In each Transaction Document, unless a contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Document;

(iii)reference to any gender includes each other gender;

(iv)reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(v)reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; and

(vi)any references to any action to be taken, permitted to be taken or prohibited to be taken by the Borrower under this Agreement shall be deemed to include any actions on behalf of the Borrower by the Investment Adviser pursuant to the terms of the Investment Advisory Agreement.

Article II

Advances

Section 2.1.Advances.  (a) On the terms and conditions hereinafter set forth, the Borrower may, by delivery of a Funding Request to the Administrative Agent and each Managing Agent, from time to time on any Business Day during the Revolving Period, at its option, request that the Lenders make Advances to it in an amount which, at any time, shall not exceed the Availability in effect on the related Funding Date.  Such Funding Request shall be delivered not later than 11:00 a.m. (New York City time) on the requested Funding Date; provided, however that notwithstanding anything contained herein to the contrary, no more than one Advance may be made in a calendar week.  Upon receipt of such Funding Request, the Administrative Agent (or, if applicable, each Managing Agent) shall promptly forward such Funding Request to the Lenders (or if applicable, each Managing Agent shall promptly forward such Funding Request to the Lenders in its Lender Group), and the applicable portion of the Advance will be made by the Lenders in accordance with their Pro-Rata Shares.  Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, no Lender shall be obligated to make any Advance in an amount that would result in the aggregate Advances then funded by such Lender exceeding its Commitment then in effect.  The obligation of each Lender to remit its Pro-Rata Share of any such Advance shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.  Each Advance to be made hereunder shall be made ratably among the Lender Groups in accordance with their Group Advance Limits.

(b)The Borrower may, no later than ninety (90) days prior to the date which is two years after the Effective Date and each anniversary thereafter, by written notice to the Administrative Agent, make written requests for the Lenders to extend the Commitment Termination Date.  The Administrative Agent will give prompt notice to each Managing Agent of its receipt of such request, and each Managing Agent shall give prompt notice to each of the Lenders in its related Lender Group of its receipt of such request for extension of the Commitment Termination Date.  Each Lender shall make a determination, in its sole discretion and after a full credit review, not less than sixty (60) days prior to the applicable anniversary of the Effective Date as to whether or not it will agree to extend the Commitment Termination Date; provided, however, that the failure of any Lender to make a timely response to the Borrower’s request for extension of the Commitment Termination Date shall be deemed to constitute a refusal by such Lender to extend the Commitment Termination Date.  In the event that at least one Lender agrees to extend the Commitment Termination Date, the Borrower, the Administrative Agent and the extending Lenders shall enter into such documents as the Administrative Agent and such extending Lenders and may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by such Lenders and the Administrative Agent (including reasonable attorneys’ fees) shall be paid by the Borrower.  In the event that any Lender declines the request to extend the Commitment Termination Date (each such Lender being referred to herein, from and after their then current Commitment Termination Date as a “Non-Renewing Lender”), and the Commitment of such Non-Renewing Lender is not assigned to another Person in accordance with the terms of Article XI prior to the then current Commitment Termination Date, (i) the Facility Amount shall be reduced by an amount equal to each such Non-Renewing Lender’s Commitment on the then current Commitment Termination Date, and (ii) the Group Advance Limits of the applicable Lender Groups shall be reduced by an amount equal to the applicable Non-Renewing Lender’s Commitment on the then current Commitment Termination Date.  Notwithstanding the foregoing, the Borrower may elect to withdraw its request to extend the Commitment Termination Date in the event that the effective Facility Amount following any Commitment Termination Date extension would be less than the Facility Amount in effect on the Commitment Termination Date prior to such extension.

Section 2.2.Procedures for Advances.  (a) In the case of the making of any Advance or any termination, increase or reduction of the Facility Amount, the Borrower shall give the Administrative Agent a Borrower Notice.  Each Borrower Notice shall specify the amount (subject to Section 2.1 hereof) of Advances to be borrowed and the Funding Date (which shall be a Business Day).

(b)Subject to the conditions described in Section 2.1, the Borrower may request an Advance from the Lenders by delivering to the Administrative Agent at certain times the information and documents set forth in this Section 2.2.

(c)No later than 11:00 a.m. (New York City time) on the proposed Funding Date (or, other than in the case of clause (i) below, such shorter period of time or later date as may be agreed to by the Required Lenders), the Administrative Agent, each Managing Agent, the Document Custodian and the Collateral Custodian, as applicable, shall receive or shall have previously received the following:

(i)a Funding Request in the form of Exhibit A (including a duly completed Borrowing Base Certificate as of the proposed Funding Date and giving pro forma effect to the Advance requested and the use of proceeds thereof); and

(ii)a wire disbursement and authorization form shall be delivered to the Administrative Agent and each Managing Agent.

(d)Each Funding Request shall specify the aggregate amount of the requested Advance, which shall be in an amount equal to more than $500,000.  Each Funding Request shall be accompanied by (i) a Borrower Notice, depicting the outstanding amount of Advances under this Agreement and representing that all conditions precedent for a funding have been met, including a representation by the Borrower that the requested Advance shall not, on the Funding Date thereof, exceed the Availability on such day, (ii) a Borrowing Base Certificate as of the applicable Funding Date (giving pro forma effect to the Advance requested and the use of proceeds thereof),

(iii) an updated Loan List including each Loan that is subject to the requested Advance (if any), (iv) the proposed Funding Date, and (v) wire transfer instructions for the Advance.

(e)On the Funding Date following the satisfaction of the applicable conditions set forth in this Section 2.2 and Article III, the Lenders shall deposit to the Collection Account in same day funds, in accordance with the wire transfer instructions specified in the Funding Request, an amount equal to such Lender’s ratable share of the Advance then being made.  Each wire transfer of an Advance to the Borrower shall be initiated by the applicable Lender no later than 4:00 p.m. (New York City time) on the applicable Funding Date.

Section 2.3.Optional Changes in Facility Amount; Prepayments.  (a) The Borrower shall be entitled at its option, on any Payment Date prior to the occurrence of an Event of Default, to reduce the Facility Amount in whole or in part; provided that the Borrower shall give prior written notice of such reduction to the Administrative Agent and each Managing Agent as provided in paragraph (b) of this Section 2.3 and that any partial reduction of the Facility Amount shall be in an amount equal to $5,000,000 with integral multiples of $1,000,000 above such amount; provided, further that the Borrower shall have paid to the applicable Managing Agents for the account of their related Lenders, an amount equal to the product of (x) the Applicable Reduction Premium Percentage times (y) the amount by which the Commitment of each Lender is to be reduced under this clause (a) in connection with such reduction of the Facility Amount.  Unless otherwise agreed by the Lenders, the Commitment of each Lender shall be reduced ratably in proportion to any such reduction in the Facility Amount.  Any request for a reduction or termination pursuant to this Section 2.3 shall be irrevocable.

(b)From time to time during the Revolving Period, the Borrower may prepay any portion or all of the Advances Outstanding by delivering a Borrower Notice to the Administrative Agent at least one (1) Business Day prior to the date of such prepayment specifying the date and amount of such prepayment.  Any partial prepayment by the Borrower of Advances hereunder, other than with respect to Mandatory Prepayments, shall be in a minimum amount of $500,000 with integral multiples of $100,000 above such amount.  Any amount so prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period.  A Borrower Notice relating to any such prepayment shall be irrevocable when delivered.

(c)Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time from the Effective Date until the Commitment Termination Date with the consent of the Administrative Agent, to increase the Facility Amount by an amount up to $100,000,000 (for a total maximum Facility Amount of $200,000,000).  The following terms and conditions shall apply to any such increase:  (i) any such increase shall be obtained from existing Lenders or from other Eligible Assignees, in each case in accordance with the terms set forth below; (ii) the Commitment of any Lender may not be increased without the prior written consent of such Lender; (iii) any increase in the Facility Amount shall be in a minimum principal amount of (x) if such increase shall be obtained from existing Lenders, $5,000,000 and (y) if such increase shall be obtained from Eligible Assignees who are not Lenders hereunder, $15,000,000; (iv) the Borrower and Lenders shall execute an acknowledgement (or in the case of the addition of a bank or other financial institution not then a party to this Agreement, a Joinder Agreement) in form and content satisfactory to the Administrative Agent to reflect the revised Commitments and Facility Amount

(the Lenders do hereby agree to execute such acknowledgement (or Joinder Agreement) without delay unless the acknowledgement purports to (i) increase the Commitment of a Lender without such Lender’s consent or (ii) amend this Agreement or the other Transaction Documents other than as provided for in this Section 2.3); (v) the Borrower shall execute such promissory notes as are necessary to reflect the increase in or creation of the Commitments; (vi) if any Advances are outstanding at the time of any such increase, the Borrower shall make such payments and adjustments on the Advances as necessary to give effect to the revised commitment percentages and outstandings of the Lenders; (vii) the Borrower may solicit commitments from Eligible Assignees that are not then a party to this Agreement so long as such Eligible Assignees are reasonably acceptable to the Administrative Agent and execute a Joinder Agreement in form and content satisfactory to the Administrative Agent; (viii) the conditions set forth in Section 3.2 shall be satisfied in all material respects; (ix) after giving effect to any such increase in the Facility Amount, no Unmatured Event of Default or Event of Default shall have occurred; (x) the Borrower shall have provided to the Administrative Agent, at least thirty (30) days prior to such proposed increase in the Facility Amount, written evidence demonstrating pro forma compliance with the Borrowing Base Test after giving effect to such proposed increase, such evidence to be satisfactory in the sole discretion of the Administrative Agent.  The amount of any increase in the Facility Amount hereunder shall be offered first to the existing Lenders, and the failure of any existing Lender to respond within five (5) Business Days of such offer shall be deemed to constitute a refusal by such Lender to increase its Commitment with no further right of first offer.  In the event the additional commitments which existing Lenders are willing to take shall exceed the amount requested by the Borrower, such excess shall be allocated in proportion to the commitments of such existing Lenders willing to take additional commitments.  If the amount of the additional commitments requested by the Borrower shall exceed the additional commitments which the existing Lenders are willing to take, then the Borrower may invite other Eligible Assignees reasonably acceptable to the Administrative Agent to join this Agreement as Lenders hereunder for the portion of commitments not taken by existing Lenders, provided that such Eligible Assignees shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request.  Unless otherwise agreed by the Administrative Agent and the Lenders, the terms of any increase in the Facility Amount shall be the same as those in effect prior to any increase; provided, however, that should the terms of the increase agreed to be other than those in effect prior to the increase, then the Transaction Documents shall, with the consent of the Administrative Agent and the Lenders, be amended to the extent necessary to incorporate any such different terms.

(d)With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Commitment of a Defaulting Lender, and in such event the provisions of Section 2.16 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent or any other Lender may have against such Defaulting Lender.

Section 2.4.Principal Repayments.  The Advances Outstanding and all other Obligations shall be repaid in accordance with Section 2.8, and shall be due and payable in full on the Maturity Date.  The Borrower hereby promises to pay all Advances Outstanding and all other

Obligations in full on the Maturity Date.  In addition, Advances Outstanding shall be repaid as and when necessary to cause the Borrowing Base Test to be met, and in any case within two (2) Business Days of any failure of the Borrowing Base Test to be satisfied (each such payment, a “Mandatory Prepayment”), and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Revolving Period (including reborrowed on or before the next applicable Payment Date not to exceed the Availability as of such date).

Section 2.5.Evidence of Indebtedness.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder, provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

Section 2.6.Interest Payments.  (a) Interest shall accrue on each Advance outstanding during each Interest Period at the applicable Interest Rate.  The Borrower shall pay Interest on the unpaid principal amount of each Advance for the period commencing on and including the Funding Date of such Advance until but excluding the date that such Advance shall be paid in full.  Interest shall accrue during each Interest Period and be payable on the Advances Outstanding on each Payment Date, unless earlier paid pursuant this Agreement.

(b)Interest Rates shall be determined by the Administrative Agent in accordance with the definitions thereof, and the Administrative Agent shall advise the Borrower of each calculation thereof.

(c)If any Managing Agent, on behalf of the applicable Lenders, shall notify the Administrative Agent that a Eurodollar Disruption Event has occurred, the Administrative Agent shall in turn so notify the Borrower, whereupon all Advances in respect of which Interest accrues at the LIBO Rate plus the Applicable Margin shall immediately be converted into Advances in respect of which Interest accrues at the Base Rate plus the Applicable Margin; provided, that if at any time after the occurrence and during the continuance of a Eurodollar Disruption Event, the Base Rate shall, for a period of ten (10) consecutive days, be greater than a Lender’s actual cost of funds in respect of its Advances hereunder, then all Advances of such Lender in respect of which Interest would accrue at the Base Rate in accordance with this clause (c) shall accrue Interest at an effective rate of interest equal to such Lender’s actual cost of funds in respect of such Advances.

(d)Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, if at any time the rate of interest payable by any Person under this Agreement and the Transaction Documents exceeds the highest rate of interest permissible under Applicable Law (the “Maximum Lawful Rate”), then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Agreement and the Transaction Documents shall be equal to the Maximum Lawful Rate.  If at any time thereafter the rate of interest payable under this Agreement and the Transaction Documents is less than the Maximum Lawful Rate, such Person shall continue to pay interest under this Agreement and the Transaction Documents at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Applicable Law not limited the interest rate payable under this Agreement and the Transaction Documents.  In no event shall the total interest received by a Lender under this Agreement and the Transaction Documents exceed the amount that such Lender could lawfully have received, had the interest due under this Agreement and the Transaction Documents been calculated since the Effective Date at the Maximum Lawful Rate.

Section 2.7.Fees.  (a) The Borrower (or the Administrative Agent on behalf of the Borrower as directed by the Borrower pursuant to a Monthly Report (or otherwise)) shall pay to the Administrative Agent from the Collection Account on each Payment Date the Unused Fee for the related Interest Period in accordance with Section 2.8.

(b)The Borrower (or the Administrative Agent on behalf of the Borrower as directed by the Borrower pursuant to a Monthly Report (or otherwise)) shall pay to the Bank Parties from the Collection Account on each Payment Date the Bank Fees and Expenses for the related Settlement Period in accordance with Section 2.8.

(c) The Borrower (or the Administrative Agent on behalf of the Borrower as directed by the Borrower pursuant to a Monthly Report (or otherwise)) shall pay to the Administrative Agent from the Collection Account on each Payment Date the Minimum Earnings Fee for the related Interest Period in accordance with Section 2.8.

(d) The Borrower (or the Administrative Agent on behalf of the Borrower as directed by the Borrower pursuant to instructions delivered on the Effective Date) shall pay to the Administrative Agent, the Syndication Agent and the Lenders from the Collection Account on the Effective Date all amounts payable on the Effective Date in accordance with Section 3.1.

Section 2.8.Settlement Procedures.  On each Payment Date, no later than 11:00 a.m. (New York City time) the Paying Agent shall, from the Collection Account, to the extent of available funds (such amounts being the “Available Collections”) disburse the following amounts in the following order of priority:

(a)During the Revolving Period, and in each case unless otherwise specified below, applying Available Collections:

(i)First, ratably, (A) to the Bank Parties in an amount equal to any accrued and unpaid Bank Fees and Expenses, if any, for the payment thereof in an aggregate amount not to exceed the Bank Fees and Expenses and the Administrative Expense Cap, and (B) to the Administrative Agent, in an amount equal to any accrued and unpaid Administrative Agent Fee and Administrative Expenses;

(ii)Second, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, in an amount equal to any accrued and unpaid Interest, Unused Fee and Minimum Earnings Fee for such Payment Date;

(iii)Third, first, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, an amount equal to the excess, if any, of Advances Outstanding over the Maximum Availability, pro rata; provided, however, that to the extent that (i) the Termination Date has not occurred and (ii) Advances Outstanding exceed the Facility Amount due to one or more Lenders becoming Non-Renewing Lenders, to each Managing Agent on behalf of such Non-Renewing Lenders only, pro rata in accordance with their Advances Outstanding;

(iv)Fourth, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, in the amount of Increased Costs, and/or Taxes (if any);

(v)Fifth, to the Administrative Agent, all other amounts or Obligations then due under this Agreement or the other Transaction Documents to the Administrative Agent, the Lenders, the Affected Parties or Indemnified Parties, each for the payment thereof;

(vi)Sixth, to the Bank Parties, all other amounts then due under this Agreement or the other Transaction Documents to the Bank Parties, for the payment thereof; and

(vii)Seventh, all remaining amounts to the Borrower.

(b)During the Amortization Period, to the extent of Available Collections:

(i)First, ratably, (A) to the Bank Parties in an amount equal to any accrued and unpaid Bank Fees and Expenses, if any, for the payment thereof in an aggregate amount not to exceed the Bank Fees and Expenses and the Administrative Expense Cap, provided, that if the Advances have been accelerated following the occurrence and during the continuance of an Event of Default, and the sale of the Collateral has commenced in connection therewith, such limitations specified therein shall not be given any effect, and (B) to the Administrative Agent, in an amount equal to any accrued and unpaid Administrative Agent Fee and Administrative Expenses;

(ii)Second, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, in an amount equal to any accrued and unpaid Interest for such Payment Date;

(iii)Third, to the Administrative Agent for ratable payment to each Managing Agent, on behalf of the related Lenders, in an amount to reduce Advances Outstanding to zero and to pay any other Obligations in full;

(iv)Fourth, to the Administrative Agent for payment to each Managing Agent, on behalf of the related Lenders, in the amount of Increased Costs and/or Taxes (if any);

(v)Fifth, to the Administrative Agent, all other amounts or Obligations then due under this Agreement or the other Transaction Documents to the Administrative Agent, the Lenders, the Affected Parties or Indemnified Parties, each for the payment thereof;

(vi)Sixth, to the Bank Parties, all other amounts then due under this Agreement or the other Transaction Documents to the Bank Parties, for the payment thereof; and

(vii)Seventh, all remaining amounts to the Borrower.

Section 2.9.Collections and Allocations.  (a) The Borrower shall promptly (but in no event later than two (2) Business Days after the receipt thereof) identify any Collections received into the CIBC Account or by it or any Affiliate of the Borrower on its behalf and deposit all such Collections received into the CIBC Account or directly by it or any Affiliate of the Borrower on its behalf into the Collection Account and the applicable subaccounts therein.  The Borrower shall make such deposits or payments on the date indicated by wire transfer, in immediately available funds.

(b)Until the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, all amounts shall be invested in Permitted Investments selected by the Borrower and communicated to the Administrative Agent by the Borrower that mature no later than the Business Day immediately preceding the next Payment Date; from and after the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, all amounts may be invested in Permitted Investments selected by the Administrative Agent that mature no later than the next Business Day.  Any earnings (and losses) thereon shall be for the account of the Borrower.

Section 2.10.Payments, Computations, Etc.  (a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account.  The Borrower shall, to the extent permitted by law, pay to the Secured Parties, without duplication, interest on all amounts not paid or deposited when due hereunder at a rate of interest equal to the then applicable Interest Rate and, if not paid within three (3) Business Days, at the Default Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the Maximum Lawful Rate.  All computations of interest and all computations of the Interest Rate and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(b)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be, without duplication.

(c)All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement (after withholding for or on account of any Taxes).

(d)Administrative Agent’s Reliance. In making the deposits, distributions and calculations required to be made by it hereunder, the Administrative Agent shall be entitled to rely, in good faith, on information supplied to the Administrative Agent by the Collateral Custodian or the Borrower.  The Administrative Agent shall be fully protected in making disbursements hereunder in accordance with the written instructions of the Collateral Custodian or the Borrower delivered in accordance with this Agreement.  For the avoidance of doubt, any Monthly Report that has been delivered to the Administrative Agent by the Borrower shall constitute the written instructions of the Borrower with respect to the deposits and distributions described therein.

(e)Defaulting Lenders.  Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Termination Date, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; third, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fourth, to the payment of principal then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; fifth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and sixth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Section 2.11.Successor LIBO Rate.  (a)  Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, in each instance notwithstanding the requirements of Section 12.1 or anything else contained herein or in any other Transaction Document, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including,  without limitation, any determination with respect to a tenor, rate or adjustment, or implementation of any Benchmark Replacement Conforming Changes,  or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.11 and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(d)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Adjusted Eurodollar Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark or a Relevant Governmental Body has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i)

above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate, conversion to or continuation of Advances as to which Interest accrues or is to accrue at a rate based upon the Adjusted Eurodollar Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to an Advance in respect of which Interest accrues at the Base Rate.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)Certain Defined Terms.  As used in this Section 2.11:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 2.11.

“Benchmark” means, initially, the Adjusted Eurodollar Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Adjusted Eurodollar Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.11.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.  If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)

for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)	in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Relevant Governmental

Body announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.11.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is the Adjusted Eurodollar Rate, the occurrence of:

(1)

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)

the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Adjusted Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means 0.50%.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Adjusted Eurodollar Rate, the time set forth in (b)(i) or (b)(ii) of the definition of LIBO Rate (as applicable), and (2) if such Benchmark is not the Adjusted Eurodollar Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto including without limitation the Alternative Reference Rates Committee.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 2.12.Increased Costs; Capital Adequacy; Illegality.  (a) If any Managing Agent, Lender or any Affiliate thereof (each of which, an “Affected Party”) shall be charged any fee, expense or increased cost on account of a Regulatory Change (including, without limitation, any change by way of imposition or increase of reserve requirements or any internal capital or liquidity charge or other imputed cost assessed upon such Affected Party, which in the reasonable good faith discretion of such Affected Party is allocable to the Borrower or to the transactions contemplated by this Agreement) (i) that subjects any Lender to any Taxes (other than (1) Indemnified Taxes, (2) Taxes described in clauses (ii) through (v) of Section 2.13(a), (3) Taxes for which a Lender is not entitled to indemnification under Section 2.13(a) and Section 2.13(b) by virtue of Section 2.13(e) or Section 2.13(m) and (4) Taxes imposed as a result of a present or former connection between any Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Transaction Document) that are (x) imposed on or measured by net income (however denominated), (y) franchise Taxes or (z) branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Party, or credit extended by an Affected Party pursuant to a Transaction Document (including, without limitation, any internal capital or liquidity charge or other imputed cost assessed upon such Affected Party, which in the sole discretion of such Affected Party is allocable to the Borrower or to the transactions contemplated by this Agreement) or (iii) that imposes any other condition (other than Taxes) the result of which is to increase the cost to an Affected Party of performing its obligations under a Transaction Document, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under a Transaction Document, or to reduce the amount of any sum received or receivable by an Affected Party under a Transaction Document or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, not later than thirty (30) days following demand by the applicable Managing Agent, the Borrower shall pay to the Administrative Agent, for payment to the applicable Managing Agent for the benefit of the relevant Affected Party, such amounts charged to such Affected Party or such amounts to otherwise compensate such Affected Party for such increased cost or such reduction; provided that the Borrower shall not be required to compensate an Affected Party pursuant to this clause (a) for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Affected Party notifies the Borrower of the event or circumstance giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided, further, that if the request or compliance giving rise to such increased costs or reductions has a retroactive effect, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  For purposes hereof “Regulatory Change” shall mean, with respect to any Affected Party, (A) the adoption, change, implementation, change in the phase-in or commencement of effectiveness of after the date hereof of:  (i) any United States Federal or state or foreign law, regulation, treaty or official directive applicable to such Affected Party, (ii) regulation (including any applicable law, rule or regulation regarding capital adequacy or liquidity coverage), interpretation, rule, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (1) any court or government authority charged with the interpretation or administration of any law referred to in clause (A)(i), or (2) any fiscal, monetary or other authority having jurisdiction over such Affected Party, or (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (A)(i) or (A)(ii) above; (B) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (A)(i), (A)(ii) or (A)(iii) above or any change in the interpretation, application or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; or (C) the compliance, whether commenced prior to or after the date hereof, by any Affected Party with the requirements of (i) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules, regulations, guidance, interpretations or directives promulgated or issued in connection therewith by such agency (whether or not having force of law), (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act adopted by Congress on July 21, 2010, or any existing or future rules, regulations, guidance, interpretations or directives from the United States bank regulatory agencies relating thereto (whether or not having the force of law), (iii) the July 1988 paper or the June 2006 paper prepared by the Basel Committee on Banking Supervision as set out in the publication entitled: “International Convergence of Capital Measurements and Capital Standards: a Revised Framework”, as updated from time to time, or any rules, regulations, guidance, interpretations or directives promulgated or issued in connection therewith by the United States bank regulatory agencies (whether or not having force of law) or any other request, rule, guideline or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III, or (iv) any guideline or request from any central bank or other governmental agency or authority (whether or not having the force of law).

(b)If as a result of any event or circumstance described in clause (a) of this Section 2.12, an Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support or financing to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within thirty (30) days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any such amounts paid by it; provided that the Borrower shall not be required to compensate an Affected Party pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Affected Party notifies the Borrower of the event or circumstance similar to those described in clause (a) of this Section 2.12 giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided, further, that if the Regulatory Change giving rise to such increased costs or reductions has a retroactive effect, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)In determining any amount provided for in this section, the Affected Party shall use any reasonable averaging and attribution methods substantially consistent with methods used for other customers of the Affected Party, if any.  Any Affected Party making a claim under this section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall calculate in reasonable detail any such charges and shall be conclusive absent demonstrable error.

(d)If any Affected Party shall demand compensation under this Section 2.12, Borrower shall have the right to prepay all Obligations under this Agreement within ninety (90) days of such demand and without the payment of any early termination, breakage or other fees or costs arising solely by reason of such prepayment.

Section 2.13.Taxes.  (a) All payments made by the Borrower in respect of any Advance and all payments made by the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law (as determined in the good faith discretion of the Borrower).  In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to each Lender or the Administrative Agent (as the case may be) will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld.  The foregoing obligation to pay Additional Amounts, however, will not apply with respect to, and the term “Additional Amount” shall not include, any (i) net income, branch profit or franchise taxes imposed on a Lender, any Managing Agent or the Administrative Agent with respect to payments required to be made by the Borrower under this Agreement, by a taxing jurisdiction in which such Lender, Managing Agent or the Administrative Agent, as the case may be, is organized, conducts business, is otherwise subject to tax without regard to the transactions contemplated by this Agreement, or is paying taxes as of the Effective Date; (ii) withholding taxes imposed with respect to any payments to any Lender, Managing Agent or the Administrative Agent that are applicable and imposed as of the Effective Date; (iii) withholding taxes imposed with respect to any payments to any Lender, Managing Agent, or the Administrative Agent that are applicable and imposed as of the date that such party becomes a Lender, Managing Agent, or the Administrative Agent under this Agreement; (iv) any withholding taxes imposed under FATCA (including any successor provisions thereof); or (v) any U.S. federal backup withholding tax imposed pursuant to Section 3406 of the Code as in effect on the date of this Agreement.  For purposes hereof “Indemnified Taxes” shall mean Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction document other than Taxes described in clauses (i) through (v) immediately above.

(b)The Borrower will indemnify each Lender, each Managing Agent and the Administrative Agent for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including, without limitation, any Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender, Managing Agent or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that such Lender, Managing Agent or the Administrative Agent, as appropriate, making a demand for indemnity payment, shall provide the Borrower, at its address set forth under its name on the signature pages hereof, with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender, Managing Agent or the Administrative Agent stating or otherwise evidencing that such Lender, Managing Agent or the Administrative Agent has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes.  This indemnification shall be made within thirty (30) days from the date such

Lender, Managing Agent or the Administrative Agent (as the case may be) makes written demand therefor.

(c)As soon as reasonably practicable after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Administrative Agent, the Managing Agent or the Lender, as applicable, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d)Any Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower with a copy to the Administrative Agent within 15 days after the date hereof, or, if later, the date on which such Lender becomes a Lender hereof (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly completed copies of IRS Form W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding tax.  If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall, to the extent that it may then do so under Applicable Laws, deliver to the Borrower with a copy to the Administrative Agent (i) within 15 days after the date hereof, or, if later, the date on which such Lender becomes a Lender hereof two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8ECI or Form W-8BEN-E or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws, as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.13(d), two copies (or such other number as may from time to time be prescribed by Applicable Laws) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws to permit the Borrower to make payments hereunder for the account of such Lender, without deduction or withholding of United States federal income or similar Taxes.

(e)For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or statement described in clause (d) of this section (other than if such failure is due to a change in law occurring after the date of this Agreement), such Lender, as the case may be, shall not be entitled to indemnification under clauses (a) or (b) of this section with respect to any Taxes.

(f)In addition, the Administrative Agent shall deliver to the Borrower, and each Lender shall deliver to the Administrative Agent and the Borrower, such other tax forms or other documents as shall be prescribed by applicable law to demonstrate, where applicable, that payments under this Agreement and the other Loan Documents to such Lender or the Administrative Agent are exempt from application of the United States federal withholding taxes imposed pursuant to FATCA (including any successor provisions thereto) and any regulations promulgated thereunder or official interpretations thereof or to determine the amount to deduct and withhold from such payment.

(g)Within 30 days of the written request of the Borrower therefor, the Administrative Agent, the Managing Agent or the Lender, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents that can be furnished consistent with the facts and that are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that the Administrative Agent, the Managing Agent and the Lender shall not be required to deliver such certificates forms or other documents if in their respective sole discretion it is determined that the delivery of such certificate, form or other document would have a material adverse effect on the Administrative Agent, the Managing Agent or the Lender and provided further, however, that the Borrower shall reimburse the Administrative Agent, the Managing Agent or the Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.

(h)If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support or financing to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this section then within ten days after demand by the Lenders, the Borrower shall pay to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.

(i)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.1(f) relating to the maintenance of a Participant Register and (iii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (i).

(j)Survival.  Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k)[Reserved].

(l)Each Lender (and any person that becomes a Lender, participant or otherwise acquires an interest in any Transaction Document after the date hereof) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at the time or times reasonably requested by the Borrower or the Administrative Agent or on the date such person becomes a Lender, participant or otherwise acquires an interest in any Transaction Document, such properly completed and executed documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding permitted by law.  In addition, any Lender (and any person that becomes a Lender, participant or otherwise acquires an interest in any Transaction Document after the date hereof), if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding under FATCA, backup withholding or information reporting requirements, and to comply with any information reporting requirements, including under FATCA.

(m)Notwithstanding anything to the contrary herein or in any Transaction Document, the Borrower shall not be required to indemnify, pay additional amounts, gross-up or otherwise compensate any Lender, participant, Administrative Agent, Managing Agent or any other person with an interest in the Transaction Documents as a result of any Tax imposed (i) under FATCA or (ii) as a result of such Person’s failure to provide any form or certification described in clause (l) such Person is legally able to provide.

(n)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any Tax credit in lieu of refund) as to which it has been indemnified pursuant to Section 2.13(b) (including by the payment of additional amounts pursuant to this Section 2.13), as soon as practicable after it is determined that such refund pertains to Taxes giving rise to such refund, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant taxing authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(n) (plus any penalties, interest or other charges imposed by the relevant taxing authority) in the event that such indemnified party is required to repay such refund to such taxing authority.  Notwithstanding anything to the contrary in this paragraph (n), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (n) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

Section 2.14.Discretionary Sales of Collateral.  On any Discretionary Sale Settlement Date, the Borrower shall have the right to sell or assign and the Administrative Agent shall release the Lien granted hereunder over, one or more Loans, in whole or in part (a

“Discretionary Sale”), subject to the following terms and conditions and subject to the other restrictions contained herein:

(a)any Discretionary Sale shall be made by the Borrower in a transaction (A) reflecting arm’s-length market terms if to a third party or reflecting carrying value of the Loans subject to such Discretionary Sale if to an Affiliate of the Borrower, (B) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale, (C) of which the Administrative Agent and the Lenders shall have received written notice (such notice, a “Discretionary Sale Notice”) which notice shall provide a description of the terms of the Discretionary Sale and (D) if occurring after the Termination Date or upon the occurrence and during the continuance of an Event of Default, which the Required Lenders shall have approved in writing (in their sole discretion);

(b)after giving effect to the Discretionary Sale on the related Discretionary Sale Trade Date and the payment of funds from the sale into the Collection Account required under Section 2.14(d), (A) all representations and warranties of the Borrower contained in Section 4.1 shall be true and correct as of the Discretionary Sale Trade Date, (B) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or result from such Discretionary Sale and (C) the Borrowing Base Test shall have been satisfied, which shall be demonstrated by delivery of an updated Borrowing Base Certificate;

(c)on the Discretionary Sale Trade Date, the Borrower shall be deemed to have represented and warranted that the requirements of Section 2.14(b) shall have been satisfied as of the related Discretionary Sale Trade Date after giving effect to the contemplated Discretionary Sale; and

(d)on the related Discretionary Sale Settlement Date, the Administrative Agent shall have received into the Collection Account, in immediately available funds, an amount (i) other than as described in clause (ii) below, equal to the portion of the Advances Outstanding to be prepaid, if any, so that the requirements of Section 2.14(b) shall have been satisfied as of such Discretionary Sale Settlement Date and (ii) in the case of a sale of any Loans following the end of the Revolving Period, equal to the proceeds of such Discretionary Sale.

In connection with any Discretionary Sale, following receipt by the Administrative Agent of the amounts referred to in Section 2.14(d) above (receipt of which shall be confirmed to the Administrative Agent), there shall be released to the Borrower (for further sale to a purchaser) without recourse, representation or warranty of any kind all of the right, title and interest of the Administrative Agent and the Secured Parties in, to and under the portion of the Collateral subject to such Discretionary Sale and such portion of the Collateral so released shall be released from any Lien under the Transaction Documents (subject to the requirements set forth above in this Section 2.14).

In connection with any Discretionary Sale, on the related Discretionary Sale Settlement Date, the Administrative Agent on behalf of the Secured Parties shall, at the Borrower’s cost and expense, (i) execute such instruments of release with respect to the portion of the Collateral to be released to the Borrower, in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, as are determined by the Borrower to be reasonably necessary and appropriate to release the Lien on the portion of the Collateral to be released to the Borrower and release and deliver to the Borrower such portion of the Collateral to be released to the Borrower.

So long as no Event of Default or Unmatured Event of Default has occurred and is continuing, items of Collateral that are not Loans and are not included in the Borrowing Base shall be automatically released from the lien of this Agreement and the other Transaction Documents, without any action of the Administrative Agent or any other Secured Party, in connection with any disposition of such Collateral that (x) occurs in the ordinary course of the Borrower’s business and (y) is not prohibited hereunder.

Section 2.15.Reserved.

Section 2.16.Defaulting Lenders and Potential Defaulting Lenders.  If the Borrower and the Administrative Agent agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender or any Potential Defaulting Lender has ceased to be a Potential Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, such Lender will purchase at par such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Advances Outstanding of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, and will be a Non-Defaulting Lender (and such Advances Outstanding of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.17.Replacement of Defaulting Lenders.  If any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.1), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Advances owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts).  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Article III

Conditions of Effectiveness and Advances

Section 3.1.Conditions Precedent to Initial Advances.  No Lender shall be obligated to make any Advance hereunder from and after the Effective Date, nor shall any Lender, the Administrative Agent or the Managing Agents be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Managing Agents:

(a)This Agreement and all other Transaction Documents or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions (including, but not limited to opinions regarding corporate matters, enforceability and perfection) as any Managing Agent shall reasonably request in connection with the transactions contemplated by this Agreement, on or prior to the Effective Date, each in form and substance satisfactory to the Administrative Agent.

(b)Each Managing Agent shall have received such documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and shall be satisfied with the results of the due diligence review performed by it and each Lender shall have received all necessary internal approvals.

(c)The Borrower shall have paid all fees required to be paid by it on the Effective Date, including all fees required hereunder and under the Fee Letters to be paid as of such date, and shall have reimbursed each Lender and the Administrative Agent and Syndication Agent for all fees, costs and expenses related to the transactions contemplated hereunder and under the other Transaction Documents, including the legal and other document preparation costs incurred by any Lender, the Administrative Agent and/or the Syndication Agent.

(d)The Administrative Agent shall have received for ratable payment to each Managing Agent, all Commitment Fees due and payable under the Fee Letters.

(e)The Administrative Agent shall have received the initial Administrative Agent Fee due and payable hereunder.

(f)The Administrative Agent shall have received a copy of the updated Investment Advisory Agreement in effect as of the date hereof.

(g)The Administrative Agent shall have received complete electronic copies of all Loan Documents for each Loan as of the Effective Date.

(h)The Document Custodian shall have confirmed that it shall have received the Required Loan Documents for each Loan as of the Effective Date and confirmed that Required Loan Documents satisfy the Review Criteria.

(i)The Administrative Agent shall have received the documents listed in Schedule I to the Agreement on or before the Effective Date.

(j)The Administrative Agent shall have received true and complete copies certified by a Responsible Officer of the Borrower of all filings, authorizations and approvals by any Governmental Authority or other third party, if any, required in connection with the transactions contemplated by this Agreement.

(k)The Administrative Agent shall have received the audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2018, and the unaudited interim consolidated financial statements of the Borrower as of March 31, 2019, for the most recent fiscal quarter then ended.

(l)No Material Adverse Effect with respect to the Borrower shall have occurred since December 31, 2018.

(m)The Administrative Agent shall have received (i) evidence that the CIBC Demand Loan Agreement, the CIBC Pledge Agreement, and the CIBC Loan Agreement have been paid off in full and released and the commitments thereunder have terminated, (ii) any account control agreement covering the CIBC Account has been terminated and released and any and all liens of CIBC Bank USA on the CIBC Account have been terminated and released in full, and (iii) a fully executed Account Control Agreement in favor of the Administrative Agent covering the CIBC Account among the Borrower, CIBC Bank USA and the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall promptly notify each Lender of the satisfaction or waiver of the conditions set forth above.

Section 3.2.Additional Conditions Precedent to All Advances.  Each Advance shall be subject to the further conditions precedent that:

(a)The Borrower shall have delivered a Funding Request in accordance with the procedures set forth in Section 2.2 and certified in the related Borrower Notice that:

(i)The representations and warranties set forth in Section 4.1 are true and correct in all material respects on and as of such date and the related Funding Date, before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except for representations and warranties that are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations shall be true and correct in all respects as of such date and the related Funding Date); and

(ii)No event has occurred, or would result from such Advance or from the application of the proceeds therefrom, that constitutes an Event of Default or an Unmatured Event of Default;

(b)The Termination Date shall not have occurred;

(c)Before and after giving effect to such Advance and to the application of proceeds therefrom the Borrowing Base Test shall be satisfied, as calculated on such date;

(d)No claim has been asserted or proceeding commenced challenging the enforceability or validity of any of the Transaction Documents or the Loan Documents, excluding any instruments, certificates or other documents relating to Loans that are no longer outstanding or which are no longer included in the Collateral; and

(e)There shall have been no Material Adverse Change with respect to the Borrower since the preceding Advance and the acquisition of the Loan, if applicable, will not have a Material Adverse Effect on such Loan.

Article IV

Representations and Warranties

Section 4.1.Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)Organization and Good Standing.  The Borrower is a Maryland corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and pledge the Collateral.

(b)Due Qualification.  The Borrower is qualified to do business as a Maryland corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a Material

Adverse Effect.  The Borrower is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as are required under the laws of all states in which the performance of its obligations pursuant to this Agreement requires such qualification, standing, license or approval and where the failure to qualify or obtain such license or approval would have a material adverse effect on its ability to perform hereunder or a Material Adverse Effect.

(c)Due Authorization.  The Borrower (i) has all necessary power and authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, (C) grant Liens in the Collateral, and (D) receive Advances on the terms and conditions provided herein, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the Lien in the Collateral on the terms and conditions herein provided.  This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d)No Conflict.  The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance by the Borrower of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not violate or result in any breach of any of the terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the Borrower’s bylaws or any material Contractual Obligation of the Borrower.  The Borrower is not party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(e)No Violation.  The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not violate, in any material respect, any Applicable Law.

(f)No Proceedings.  There are no proceedings or investigations pending against the Borrower or, to the best knowledge of the Borrower, pending against any of its Subsidiaries or threatened in writing against the Borrower or any such Subsidiary before any Governmental Authority (i) asserting the invalidity of this Agreement or any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g)All Consents Required.  All material approvals, authorizations, consents, licenses, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Transaction Document to which the Borrower is a party, have been obtained.  The Borrower has received all consents and approvals required by the terms of the Loan Documents in respect of such Collateral to the pledge hereunder to the Administrative Agent of its interest and rights in such Collateral.

(h)Reports Accurate.  All Monthly Reports, Borrowing Base Certificates, information, exhibits, financial statements, documents, books, records, reports or other document furnished or to be furnished by the Borrower (but excluding information identified as provided by a third party) to the Administrative Agent, the Bank Parties, any Managing Agent or any Lender in connection with this Agreement or any other Transaction Document or in connection with the negotiation thereof are true, complete and accurate in all material respects to the best knowledge of the Person so delivering such items; provided that all financial projections, pro forma financial information, and other forward-looking information which has been delivered to the Administrative Agent, the Bank Parties, any Managing Agent or any Lender in connection with this Agreement or any other Transaction Document are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates and assumptions, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Borrower) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may differ materially and adversely from the results set forth therein.

(i)Solvency.  The Borrower is not the subject of any Insolvency Proceeding or Insolvency Event.  The transactions contemplated under this Agreement and each Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(j)No Default.  The Borrower is not in default under or with respect to any Existing Indebtedness or other obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(k)Taxes.  The Borrower has filed or caused to be filed all federal and material state Tax returns required to be filed by it.  The Borrower has paid all federal and state Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower and to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect), and no Tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such federal or material state Tax, fee or other charge.

(l)Agreements Enforceable.  This Agreement and each Transaction Document to which the Borrower is a party constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(m)No Liens.  The Collateral is owned by the Borrower free and clear of any Lien (except for Permitted Liens as provided herein), claim or encumbrance of any Person, and the Administrative Agent, as agent for the Secured Parties, has a valid and perfected first priority security interest in the Collateral then existing or thereafter arising, free and clear of any Liens except for Permitted Liens.  No effective financing statement or other instrument similar in effect covering any Collateral is on file in any recording office except such as may be filed in favor of the Administrative Agent relating to this Agreement.  The Borrower is not aware of the filing of any judgment, ERISA or tax lien filings against the Borrower.

(n)Security Interest.  This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in favor of the Administrative Agent, on behalf of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law, is prior to all other Liens and is enforceable as such against creditors of and purchasers from the Borrower.  All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Administrative Agent on behalf of the Secured Parties, in the Collateral have been made and are effective or will be made on the Effective Date.

(i)This Agreement constitutes a security agreement within the meaning of Section 9-102(a)(73) of the UCC as in effect from time to time in the State of New York.

(ii)the Collateral is comprised of “instruments”, “general intangibles”, “deposit accounts”, “investment property” and “proceeds” (each as defined in the applicable UCC) and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations under Section 4.1(n).

(iii)with respect to Collateral that constitutes “deposit accounts” or “securities accounts” as defined in Sections 9-102 and 8-501(a), respectively, of the UCC as in effect from time-to-time in the State of New York:

(1)the Borrower has taken all steps necessary to enable the Administrative Agent to obtain “control” (within the meaning of the UCC as in effect from time-to-time in the State of New York) with respect to the CIBC Account (from and after the date of the initial Advance hereunder) and each such Collection Account; and

(2)the CIBC Account and such Collection Accounts are not in the name of any Person other than the Borrower, and are subject to the Lien of the Administrative Agent (it being understood that the CIBC Account shall be subject to the Lien of the Administrative Agent at all times on and after the date of the initial Advance hereunder).  The Borrower has not instructed the securities intermediary of any Collection Account to comply with the instructions of any Person other than the Administrative Agent; provided that, until the Administrative Agent delivers a notice of exclusive control, the Borrower may cause cash in such Collection Accounts to be invested in Permitted Investments, and the proceeds thereof to be distributed in accordance with this Agreement.  At all times on and after the date of the initial Advance hereunder, the Borrower has not instructed the depository bank of the CIBC Account to comply with the instructions of any Person other than the Administrative Agent; provided that, until the Administrative Agent delivers a notice of exclusive control, the Borrower may cause cash in the CIBC Account to be invested in Permitted Investments, and the proceeds thereof to be distributed in accordance with this Agreement.

(iv)The Collection Account constitutes a “securities account” as defined in Section 8-501(a) of the UCC as in effect from time-to-time in the State of New York and the CIBC Account constitutes a “deposit account” as defined in Section 9-102 of the UCC as in effect from time-to-time in the State of New York.

(v)The Borrower has received all consents and approvals required by the terms of any Loan to the granting of a security interest in the Collateral hereunder to the Administrative Agent, on behalf of the Secured Parties.

(vi)Upon the delivery to the Collateral Custodian of all Collateral constituting “instruments” and “certificated securities” (as defined in the UCC as in effect from time to time in the jurisdiction where the Collateral Custodian’s corporate trust office is located), the crediting of all Collateral that constitutes “financial assets” (as defined in the UCC as in effect from time to time in the State of New York) to an account and the filing of the financing statements in the jurisdiction in which the Borrower is located, such security interest shall be a valid and first priority perfected security interest in all of the Collateral in that portion of the Collateral in which a security interest may be created under Article 9 of the UCC as in effect from time to time in the State of New York.

(vii)All original executed copies of each underlying promissory note that constitute or evidence each Loan has been or, subject to the delivery requirements contained herein, will be delivered to the Document Custodian.

(viii)None of the underlying promissory notes that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent on behalf of the Secured Parties.

(ix)With respect to Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian on behalf of the Administrative Agent and, if in registered form, has been specially Indorsed to the Collateral Custodian or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent upon original issue or registration of transfer by the Borrower of such certificated security.

(o)Location of Offices.  The Borrower’s location (within the meaning of Article 9 of the UCC) is Maryland.  The Borrower’s principal place of business and chief executive office and the office where the Borrower keeps all the Records not held by the Document Custodian is located at the address of the Borrower referred to in Schedule IV hereof (or at such other locations as to which the notice and other requirements specified in Section 5.1(m) shall have been satisfied).  Other than the change in the Borrower’s name from GSV Growth Credit Fund Inc. to Runway Growth Credit Fund Inc., the Borrower has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, or its jurisdiction of organization and has not changed its location within the period commencing on the date of formation of the Borrower and ending on the Effective Date.

(p)Tradenames.  The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(q)Reserved.

(r)Business.  The Borrower is in compliance in all material respects with the Investment Policies.  Since the date of the audited financial statements delivered in accordance with Section 3.1, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(s)ERISA.  The Borrower is in compliance in all material respects with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the Pension Benefit Guaranty Corporation under ERISA.

(t)Investment Company Act.  The Borrower represents and warrants that (A) Advances do not constitute ownership interests in the Borrower and (B) the Borrower is not, and after giving effect to the transactions contemplated hereby, will not be, required to register as an “investment company” within the meaning of the 1940 Act.  For purposes of this subclause (x), “ownership interest” has the meaning set forth in §_____.10(d)(6) of the common rule entitled “Proprietary Trading and Certain Interests and Relationships with Covered Funds” (commonly known as the “Volcker Rule”) published at 79 Fed. Reg. 5779 et seq.

(u)Government Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).

The Borrower owns no Margin Stock, and no portion of the proceeds of any Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.  The Borrower will not take or permit to be taken any action that might cause any Loan Document or any Transaction Document to violate any regulation of the Federal Reserve Board.

(v)Eligibility of Loans.  As of the Effective Date and each Funding Date thereafter, (i) each Loan referenced on the related Borrower Notice and included in the Borrowing Base is an Eligible Loan on such date, (ii) each Loan included in the Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with Applicable Laws and (iii) with respect to each such Loan included in the Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the transfer of a Lien in such Loans and the Borrower’s interests in the Related Property to the Administrative Agent for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect.  As of the most recent Reporting Date, the Loan List delivered with the most recent Monthly Report, and as of each Funding Date, the Loan List and the information contained in the Borrower Notice delivered pursuant to Sections 2.1 and 2.2, is a true, complete and correct listing in all material respects of all the Loans that are part of the Collateral as of the such date, and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, complete and correct in all material respects as of such date.

(w)USA Patriot Act.  None of the Borrower or the Investment Adviser or any of their respective Affiliates is (1) a country, territory, organization, person or entity named on an OFAC list; (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.

(x)No Fraud.  Each Loan was originated without any fraud or material misrepresentation, to the Borrower’s knowledge, on the part of the Obligor.

(y)Compliance with Law.  The Borrower has complied in all respects with all Applicable Laws to which it may be subject, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and no item of Collateral contravenes any Applicable Law (including, without limitation, all applicable Credit Protection Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Without limiting the foregoing, (x) to the extent applicable, the Borrower is in compliance in all material respects with the regulations and rules promulgated by OFAC including U.S. Executive Order No. 13224 and other related statutes, laws, and regulations (collectively, the “Subject Laws”), and (y) the Borrower has adopted internal controls and procedures designed to ensure its continued compliance in all material respects with the applicable provisions of the Subject Laws and to the extent applicable, will adopt procedures consistent in all material respects with the USA Patriot Act and implementing regulations.

(z)Tax Status.  For U.S. federal income tax purposes the Borrower is a RIC.

(aa)Plan Assets.  The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA.  The Borrower has not taken, or omitted to take, any action which would result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(bb)Amendments.  No Loan has been amended, modified or waived, except for amendments, modification or waivers, if any, to such Loan otherwise permitted under Section 7.4(a) and in accordance with the Investment Policy.

(cc)Full Payment.  As of the date of the Borrower’s origination or acquisition thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan will not be repaid by the relevant Obligor in full.

(dd)Reserved.

(ee)Reserved.

(ff)Environmental Matters.  Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower (a) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) does not know of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has not or could not reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrower, is threatened or contemplated) or (e) does not know of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Borrower.

(gg)Intellectual Property.  The Borrower owns, licenses or possesses the right to use all of the trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, business, and the use thereof by the Borrower does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The conduct of the business of the Borrower as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect.

(hh)Certificate of Beneficial Ownership.  The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders on or prior to the Effective Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Effective Date and as of the date any such update is delivered.

Article V

General Covenants of the Borrower

Section 5.1.Covenants of the Borrower.  The Borrower hereby covenants that:

(a)Compliance with Laws and Transaction Documents.  The Borrower will comply with all Applicable Laws, including those with respect to the Loans in the Collateral and any Related Property, and all material Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower shall comply with the terms and conditions of each Transaction Document to which it is a party.

(b)Preservation of Existence.  The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c)Security Interests.  Except as contemplated in this Agreement, including in connection with any Discretionary Sale, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Loan, Collections, Related Property, Portfolio Investment or other asset that is part of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein other than Permitted Liens; provided that so long as no Event of Default or

Unmatured Event of Default has occurred and is continuing, items of Collateral that are not Loans and are not included in the Borrowing Base shall be automatically released from the lien of this Agreement and the other Transaction Documents, without any action of the Administrative Agent or any other Secured Party, in connection with any disposition of such Collateral that occurs in the ordinary course of the Borrower’s business.  The Borrower will promptly notify the Administrative Agent of the existence of any Lien on any Loan, Collections, Related Property, Portfolio Investment or other asset that is part of the Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent as agent for the Secured Parties in, to and under any Loan, Collections and the Related Property or other asset that is part of the Collateral, against all claims of third parties; provided, however, that nothing in this Section 5.1(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any Loan or any Related Property, any Portfolio Investment or other asset that is part of the Collateral.  The Borrower will not create, or participate in the creation of, or permit to exist, any Lien on the Collection Account other than the Lien of the Administrative Agent on behalf of the Secured Parties and any Lien expressly permitted by the Account Control Agreement.  On or after the date of the initial Advance hereunder, the Borrower will not create, or participate in the creation of, or permit to exist, any Lien on the the CIBC Account other than the Lien of the Administrative Agent on behalf of the Secured Parties and any Lien expressly permitted by the Account Control Agreement.

(d)Delivery of Collections.  The Borrower agrees to cause the delivery to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections deposited into the CIBC Account or received by the Borrower in respect of the Loans that are part of the Collateral.

(e)Activities of Borrower.  The Borrower shall not engage in any business or activity of any kind, other than the businesses engaged in on the date hereof, including originating or acquiring Loans the Obligors of which are fast-growing companies, and businesses reasonably related, complementary or incidental thereto in accordance with the Investment Policy.

(f)Indebtedness.  Without the prior written consent of the Administrative Agent, the Borrower shall not create, incur, assume or suffer to exist any Indebtedness or other liability whatsoever, except (i) obligations incurred under this Agreement, (ii) liabilities incident to the maintenance of its existence in good standing, (iii) indebtedness in respect of endorsement of instruments or other payment items for deposit or collection in the ordinary course of business, (iv) the Existing Indebtedness so long as no Loan or any other Collateral shall secure any Existing Indebtedness, (v) obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business, (vi) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal, so long as such judgments or awards do not constitute an Event of Default, and (vii) the Permitted Subscription Line Indebtedness, so long as no Loan or any other Collateral shall secure the Permitted Subscription Line Indebtedness.

(g)Guarantees.  Except as set forth in Section 5.1(f), the Borrower shall not become or remain liable, directly or indirectly, in connection with any Indebtedness or other liability of any other Person, whether by guarantee, endorsement (other than endorsements of negotiable instruments or other payment items for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds, or otherwise.

(h)Investments.  The Borrower shall not make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Person except for (i) purchases of Loans pursuant to this Agreement, (ii) investments in Permitted Investments in accordance with the terms of this Agreement, (iii) Portfolio Investments by the Borrower to the extent such Portfolio Investments are permitted under the 1940 Act and the Investment Policies, and (iv) Investments by the Borrower in any Subsidiaries.

(i)Merger; Sales.  The Borrower shall not enter into any transaction of merger, reorganization, recapitalization or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation, winding up or dissolution), or acquire or be acquired by any Person, or convey, sell, lease, license, assign, transfer, loan or otherwise dispose of all or substantially all of its property or business, without in each case first obtaining the consent of the Administrative Agent.

(j)Distributions.  The Borrower may not declare or pay or make, directly or indirectly, any distribution (whether in cash or other property) with respect to any Person’s equity interest in the Borrower (collectively, a “Distribution”); provided, however, that (i) if no Event of Default or Unmatured Event of Default has occurred and is continuing, or will occur as a result thereof, the Borrower may make a Distribution from funds that are made available to the Borrower pursuant to Section 2.8 hereof, (ii) the Borrower shall be permitted to make Distributions payable solely in additional shares of common stock in the Borrower, and (iii) the Borrower shall be permitted to make Distributions in or with respect to any taxable year of the Borrower (or any calendar year, as relevant) in amounts not to exceed the higher of (x) the net investment income of the Borrower for the applicable fiscal year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 7.11 and (y) 110% of the amount that is required by the Borrower to be distributed to: (i) allow the Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year its liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (B) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero its liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto).

(k)Agreements.  The Borrower shall not amend or modify the provisions of its certificate of formation or organizational documents in each case that could reasonably be expected to have a Material Adverse Effect.

(l)Restrictive Agreements.  The Borrower shall use commercially reasonable efforts to avoid entering into any Restrictive Agreement.

(m)Change of Name or Jurisdiction of Borrower; Records.  The Borrower (x) shall not change its name or jurisdiction of organization, without 30 days’ prior written notice to the Administrative Agent and (y) shall not move, or consent to the Investment Adviser or Document Custodian moving, any original Loan Documents without thirty (30) days’ prior written notice to the Administrative Agent and (z) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent as agent for the Secured Parties (except for Permitted Liens) in all Collateral, and such other actions as the Administrative Agent may reasonably request, including but not limited to delivery of an Opinion of Counsel.

(n)ERISA Matters.  The Borrower will not (a) engage any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (c) fail or permit any ERISA Affiliate to fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Benefit Plan so as to result in any liability that is not paid in full in connection with such termination; or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(o)Transactions with Affiliates.  The Borrower will not enter into, or be a party to, any transaction with any of its Affiliates, without the written consent of the Administrative Agent, except (i) the transactions permitted or contemplated by this Agreement and its organizational documents, (ii) the transactions included within or contemplated by, and the relationships created under, the Investment Advisory Agreement, the Administration Agreement, and the License Agreement, (iii) transactions in respect of any subscription agreements or side letters entered into between the Borrower and any Affiliate in connection with such Affiliate’s investment in the Borrower on terms that are fair and reasonable to the Borrower, (iv) transactions between any Borrower Party and any small business investment company Subsidiary or any “downstream affiliate” (as such term is used under the rules promulgated under the 1940 Act) upon fair and reasonable terms that are no less favorable to such Borrower Party than would be obtained in a comparable arm’s length transaction with a Person that is not an affiliate of such Borrower Party, (v) transactions in compliance with the conditions or other requirements of any exemptive order granted by the SEC to the Borrower, and (vi) other transactions (including, without limitation, transactions related to the use of office space or computer equipment or software by the Borrower to or from an Affiliate) (A) in the ordinary course of business, (B) pursuant to the reasonable requirements of the Borrower’s business, (C) upon fair and reasonable terms that are no less favorable to the Borrower than could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower (except that Loans may be purchased and sold at carrying value), and (D) not inconsistent with the Borrower’s representations, warranties and covenants under Sections 4.1(t) and 5.1(l).  It is understood that any compensation arrangement for any officer or employee shall be permitted under clauses (ii)(A) through (C) above if such arrangement has been expressly approved by the board of directors of the Borrower in accordance with the Borrower’s organizational documents.

(p)Reserved.

(q)Investment Policy.  The Borrower (a) will comply in all material respects with the Investment Policy in regard to each Loan and the Related Property included in the Collateral, and in regard to compliance with Loan Documents, including determinations with respect to the enforcement of its rights thereunder, (b) will not agree to or otherwise permit to occur any material change in the Investment Policy without the prior written consent of the Administrative Agent (in its sole discretion), and (c) will furnish to the Administrative Agent and each Managing Agent, at least ten (10) Business Days prior to its proposed effective date, prompt notice of any proposed material changes in the Investment Policy.

(r)Extension or Amendment of Loans.  The Borrower will not extend, amend or otherwise modify the material terms of any Loan, except as may be in accordance with the provisions of the Investment Policy.

(s)Reporting.  The Borrower will furnish to the Administrative Agent and each Managing Agent:

(i)Significant Events.  As soon as possible and in any event within two (2) Business Days after a Responsible Officer becomes aware, or should have become aware of, the occurrence of each Event of Default and each Unmatured Event of Default, a written statement, signed by a Responsible Officer, setting forth the details of such event and the action that the Borrower proposes to take with respect thereto;

(ii)Breaches of Representations and Warranties.  Upon a Responsible Officer obtaining knowledge thereof, the Borrower shall notify the Administrative Agent and each Managing Agent if any representation or warranty set forth in Section 4.1 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Managing Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances.  In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Managing Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(iii)Certificate of Beneficial Ownership; Other Information.  As soon as practical: (i) upon the request of the Administrative Agent, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information, documents, records or reports respecting the Loans or the condition or operations, financial or otherwise, of the Borrower or the Investment Adviser as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement including, without limitation, any underwriting or credit memorandums prepared with respect to any Loan (including all attachments and calculations related thereto) and any modifications, amendments or waivers granted with respect to any Loan;

(iv)Material Adverse Effect.  Promptly upon a Responsible Officer obtaining knowledge thereof, notice of any development that results in, or could reasonably be expected to result in, a Material Adverse Effect, including, without limitation, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Loan or any portion of the Collateral that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(v)Underwriting Memos.  Upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a complete copy of the underwriting credit memo prepared with respect to each Loan, including all attachments and exhibits thereto, promptly and in any event within five (5) Business Days following the date of such request.  The Administrative Agent shall have the right to request a complete copy of each subsequent approval and, upon receipt of such request, the Borrower shall promptly provide the Administrative Agent with a complete copy of such subsequent approval.

(vi)Proceedings.  The Borrower will furnish to the Administrative Agent, as soon as possible and in any event within five (5) Business Days after the Borrower receives notice or obtains knowledge thereof or the request of the Administrative Agent, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower, the Investment Adviser, or any of their

Affiliates, in each case that could reasonably be expected to have a Material Adverse Effect;

(vii)ERISA.  Promptly after receiving notice of any reportable event (as defined in ERISA) with respect to the Borrower (or any ERISA Affiliate thereof), a copy of such notice;

(viii)Corporate Changes.  As soon as practical and in any event within five (5) Business Days after the effective date thereof, notice of any change in the name, jurisdiction of organization, corporate structure, tax characterization or location of records of the Borrower; provided that, the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filing have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; and

(ix)Accounting Changes.  As soon as practical and in any event within five (5) Business Days after the effective date thereof, notice of any material change in the accounting policies of the Borrower relating to the loan accounting or revenue recognition.

(x)Other.  The Borrower will furnish to any Managing Agent and the Administrative Agent such other information, documents records or reports respecting the Loans or the condition or operations, financial or otherwise of the Borrower, as such Managing Agent or the Administrative Agent may from time to time reasonably request in order to protect the respective interests of the Borrower, such Managing Agent, the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

(t)Taxes.  The Borrower will (i) file or cause to be filed all federal and material state Tax returns required to be filed by it, (ii) pay all federal and material state Taxes that become due and payable and all assessments made against it or any of its property (other than any amount of Tax or assessment the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower and to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect) and (iii) satisfy or contest any Tax lien that is filed or any claim asserted against its property due to any Tax, fee or other charge, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

(u)Use of Proceeds; Margin Stock.  The Borrower will use the proceeds of each Advance made hereunder solely (i) to fund or pay the purchase price of Loans (other than Ineligible Loans) acquired by the Borrower in accordance with the terms and conditions set forth herein, (ii) for the Borrower’s general corporate purposes, or (iii) as otherwise permitted under this Agreement.  The Borrower shall not (x) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (y) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

(v)Keeping of Records and Books of Account.  The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities.  The Borrower will permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties as provided in Section 7.15.

(w)Changes in Payment Instructions to Obligors.  The Borrower will not make any change in its instructions to any relevant administrative agent or Obligor, as applicable, regarding payments to be made with respect to the Collateral to the CIBC Account or the Collection Account unless the Administrative Agent has consented to such change.

(x)Performance and Compliance with Collateral.  The Borrower will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises (if any) required to be observed by it under the Collateral, the Loan Documents and all other agreements related to such Collateral except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

(y)Maintenance of Properties.  The Borrower shall maintain and preserve all of its properties which are necessary or material in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.  The Borrower shall maintain and preserve all insurance relating to the operation of its business as is customarily maintained and preserved by externally managed business development companies.

(z)Maximum Availability.  The Borrower shall not permit the Advances Outstanding to exceed the Maximum Availability.

(aa)Further Assurances.  The Borrower will and will cause each Guarantor to execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby.  Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this

Section 5.1(bb).  The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(bb)Enforcement.  (i)  The Borrower shall not take any action, and will use commercially reasonable efforts not to permit any action to be taken by others, that would release any Person from any of such Person’s material covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Loans, (B) subject to the terms of this Agreement, (i) amendments to Loan Documents that govern Ineligible Loans, (ii) amendments to Loans in accordance with the Investment Policy, and (iii) actions taken in connection with the work-out or restructuring of any Loan in accordance with the provisions hereof, and (C) other actions by the Borrower to the extent not prohibited by this Agreement or as otherwise required hereby.

(cc)Investment Company Restrictions.  The Borrower shall not become required to register as an “investment company” under the 1940 Act.

(dd)Reserved.

(ee)Obligor Notification Forms.  The Administrative Agent may, in its discretion after the occurrence and during the continuance of an Event of Default, send notification forms giving each relevant administrative agent or Obligor, as applicable, notice of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.

(ff)Collateral Not to be Evidenced by Instruments.  The Borrower will take no action to cause any Loan that is not, as of the Effective Date or the related Funding Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan or unless such Instrument is immediately delivered to the Collateral Custodian, together with an Indorsement in blank, as collateral security for such Loan.

(gg)Reserved.

(hh)Subsidiaries.  Without the written consent of the Administrative Agent, the Borrower shall not have or permit the formation of any Subsidiaries (other than Subsidiaries established in the ordinary course of business to hold equity interests in Obligors).

(ii)Name.  Without the written consent of the Administrative Agent, the Borrower shall not conduct business under any name other than its own.

(jj)Business.  The Borrower shall not suspend or go out of a substantial portion of its business.

(kk)Subject Laws.  The Borrower shall not utilize directly or indirectly the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any other Person, whose name appears on the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC or otherwise in violation of any regulations and rules promulgated by the U.S. Department of Treasury and/or administered by OFAC including U.S. Executive Order No. 13224, and other related statutes, laws and regulations.

(ll)RIC Status.  The Borrower shall take all actions necessary to maintain its qualification as a RIC.

(mm)BDC Status.  The Borrower shall at all times maintain its status as a “business development company” within the meaning of the 1940 Act.

(nn)Required Notices.  The Borrower will furnish to the Administrative Agent and the Bank Parties, (1) promptly upon becoming aware thereof (and in any event within two (2) Business Days), notice of (x) any Change of Control or (y) any other event or circumstance that could reasonably be expected to have a Material Adverse Effect or (2) promptly upon becoming aware thereof, (i) any failure of the Borrowing Base Test to be satisfied or (ii) any decrease of 15% or more in the calculation of the Borrowing Base since the latest Borrowing Base Certificate due to a sale, ineligibility of certain Loans or otherwise.  The Administrative Agent will furnish copies of any such notice to the Lenders within two (2) Business Days of receipt thereof.

(oo)Other Agreements.  The Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any material condition upon its ability to perform its obligations under the Transaction Documents.

(pp)Obligations with Respect to Loans.  The Borrower will do nothing to impair the rights of the Administrative Agent as agent for the Secured Parties or of the Secured Parties in, to and under the Collateral.

(qq)Fiscal Year.  The Borrower shall not change its fiscal year or method of accounting without providing the Administrative Agent with prior written notice (i) providing a detailed explanation of such changes and (ii) including pro forma financial statements demonstrating the impact of such change.

(rr)Guaranties.  The payment and performance of the Obligations of the Borrower shall at all times be guaranteed by each direct and indirect Subsidiary of the Borrower other than a Subsidiary that is a small business investment company licensed and regulated by the United States Small Business Administration (each such Person in such a capacity being referred to herein as a “Guarantor” and collectively the “Guarantors”) pursuant to Article XV hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Administrative Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).

(ss)CIBC Account.  On or prior to the date of the initial Advance, the Borrower will direct CIBC Bank USA (or the appropriate affiliate or branch of CIBC Bank USA) to sweep any amounts on deposit in the CIBC Account to the Collection Account on a daily basis.

(tt)Permitted Subscription Line Account.  The Borrower agrees to cause the delivery to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all amounts deposited into the Permitted Subscription Line Account, other than any amounts designated to repay Permitted Subscription Line Indebtedness.

Section 5.2.Key Persons.

(a)If either of David Spreng or Tom Raterman (or, in each case, any Approved Replacement therefor) (each, a “Key Person”) is not actively involved in the material business of the Borrower or the Investment Adviser (as applicable) unless an Approved Replacement therefor is appointed in accordance with the procedures set forth below, such event shall constitute a “Key Person Trigger”.  If no Approved Replacement (as defined below) is appointed within 120 days following a Key Person Trigger, such event shall constitute a “Key Person Event”.  Within the 120-day period following a Key Person Trigger, a “Key Person Trigger Cure” shall occur upon the appointment of an Approved Replacement.

(b)The Borrower shall give prompt written notice to the Administrative Agent and the Managing Agents if a Key Person Trigger or a Key Person Event occurs or if any Key Person is not actively involved in the material business of the Borrower or the Investment Adviser (as applicable).  Within 60 days of any such Key Person Trigger described above (the “Proposal Period”), the Borrower will have the right to provide written notice to the Administrative Agent and the Managing Agents of its proposal for a “Proposed Replacement” of any such Key Person(s), background information satisfactory to the Administrative Agent regarding the Proposed Replacement(s) (including, without limitation, relevant employment history and management experience) and a schedule for implementation of such Proposed Replacement(s).  The Borrower shall make each such Proposed Replacement reasonably available for meetings and/or telephonic conferences with and to respond to questions from the Administrative Agent and the Managing Agents.  If the Administrative Agent does not provide affirmative written consent, the Borrower may continue to seek an acceptable replacement and may propose one or more further Proposed Replacements on or before the last day of the Proposal Period.

(c)If no Approved Replacement is appointed on or prior to the last day of the Approval Period (which, for the avoidance of doubt, shall not be later than 120 days after the Key Person Trigger or after any Key Person is no longer actively involved in the material business of the Investment Adviser or the Borrower, as applicable) related to the final Proposed Replacement proposed by the Borrower during the Proposal Period, then the Borrower shall promptly provide notice of such failure to the Administrative Agent and the Managing Agents and a Key Person Event shall have occurred.

Section 5.3.Financial Covenants.  The Borrower hereby covenants that as of the last day of each fiscal quarter of the Borrower:

(a)The Borrower shall have a Tangible Net Worth in excess of the greater of (i) the sum of (1) $125,000,000 plus (2) 75% of the net proceeds of sales of equity interests in the Borrower following the Effective Date and (ii) the sum of the Outstanding Loan Balances of all Loans owing by the four (4) Obligors that hold the four largest percentages of the aggregate Outstanding Loan Balances of all Loans owned by the Borrower.

(b)The “Asset Coverage Ratio”, as determined pursuant to the 1940 Act and any orders of the SEC issued to the Borrower thereunder, shall equal or exceed the greater of (i) 150% and (ii) the ratio permitted by the SEC under business development company regulatory requirements.

(c)The sum of (i) the aggregate amount of unencumbered cash and cash equivalents of the Borrower plus (ii) the Availability hereunder (determined on a pro forma basis, including newly originated or acquired Eligible Loans) plus (iii) the aggregate amounts available to be drawn under any other committed capital facilities of the Borrower shall at all times exceed the greater of: (x) $15,000,000 and (y) the product of (1) the aggregate Unfunded Amount as of such date times (2) (A) during the Revolving Period, one minus the Weighted Average Advance Rate for all Revolving Loans and Enterprise Loans or (B) following the Revolving Period, one.

(d)The Interest Coverage Ratio shall exceed 2.00 to 1.00 for such fiscal quarter.

(e)The net income of the Borrower calculated in accordance with GAAP shall not be negative for any two consecutive fiscal quarters or any trailing twelve-month period.

Article VI

Security Interest

Section 6.1.Security Interest.  As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations, each Loan Party hereby assigns, pledges and grants to the Administrative Agent, as agent for the Secured Parties, a first-priority lien on and security interest in all of such Loan Party’s right, title and interest in, to and under (but none of its obligations under) the Collateral, whether now existing or owned or hereafter arising or acquired by such Loan Party, and wherever located.  The Loan Parties hereby authorize the Administrative Agent, as agent for the Secured Parties, to file an “all assets” (other than, in the case of the Borrower, the Excluded Property) financing statement to evidence the security interest granted in the Collateral hereunder.  The assignment under this Section 6.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent, the Managing Agents or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto.  Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Loans to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release any Loan Party from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Managing Agents or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Managing Agents or any Secured Party be obligated to perform any of the obligations or duties of the Loan Parties thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 6.2.Remedies.  The Administrative Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or its designees may (i) deliver a notice of exclusive control to the Collateral Custodian and the Document Custodian; (ii) instruct the Collateral Custodian and the Document Custodian to deliver any or all of the Collateral to the Administrative Agent or its designees and otherwise give all instructions and entitlement orders to the Collateral Custodian and the Document Custodian regarding the Collateral; (iii) require that the Loan Parties or the Collateral Custodian and the Document Custodian immediately take action to liquidate the Collateral to pay amounts due and payable in respect of the Obligations; (iv) sell or otherwise dispose of the Collateral in a commercially reasonable manner, all without judicial process or proceedings; (v) take control of the Proceeds of any such Collateral; (vi) exercise any consensual or voting rights in respect of the Collateral; (vii) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (viii) enforce the Borrower’s rights and remedies against the Collateral Custodian and the Document Custodian with respect to the Collateral; (ix) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (x) remove from the Borrower’s, each Guarantor’s, the Investment Adviser’s, the Collateral Custodian’s and the Document Custodian’s and their respective agents’ place of business all books, records and documents relating to the Collateral, or to make any necessary copies thereof; (xi) request the Borrower to or, if the Borrower fails to so act, directly send notification forms giving each relevant administrative agent or Obligor, as applicable, notice of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent and/or (xii) endorse the name of the Loan Parties upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.  For purposes of taking the actions described in subsections (i) through (xii) of this Section 6.2 each of the Loan Parties hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment being coupled with an interest is irrevocable while any of the Obligations remain unpaid), with power of substitution, in the name of the Administrative Agent or in the name of the Loan Parties or otherwise, for the use and benefit of the Administrative Agent, but at the cost and expense of the Borrower and without notice to the Borrower; provided that the Administrative Agent hereby agrees to exercise such power only so long as an Event of Default shall be continuing.  The Administrative Agent and the other Secured Parties agree that the sale of the Collateral shall be conducted in good faith and in accordance with commercially reasonable practices.

Section 6.3.Release of Liens.  (a) At the same time as any Loan that is part of the Collateral expires by its terms and all amounts in respect thereof have been paid by the related

Obligor and deposited in the Collection Account, the Administrative Agent as agent for the Secured Parties will, to the extent requested by the Borrower release its interest in such Loan and the Related Property with respect thereto.

(b)Upon satisfaction of the requirements of Section 2.14, the Lien on such item of Collateral subject to the related Discretionary Sale shall be released in accordance with the terms of Section 2.14.

(c)Reserved.

(d)Upon any request for a release of certain Loans in connection with a proposed Distribution of any Loan, if the requirements of Section 5.1(j), shall have been met, the Administrative Agent as agent for the Secured Parties will, to the extent requested by the Borrower, release its interest in such Loan and the Related Property with respect thereto.

(e)In connection with any release of lien pursuant to any of the foregoing clauses (a) through (d), subject to the satisfaction of any conditions precedent for such release, the Administrative Agent, as agent for the Secured Parties, will, at the Borrower’s cost and expense, execute and deliver to the Borrower any termination statements and any other releases and instruments as the Borrower may reasonably request in order to effect the release of the applicable Loans and Related Property; provided, that, the Administrative Agent as agent for the Secured Parties will make no representation or warranty, express or implied, with respect to any such Loan or Related Property or Portfolio Investment in connection with such release.

Article VII

Administration and Servicing of Loans

Section 7.1.Delegation to the Investment Adviser.  The Borrower may delegate certain duties to the Investment Adviser as provided pursuant to the terms of the Investment Advisory Agreement; provided that (i) the Borrower shall be solely responsible for the fees and expenses payable to the Investment Adviser, (ii) the Borrower shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Borrower pursuant to the terms hereof without regard to any subcontracting arrangement and shall remain liable for any actions or inactions of the Investment Adviser with respect to the obligations of the Borrower hereunder, and (iii) any such subcontract shall be subject to the provisions hereof.  Subject to the foregoing sentence, the Investment Adviser may take any actions required of the Borrower hereunder on its behalf.

Section 7.2.Reserved.

Section 7.3.Reserved .

Section 7.4.Collection of Payments.

(a)Collection Efforts, Modification of Loans.  The Borrower will make reasonable efforts to collect all payments called for under the terms and provisions of the Loans as and when the same become due, and will follow collection procedures which are consistent with the Investment Policies.  The Borrower may not waive, modify or otherwise vary any provision of a Loan, except as may be in accordance with the provisions of the Investment Policy, including the waiver of any late payment charge or any other fees that may be collected in the ordinary course of servicing any Loan included in the Collateral.

(b)Acceleration.  The Borrower shall accelerate the maturity of all or any Scheduled Payments under any Loan under which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan becomes a Defaulted Loan or such earlier or later time as is consistent with the Investment Policy.

(c)Taxes and other Amounts.  To the extent provided for in any Loan, the Borrower will use its commercially reasonable efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Loans or the Related Property and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

(d)Payments to Collection Account.  On or before the Effective Date and thereafter on or before the related settlement date for each Loan, the Borrower shall have instructed all Obligors to make all payments in respect of Loans included in the Collateral to the CIBC Account or the Collection Account.

(e)Establishment of the Collection Account.  The Borrower established before the Effective Date an account in the name of the Borrower for the purpose of receiving Collections from the Collateral (the “Collection Account”), which shall be maintained with an office or branch of U.S. Bank National Association in accordance with the Account Control Agreement and which shall be subject to the lien of the Administrative Agent.  The account number with respect to the Collection Account shall be set forth on Schedule VIII, as updated from time to time with the prior written consent of the Administrative Agent.  In addition, the Borrower shall establish two segregated subaccounts within the Collection Account, one of which will be designated the “Interest Collection Subaccount” and one of which will be designated the “Principal Collection Subaccount”.  The Borrower shall from time to time deposit into the Interest Collection Subaccount, promptly upon receipt thereof, all Interest Collections received by the Borrower.  The Borrower shall deposit promptly upon receipt thereof all other amounts remitted to the Collection Account into the Principal Collection Subaccount including all Principal Collections received by the Borrower.  All amounts deposited from time to time in the Collection Account pursuant to this Agreement shall be held as part of the Collateral and shall be applied to the purposes herein provided.  The Administrative Agent shall at all times have “control” within the meaning of the applicable UCC over the Collection Account.  On or after the date of the initial Advance hereunder, (i) all amounts deposited from time to time in the CIBC Account pursuant to this Agreement shall be held as part of the Collateral and shall be applied to the purposes herein provided and (ii) the

Administrative Agent shall at all times have “control” within the meaning of the applicable UCC over the CIBC Account.

(f)Adjustments.  If (i) the Borrower makes a deposit into the Collection Account in respect of a Collection of a Loan in the Collateral and such Collection was received by the Borrower in the form of a check that is not honored for any reason or (ii) the Borrower makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Borrower shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake.  Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(g)Delivery of Collections.  The Borrower agrees to cause the delivery to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections received by Borrower in respect of the Loans that are part of the Collateral (including any amounts deposited into the CIBC Account).

Section 7.5.Reserved.

Section 7.6.Realization Upon Defaulted Loans.  The Borrower will use reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property with respect to a Defaulted Loan.  The Borrower will follow the practices and procedures set forth in the Investment Policy in order to realize upon such Related Property.    The Borrower will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses.  The Borrower will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property with respect to a Defaulted Loan.

Section 7.7.Reserved.

Section 7.8.Reserved.

Section 7.9.Reserved.

Section 7.10.Payment of Certain Expenses by Borrower.  The Borrower will be required to pay, in accordance with Section 2.8 or out of funds otherwise available for general corporate purposes, the Bank Fees and Expenses and all fees and expenses incurred by the Administrative Agent, any Managing Agent or any Lender in connection with the transactions and activities contemplated by this Agreement, including reasonable fees and disbursements of legal counsel and independent accountants.

Section 7.11.Reports.

(a)Monthly Report.  With respect to each Reporting Date and the related Settlement Period, the Borrower will provide to each Managing Agent and the Administrative Agent, on the related Reporting Date, a monthly statement (a “Monthly Report”) signed by a Responsible Officer of the Borrower and substantially in the form of Exhibit D, including (i) an electronic file containing an updated Loan List, supporting calculations and the portfolio report required under Section 7.11(f) and (ii) with respect to each Monthly Report delivered on the Reporting Date immediately preceding a Payment Date, the amounts for disbursements pursuant to Section 2.8.

(b)Borrower’s Certificate.  Together with each Monthly Report, the Borrower shall submit to each Managing Agent and the Administrative Agent a certificate (a “Borrower’s Certificate”), signed by a Responsible Officer of the Borrower and substantially in the form of Exhibit E, which may be incorporated in the Monthly Report.

(c)Annual Reporting.  The Borrower shall deliver to the Administrative Agent for distribution to each Lender:

(i)  as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, consolidated financial statements as at the end of such fiscal year, in each case audited by independent certified public accountants of nationally recognized standing or reasonably acceptable to Administrative Agent and certified, without any qualifications (including any (x) “going concern” or like qualification or exception, (y) qualification or exception as to the scope of such audit or (z) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management, in each case, as at the end of such year and the related statements of income and retained earnings for such year, setting forth in each case in comparative form the figures for the previous year or predecessor period, as applicable); provided that the requirements set forth in this clause (c)(i) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the report filed by the Borrower with the SEC on Form 10-K for the applicable fiscal year

(ii)  as soon as available, but in any event not later than forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (x) the unaudited balance sheets the Borrower as at the end of such quarter and the related unaudited statements of income and retained earnings of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (or predecessor period, as applicable) and (y) a covenant compliance certificate, summarizing compliance with each of the covenants of Section 5.3 and underlying calculations, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the report filed by the Borrower with the SEC on Form 10-Q for the applicable quarterly period; and

(iii) all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

(d)Amendments to Loan Documents.  Within five (5) Business Days following its effective date, a copy of any material amendment, restatement, supplement, waiver or other modification to any Loan Document of any Loan, together with any documentation prepared by the Borrower in connection with such document.

(e)Borrowing Base Certificate. On each Reporting Date, Funding Date, on the date of each Discretionary Sale under Section 2.14 and on any other date requested by the Administrative Agent in its sole discretion (upon no less than three (3) Business Days’ notice), the Borrower shall deliver to each Managing Agent and the Administrative Agent a Borrowing Base Certificate in the form of Exhibit H setting forth the calculation of the Borrowing Base as of such date and including an electronic file supporting such calculations as well as any investment committee memos (or any updates to investment committee memos) that have not been previously provided to the Administrative Agent.

(f)Portfolio Reports.  On each Reporting Date and on any other date requested by the Administrative Agent in its sole discretion (upon no less than three (3) Business Days’ notice), the Borrower shall deliver to each Managing Agent and the Administrative Agent, a report (including an electronic file) describing the status of non-performing Loans, Loans that have been subject of a Material Modification, watch-listed Loans and Restructured Loans, in form and substance reasonably satisfactory to the Administrative Agent.

(g)Electronic Loan File.  On each Reporting Date and on any other date requested by the Administrative Agent in its sole discretion (upon no less than three (3) Business Days’ notice), the Borrower shall deliver to each Managing Agent and the Administrative Agent, an electronic file containing information on individual Loans and Obligors in form and content reasonably acceptable to the Administrative Agent.

(h)Fair Value Reports.  On each Reporting Date following the end of a fiscal quarter, any Fair Value reports in respect of Eligible Loans prepared by the Borrower’s board of directors or any independent valuation firm for such fiscal quarter.

(i)Other Information.  Promptly upon request, such other information, documents, records or reports respecting the Loans or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.

(j)Scope of Reports.  All reports and financial statements provided by the Borrower hereunder shall be in form and scope reasonably acceptable to the Administrative Agent, including a comparison to the operating budget and prior comparable period.

(k)Portfolio Investments.  On each Reporting Date immediately following the filing by the Borrower of a Form 10-K or Form 10-Q with the SEC, a schedule of investments on the financial statements of the Borrower.

Section 7.12.Reserved.

Section 7.13.Reserved.

Section 7.14.Reserved.

Section 7.15.Access to Certain Documentation and Information Regarding the Loans.  The Borrower shall provide to the Administrative Agent access to the Loan Documents and all other documentation regarding the Loans included as part of the Collateral and the Related Property, such access being afforded without charge but only (i) upon reasonable prior notice, (ii) during normal business hours and (iii) subject to the Borrower’s normal security and confidentiality procedures.  From and after (x) the Effective Date and periodically thereafter at the discretion of the Administrative Agent (but in no event, except as provided under the following clause (y), more than once per calendar year), the Administrative Agent, on behalf of and with the input of each Managing Agent, and their representatives, examiners, auditors or consultants may review the Borrower’s collection and administration of the Loans in order to assess compliance by the Borrower with the Borrower’s written policies and procedures, as well as with this Agreement and may conduct (or commission) an audit of the Loans, Loan Documents and Records in conjunction with such a review, which audit shall be reasonable in scope and shall be completed in a reasonable period of time and (y) the occurrence, and during the continuation of an Event of Default, the Administrative Agent may review the Borrower’s collection and administration of the Loans in order to assess compliance by the Borrower with the Borrower’s written policies and procedures, as well as with this Agreement, which review shall not be limited in scope or frequency, nor restricted in period.  The Administrative Agent may also conduct an audit (as such term is used in clause (x) of this Section 7.15) of the Loans, Loan Documents and Records in conjunction with such a review.  The Borrower shall bear the cost of such reviews and audits; provided that, other than in the case of the occurrence and continuation of an Event of Default, the Borrower shall not be required to bear such costs in excess of $40,000 in any twelve-month period.

Section 7.16.Reserved.

Section 7.17.Identification of Records.  The Borrower shall clearly and unambiguously identify each Loan that is part of the Collateral and the Related Property in its computer or other records to reflect that the interest in such Loans and Related Property have been transferred to and are owned by the Borrower and that the Administrative Agent has the interest therein granted by the Borrower pursuant to this Agreement.

Section 7.18.Fair Value Determination.  The Fair Value of each Loan shall be determined in good faith by the Borrower’s board of directors on a quarterly basis or any other time when the Fair Value is required in accordance with the Investment Policy.  At least once annually, the Fair Value for each Loan owned by the Borrower shall be reviewed by an independent valuation provider. The Fair Value for any Loan reviewed by an independent valuation provider shall be the lesser of the valuation estimated by such provider and the Borrower’s board of directors.  Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, shall at any time have the right to request any Loan included in the Borrowing Base to be independently tested by an independent valuation provider.

Article VIII

Events of Default

Section 8.1.Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)the Borrower shall fail to shall fail to (i) make payment of any principal when due hereunder or under any Transaction Document or (ii) make payment of any other Obligation, including Interest and fees, required to be made under this Agreement or any other Transaction Document and such failure shall continue for more than three (3) Business Days; or

(b)except as otherwise provided in this Section 8.1, the Borrower shall fail to perform or observe in any material respect any other covenant or other agreement of the Borrower set forth in this Agreement and any other Transaction Document to which it is a party and, in each case, such failure continues unremedied for more than fifteen (15) days (to the extent such failure is capable of being remedied) after the first to occur of (i) the date on which written notice (which may be by email) of such failure requiring the same to be remedied shall have been given to such Person by the Borrower, the Administrative Agent or any Lender and (ii) the date on which such Person becomes or should have become aware thereof, provided, however, that breaches of Sections 5.1(e) through (k), 5.1(q), 5.1(s), 5.1(u), 5.1(mm), 5.3, 7.11 and 7.18 shall not have any cure period and shall constitute Events of Default upon the breach of any such covenant; or

(c)any representation or warranty made or deemed made by Borrower in this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, shall prove to be incorrect in any material respect as of the time when the same shall have been made or deemed to have been made; or

(d)an Insolvency Event shall occur with respect to the Borrower or the Investment Adviser or any Affiliate of either Person; or

(e)RGC is no longer serving as the investment adviser to the Borrower under the Investment Advisory Agreement; or

(f)the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens) or the Administrative Agent shall fail to have a first priority perfected security interest in any part of the Collateral (other than in respect of a de minimis amount of Collateral and subject to Permitted Liens), free and clear of any adverse claims; or

(g)the Borrowing Base Test shall not be met, and such failure shall continue for more than three (3) Business Days; or

(h)any director, general partner, managing member, manager or senior officer of the Borrower or the Investment Adviser is indicted for any felonious criminal offense related to the performance of its activities in any securities, financial advisory or other investment businesses; or

(i)without the prior written consent of the Administrative Agent, the Borrower (i) agrees or consents to, or otherwise permits to occur, any amendment or modification or rescission to the Investment Policy in whole or in part, in any manner that would have a material adverse effect on the Loans or a Material Adverse Effect or (ii) cancels or terminates the Investment Advisory Agreement; or

(j)one or more acts (including any failure(s) to act) by the Borrower or the Investment Adviser or any Affiliate thereof occurs that constitutes fraud, willful misconduct or a material violation of Applicable Laws (including securities laws) (as determined in a final, non-appealable adjudication by a court of competent jurisdiction); or

(k)any Change of Control occurs and the Administrative Agent (at the direction of the Required Lenders) has not provided prior written consent to such Change of Control; or

(l)the Borrower or any wholly-owned Subsidiary thereof (i) defaults in making any payment required to be made under any agreement for borrowed money in excess of $2,500,000 or any other material agreement and such default is not cured within the relevant cure period or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or any other material agreement, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto); or

(m)the Borrower is required to register or shall become an “investment company” subject to registration under the 1940 Act; or

(n)the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such lien shall not have been released within five (5) Business Days; or

(o)(i) the Borrower, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or any material provision of any Transaction Document, (ii) the Borrower takes any action for the purpose of terminating, repudiating or rescinding any Transaction Document executed by it or any of its obligations thereunder or (iii) any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or

(p)the Collection Date shall not have occurred on or prior to the Maturity Date; or

(q)the Borrower shall assign any of its rights, obligations, or duties under the Transaction Documents without the prior written consent of each Lender; or

(r)the occurrence of a Key Person Event; or

(s)the occurrence of a Material Adverse Effect; or

(t)as of any date, the Collateral Default Ratio shall exceed 7.50%; or

(u)the Borrower or Investment Adviser’s business activities are suspended or terminated by a Governmental Authority; or

(v)the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $2,500,000 against the Borrower or Investment Adviser (exclusive of judgment amounts fully covered by insurance), and the aforementioned parties shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof or enforcement proceedings are commenced upon such judgment, decree or order; or

(w)any failure by the Borrower to make any payment, transfer or deposit as required by this Agreement and such failure shall continue for three (3) Business Days; or

(y)any failure by the Borrower to give instructions or notice to the Borrower, any Managing Agent and/or the Administrative Agent as required by this Agreement or to deliver any Required Reports hereunder on or before the date occurring two (2) Business

Days after the date such instructions or notice or report is required to be made or given, as the case may be, under the terms of this Agreement; or

(z)except as otherwise provided in this Section 8.1, the Borrower shall become unable to or shall fail to deliver any reporting, certification, notification or other documentation required under this Agreement or any other Transaction Document or any financial or asset information reasonably requested by the Administrative Agent or any Managing Agent as provided herein is not provided as required or requested within fifteen (15) days of the due date therefor or the receipt by the Borrower of any such request, as applicable;

then, and in any such event, the Administrative Agent shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and all Advances Outstanding and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable, provided, that in the event that the Event of Default described in subsection (d) herein has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.  Upon its receipt of written notice thereof, the Administrative Agent shall promptly notify each Lender of the occurrence of any Event of Default.

Section 8.2.Remedies.  (a) Upon any such declaration or automatic occurrence of the Termination Date as specified under Section 8.1, no further Advances will be made, and the Administrative Agent and the other Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, including the Administrative Agent’s right, in its own name and as agent for the Secured Parties, to immediately, without notice except as specified below, conduct (at the Borrower’s expense) the sale of all or any portion of the Collateral in one or more parcels, in good faith and in accordance with commercially reasonable practices, it being hereby agreed and acknowledged by the Borrower that (i) some or all of the Collateral is or may be of the type that threatens to decline speedily in value and (ii) neither the Administrative Agent nor any other Secured Party shall incur any liability as a result of the sale of all or any portion of the Collateral in good faith and in a commercially reasonable manner. If there is no recognizable public market for sale of any portion of Collateral, then a private sale of that Collateral may be conducted only on an arm’s length basis and in good faith and in accordance with commercially reasonable practices.  The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Administrative Agent, may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)Upon any such declaration or automatic occurrence of the Termination Date as specified under Section 8.1, the Borrower hereby agree that they will, at the expense of Borrower, assemble all or any part of the Collateral as directed by the Administrative Agent, and make the same available to the Administrative Agent, at a place to be designated by the Administrative Agent.

(c)The Borrower agrees that the Administrative Agent shall have no general duty or obligation to make any effort to obtain or pay any particular price for any portion of the Collateral sold by the Administrative Agent pursuant to this Agreement.  The Administrative Agent may, in its sole discretion, but subject to the requirement to adhere to commercially reasonable practices, among other things, accept the first offer received, or decide to approach or not to approach any potential purchasers.  The Borrower hereby waive any claims against the Administrative Agent and the other Secured Parties arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under this Agreement, even if the Administrative Agent accepts the first offer received and does not offer any portion of the Collateral to more than one offeree; provided that the Administrative Agent has acted in a commercially reasonable manner in conducting such private sale.  Without in any way limiting the Administrative Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, the Borrower hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and the Borrower hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(1)the Administrative Agent conducts such foreclosure sale in the State of New York;

(2)such foreclosure sale is conducted in accordance with the laws of the State of New York; and

(3)not more than thirty (30) days before, and not less than ten (10) days in advance of such foreclosure sale, the Administrative Agent notifies the Borrower at the address set forth herein of the time and place of such foreclosure sale.

(d)If the Administrative Agent proposes to sell all or any part of the Collateral  in one or more parcels at a public or private sale, at the request of the Administrative Agent, the Borrower shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower is required by law or contract to be kept confidential) relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder.

(e)The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any portion of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any portion of the Collateral, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine. The Borrower hereby acknowledges and agrees that (i) any and all claims, damages and demands against the Administrative Agent or the other Secured Parties arising out of, or in connection with, the exercise by the Administrative Agent of any of the rights or remedies pursuant to this Section 8.2 can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower as a result of, or in connection with, any such claims, damages or demands.

(f)The Administrative Agent is authorized to set off any and all amounts due to the Administrative Agent and/or the other Secured Parties hereunder against any amounts payable to the Borrower by the Administrative Agent and/or the other Secured Parties, in each case, as applicable and whether or not such amounts have matured.

(g)The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the other Secured Parties otherwise available under any provision of this Agreement by operation of law, at equity or otherwise, each of which are expressly preserved.

Article IX

Indemnification

Section 9.1.Indemnities by the Borrower.  (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Managing Agents, the Bank Parties, any Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees, members and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities, penalties, actions, suits, and judgments and related costs and expenses of any kind or nature whatsoever, including reasonable attorneys’ fees and disbursements that may be incurred by or asserted or awarded against any Indemnified Party or other non-monetary damages of any such Indemnified Party (all of the foregoing being collectively referred to as “Indemnified Amounts”) in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Transaction Document, any Loan Document or any transaction contemplated hereby or thereby, excluding, however, (x) Indemnified Amounts arising due to the deterioration in the credit quality or market value of the Loans or other Collateral hereunder to the extent that such credit quality or market value was not misrepresented in any material respect by the Borrower or any of its Affiliates, (y) Indemnified Amounts to the extent resulting from fraud, gross negligence or willful misconduct on the part of any Indemnified Party and (z) Indemnified Amounts constituting Indemnified Taxes.

Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i)any Loan treated as or represented by the Borrower to be an Eligible Loan that is not at the applicable time an Eligible Loan;

(ii)any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made or delivered;

(iii)the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any Loan comprising a portion of the Collateral, or the nonconformity of any Loan, the Related Property with any such Applicable Law or any failure by the Borrower or any Affiliate thereof to perform its respective duties under the Loans included as a part of the Collateral;

(iv)the failure to vest and maintain vested in the Administrative Agent a first priority perfected security interest in the Collateral;

(v)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral whether at the time of any Advance or at any subsequent time and as required by the Transaction Documents;

(vi)any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Loan included as part of the Collateral that is, or is purported to be, an Eligible Loan (including, without limitation, (A) a defense based on the Loan not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms or (B) the equitable subordination of such Loan);

(vii)any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Borrower or any Affiliate thereof to perform its respective duties under the Loans included as a part of the Collateral;

(viii)any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services that are the subject of any Loan included as part of the Collateral or the Related Property included as part of the Collateral;

(ix)the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(x)the commingling of Collections at any time with other funds;

(xi)any repayment by the Administrative Agent, any Managing Agent or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder, in each case which amount the Administrative Agent, such Managing Agent or a Secured Party believes in good faith is required to be repaid;

(xii)any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of proceeds of Advances or in respect of any Loan included as part of the Collateral or the Related Property included as part of the Collateral of the ownership of any Loan or any Related Property relating to any Loan or any other investigation, litigation or proceeding relating to the Borrower in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(xiii)any action or omission by the Borrower which reduces or impairs the rights of the Borrower or the Administrative Agent, any Managing Agent or any Secured Party with respect to any Loan included as part of the Collateral or the value of any such Loan (other than any such action which is expressly permitted under Article VII hereof); or

(xiv)the failure of the Borrower or any of its agents or representatives to remit to the Administrative Agent, Collections on the Collateral remitted to the Borrower or any such agent or representative in accordance with the terms hereof or of any other Transaction Document.

(xv)any inability to litigate any claim against any Obligor in respect of any Collateral as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(xvi)any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or to qualify to do business or file any notice or business activity report or any similar report;

(xvii)any action taken by the Borrower or its respective agents or representatives in the enforcement or collection of any Collateral or with respect to any Related Property; or

(xviii)any fraud or material misrepresentation by the Borrower or on the part of the Obligor with respect to any Loan.

(b)Any amounts subject to the indemnification provisions of this Section 9.1 shall be paid by the Borrower to the applicable Indemnified Party within five (5) Business Days following the Administrative Agent’s (or such Indemnified Party’s) demand therefor.

(c)If for any reason the indemnification provided above in this Section 9.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)The obligations of the Borrower under this Section 9.1 shall survive the removal of the Administrative Agent, the Paying Agent or any Managing Agent and the termination of this Agreement.

(e)The parties hereto agree that the provisions of Section 9.1 shall not be interpreted to provide recourse to the Borrower against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, an Obligor on, any Loan.

Article X

The Administrative Agent and the Managing Agents

Section 10.1.Authorization and Action.  (a) Each Secured Party hereby designates and appoints KeyBank as Administrative Agent hereunder, and authorizes KeyBank to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto.  The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist for the Administrative Agent.  In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns.  The Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law.  The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

(b)Each Lender hereby designates and appoints the Managing Agent for such Lender’s Lender Group as its Managing Agent hereunder, and authorizes such Managing Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Managing Agents by the terms of this Agreement together with such powers as are reasonably incidental thereto.  No Managing Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the applicable Managing Agent shall be read into this Agreement or otherwise exist for the applicable Managing Agent.  In performing its functions and duties hereunder, each Managing Agent shall act solely as agent for the Lenders in the related Lender Group and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns.  No Managing Agent shall be required to take any action that exposes it to personal liability or that is contrary to this Agreement or Applicable Law.  The appointment and authority of each Managing Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

Section 10.2.Delegation of Duties.  (a) The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b)Each Managing Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 10.3.Exculpatory Provisions.  (a) Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III.  The Administrative Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.  The Administrative Agent shall not be deemed to have knowledge of any Event of Default unless the Administrative Agent has received notice of such Event of Default, in a document or other written communication titled “Notice of Event of Default” from the Borrower or a Secured Party.

(b)Neither any Managing Agent nor any of its respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of a Managing Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to the Administrative Agent or any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III.  No Managing Agent shall be under any obligation to the Administrative Agent or any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.  No Managing Agent shall be deemed to have knowledge of any Event of Default unless such Managing Agent has received notice of such Event of Default, in a document or other written communication titled “Notice of Event of Default” from the Borrower, the Administrative Agent or a Secured Party.

(c)None of the Administrative Agent, any Managing Agent or any Lender shall be deemed to have any fiduciary relationship with the Borrower under this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities creating any such fiduciary relationship shall be inferred from or in connection with this Agreement except as otherwise provided herein or under Applicable Law.

Section 10.4.Reliance.  (a) The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Lenders or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders, provided, that, unless and until the Administrative Agent shall have received such advice, the Administrative Agent may take or refrain from taking any action, as the Administrative Agent shall deem advisable and in the best interests of the Secured Parties, The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Lenders or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

(b)Each Managing Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Managing Agent.  Each Managing Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Lenders in its related Lender Group as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders in its related Lender Group, provided that unless and until such Managing Agent shall have received such advice, the Managing Agent may take or refrain from taking any action, as the Managing Agent shall deem advisable and in the best interests of the Lenders in its Lender Group.  Each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lenders in such Managing Agent’s Lender Group and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Managing Agent’s Lender Group.

Section 10.5.Non-Reliance on Administrative Agent, Managing Agents and Other Lenders.  Each Secured Party expressly acknowledges that neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any other Secured Party hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or any other Secured Party.  Each Secured Party represents and warrants to the Administrative Agent and to each other Secured Party that it has and will, independently and without reliance upon the Administrative Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement.

Section 10.6.Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent, and the Lenders in each Lender Group agree to reimburse the Managing Agent for such Lender Group, and their respective officers, directors, employees, representatives and agents ratably according to their Commitments, as applicable, to the extent not paid or reimbursed by the Borrower (i) for any amounts for which the Administrative Agent, acting in its capacity as Administrative Agent, or any Managing Agent, acting in its capacity as a Managing Agent, is entitled to reimbursement by the Borrower hereunder and (ii) for any other expenses incurred by the Administrative Agent, in its capacity as Administrative Agent, or any Managing Agent, acting in its capacity as a Managing Agent, and acting on behalf of the related Lenders, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 10.7.Administrative Agent and Managing Agents in their Individual Capacities.  The Administrative Agent, each Managing Agent and each of their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Administrative Agent or such Managing Agent, as the case may be, were not the Administrative Agent or a Managing Agent, as the case may be, hereunder.  With respect to the acquisition of Advances pursuant to this Agreement, the Administrative Agent, each Managing Agent and each of their respective Affiliates shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent or a Managing Agent, as the case may be, and the terms “Lender” “Lender” “Lenders” and “Lenders” shall include the Administrative Agent or a Managing Agent, as the case may be, in its individual capacity.

Section 10.8.Successor Administrative Agent or Managing Agent.  (a) The Administrative Agent may, upon five (5) days’ notice to the Borrower and the Secured Parties, and the Administrative Agent will, upon the direction of all of the Lenders resign as Administrative Agent.  If the Administrative Agent shall resign, then the Required Lenders during such 5-day period shall appoint from among the Secured Parties a successor agent.  If for any reason no successor Administrative Agent is appointed by the Required Lenders during such 5-day period, then effective upon the expiration of such 5-day period, the Secured Parties shall perform all of the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations or under any Fee Letter delivered by the Borrower to the Administrative Agent and the Secured Parties directly to the applicable Managing Agents, on behalf of the Lenders in the applicable Lender Group and for all purposes shall deal directly with the Secured Parties.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article IX and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(b)Any Managing Agent may, upon five (5) days’ notice to the Borrower, the Administrative Agent and the related Lenders, and any Managing Agent will, upon the direction of all of the related Lenders resign as a Managing Agent.  If a Managing Agent shall resign, then the related Lenders during such 5-day period shall appoint from among the related Lenders a successor Managing Agent.  If for any reason no successor Managing Agent is appointed by such Lenders during such 5-day period, then effective upon the expiration of such 5-day period, such Lenders shall perform all of the duties of the related Managing Agent hereunder.  After any retiring Managing Agent’s resignation hereunder as a Managing Agent, the provisions of Article IX and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Managing Agent under this Agreement.

Section 10.9.Certain ERISA Matters.  (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the

Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related hereto or thereto).

Article XI

Assignments; Participations

Section 11.1.Assignments and Participations.  (a) The Borrower shall not have the right to assign its rights or obligations under this Agreement.

(b)Any Lender may at any time and from time to time assign to one or more Persons (“Purchasing Lenders”) that are Eligible Assignees all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit B hereto (the “Assignment and Acceptance”) executed by such Purchasing Lender and such selling Lender.  In addition, except with respect to an assignment to an Affiliate of such Lender, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing at such time, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent and the assigning Lender within five (5) Business Days after having received written notice thereof.  Each assignee of a Lender must be an Eligible Assignee and must agree to deliver to the Administrative Agent, promptly following any request therefor by the Managing Agent for its Lender Group, an enforceability opinion in form and substance satisfactory to such Managing Agent.  Upon delivery of the executed Assignment and Acceptance to the Administrative Agent, such selling Lender shall be released from its obligations hereunder to the extent of such assignment.  Thereafter the Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required.  The Lenders agree that any assignments arranged by the Borrower or any of its Affiliates shall be offered to the Lenders ratably, and if accepted by each Lender in its sole discretion, shall be made by the Lenders ratably.

(c)By executing and delivering an Assignment and Acceptance, the Purchasing Lender thereunder and the selling Lender thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such selling Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Purchasing Lender confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such Purchasing Lender will, independently and without reliance upon the Administrative Agent or any Managing Agent, the selling Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such Purchasing Lender and such selling Lender confirm that such Purchasing Lender is an Eligible Assignee; (v) such Purchasing Lender appoints and authorizes each of the Administrative Agent and the applicable Managing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such Purchasing Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of, each Advance owned by each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Lenders, the Borrower and the Managing Agents may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Lenders, any Managing Agent, or the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e)Subject to the provisions of this Section 11.1, upon their receipt of an Assignment and Acceptance executed by a selling Lender and a Purchasing Lender, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, accept such Assignment and Acceptance, and the Administrative Agent shall then (i) record the information contained therein in the Register and (ii) give prompt notice thereof to each Managing Agent.

(f)Any Lender may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in the Advances made by such Lender or any other interest of such Lender hereunder.  Notwithstanding any such sale by a Lender of a participating interest to a Participant, such Lender’s rights and obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance of its obligations hereunder, and the Borrower, the other Lenders, the Managing Agents and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification set forth in Section 12.1(iii) of this Agreement.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(d) and (l) (it being understood that the documentation required under Section 2.13(d) and (l) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 11.1; provided that such Participant shall not be entitled to receive any greater payment under Section 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Advances or other obligations under any Transaction Documents) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.1, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

(h)Nothing herein shall prohibit any Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank or other central bank having jurisdiction over such Lender in accordance with Applicable Law and any such pledge or collateral assignment may be made without compliance with Section 11.1(b) or Section 11.1(c).

(i)In the event any Lender causes increased costs, expenses or taxes to be incurred by the Administrative Agent or Managing Agents in connection with the assignment or participation of such Lender’s rights and obligations under this Agreement to an Eligible Assignee then such Lender agrees that it will make reasonable efforts to assign such increased costs, expenses or taxes to such Eligible Assignee in accordance with the provisions of this Agreement.

(j)Except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(k)Any Eligible Assignee or Participant on the date it becomes a Lender or Participant hereunder shall certify in the applicable Assignment and Acceptance, participation agreement or other similar document that it is an Eligible Assignee (in the case of an Assignee) or in accordance with the terms of Section 11.1(f) (in the case of a Participant). Any failure to include such a certification in an Assignment and Acceptance, participation agreement or other applicable document shall render such Assignment and Acceptance, participation agreement or other similar document void ab initio and of no force or effect for any purpose.

Article XII

Miscellaneous

Section 12.1.Amendments and Waivers.  Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent, the Managing Agents and the Required Lenders; provided, however, that (i) without the consent of the Lenders in any Lender Group (other than the Lender Group to which such Lenders are being added), the Administrative Agent and the applicable Managing Agent may, with the consent of Borrower, amend this Agreement solely to add additional Persons as Lenders hereunder, (ii) any amendment of this Agreement that is solely for the purpose of increasing the Commitment of a specific Lender or increase the Group Advance Limit of the related Lender Group may be effected with the written consent of the Borrower, the Administrative Agent and the affected Lender, and (iii) the consent of each Lender shall be required to: (A) extend the Commitment Termination Date or the date of any payment or deposit of Collections by the Borrower, (B) reduce the amount (other than by reason of the repayment thereof) or extend the time of payment of Advances Outstanding or reduce the rate or extend the time of payment of Interest (or any component thereof) (other than the waiver of Default Rate), (C) reduce any fee payable to the Administrative Agent or any Managing Agent for the benefit of the Lenders, (D) amend, modify or waive any provision of the definition of “Required Lenders” or Sections 11.1(b), 12.1, 12.9, or 12.10, (E) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (F) amend or waive any Event of Default, (G) change the definition of “Borrowing Base,” “Collateral Default Ratio,” “Eligible Loan” or “Payment Date,” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

No amendment, waiver or other modification having a material effect on the rights or obligations of the Bank Parties shall be effective against the applicable Bank Party without the written agreement of the applicable Bank Party.  The Borrower will deliver a copy of all waivers and amendments to the Bank Parties.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.12, 2.13, 9.1, 9.2 and 12.8), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 12.2.Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, sent by overnight courier, transmitted or hand delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or Joinder Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by courier mail, when it is officially recorded as being delivered to the intended recipient by return receipt, proof of delivery or equivalent, or (c) notice by facsimile copy or e-mail, on the date the delivering party delivers such documents or notices via facsimile copy or e-mail.

Section 12.3.No Waiver, Rights and Remedies.  No failure on the part of the Administrative Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.4.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Secured Parties and their respective successors and permitted assigns and, in addition.

Section 12.5.Term of this Agreement.  This Agreement, including, without limitation, the Borrower’s obligation to observe its covenants set forth in Article V and Article VII, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the

Borrower pursuant to Articles III and IV and the indemnification and payment provisions of Article IX and Article X and the provisions of Section 12.9 and Section 12.10 shall be continuing and shall survive any termination of this Agreement.

Section 12.6.Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York but otherwise without regard to conflicts of law principles).  Each of the Secured Parties, the Borrower and the Administrative Agent hereby agrees to the non-exclusive jurisdiction of any federal court located within the state of New York.  Each of the parties hereto and each secured party hereby waives any objection based on forum non conveniens, and any objection to venue of any action instituted hereunder in any of the aforementioned courts and consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

Section 12.7.Waiver of Jury Trial.  To the extent permitted by applicable law, each of the Secured Parties, the Borrower and the Administrative Agent waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise between the parties hereto arising out of, connected with, related to, or incidental to the relationship between any of them in connection with this Agreement or the transactions contemplated hereby.  Instead, any such dispute resolved in court will be resolved in a bench trial without a jury.

Section 12.8.Costs, Expenses and Taxes.  (a) In addition to the rights of indemnification granted to the Administrative Agent, the Managing Agents, the other Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article IX hereof, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Managing Agents and the other Secured Parties incurred in connection with the on-site due diligence (including travel related expenses) or with the preparation, negotiation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the costs, fees and expenses of any third-party auditor engaged under the terms of this Agreement and the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Managing Agents and the other Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Managing Agents and the other Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Managing Agents or the other Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

(b)The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c)The Borrower shall pay on demand all other costs, expenses and taxes (excluding income taxes), including, without limitation, all reasonable costs and expenses incurred by the Administrative Agent or any Managing Agent in connection with periodic audits of the Borrower’s books and records, which are incurred as a result of the execution of this Agreement.

Section 12.9.Reserved.

Section 12.10.Recourse Against Certain Parties.  (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

(b)The provisions of this Section 12.10 shall survive the termination of this Agreement.

Section 12.11.Protection of Security Interest; Appointment of Administrative Agent as Attorney-in-Fact.  (a) The Borrower shall cause all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent as agent for the Secured Parties and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent as agent for the Secured Parties hereunder to all property comprising the Collateral.  The Borrower shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.  The Borrower shall cooperate fully in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.11.

(b)The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c)If the Borrower fails to perform any of its obligations hereunder after five Business Days’ notice from the Administrative Agent, the Administrative Agent or any Lender may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Lender’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article IX, as applicable.  The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower, (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including, without limitation, one or more financing statements describing the collateral covered thereby as “all assets of the Debtor whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral.  This appointment is coupled with an interest and is irrevocable.

(d)Without limiting the generality of the foregoing, Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i)authorize, deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii)deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the Collateral hereunder continues to be subject to a perfected security interest in favor of the Administrative Agent, as agent for the Secured Parties, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 12.12.Confidentiality; Conflicts of Interest.  (a) Each of the Administrative Agent, the Managing Agents, the other Secured Parties and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and the other confidential proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants and attorneys and as required by an Applicable Law, as required to be publicly filed with SEC, or as required by an order of any judicial or administrative proceeding, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or Loan Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or Loan Documents and (iv) disclose such information to its Affiliates to the extent necessary in connection with the administration or enforcement of this Agreement or the other Transaction Documents.

(b)Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any nonpublic information with respect to it for use in connection with the transactions contemplated herein and in the Transaction Documents (i) to the Administrative Agent or the Secured Parties by each other, (ii) by the Administrative Agent or the Secured Parties to any prospective or actual Eligible Assignee or participant of any of them or in connection with a pledge or assignment to be made pursuant to Section 11.1(h) or (iii) by the Administrative Agent or the Secured Parties to any provider of a surety, guaranty or credit or liquidity enhancement to a Secured Party and to any officers, directors, members, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agrees to be bound hereby.  In addition, the Secured Parties and the Administrative Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings, including, without limitation, at the request of any self-regulatory authority having jurisdiction over a Lender.

(c)The Borrower agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Transaction Documents without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower shall consult with the Administrative Agent and each Managing Agent prior to the issuance of such news release or public announcement.  The Borrower may, however, disclose the general terms of the transactions contemplated by this Agreement and the Transaction Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(d)The Borrower acknowledges that the Lenders and the Managing Agents (and their Affiliates) may be providing financing or other services to other companies in respect of which Borrower or its Affiliates may have conflicting interests. The Borrower acknowledges that no Lender, Managing Agent, or any Affiliate thereof shall have any obligation to use in connection with the transactions contemplated by the Transaction Documents, or to furnish to the Borrower or its Affiliates, any confidential information obtained from such other companies.

Section 12.13.Execution in Counterparts; Severability; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail in .pdf format shall be effective as delivery of a manually executed counterpart of this Agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any Fee Letter.

Section 12.14.Patriot Act.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

Section 12.15.Legal Holidays.  In the event that the date of any Payment Date, date of prepayment or Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Transaction Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, date of prepayment or Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.16No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or their affiliates.  The Borrower (collectively, solely for purposes of this paragraph, the “Credit Parties”) each agree that nothing in the Transaction Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other.  The Borrower acknowledge and agree that (i) the transactions contemplated by the Transaction Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Transaction Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, or its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Person, in connection with such transaction or the process leading thereto.

Section 12.17Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(a)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Article XIII

Reserved

Article XIV

The Paying Agent

Section 14.1.Authorization and Action.  (a)  Each Lender and the Administrative Agent hereby designates and appoints U.S. Bank National Association (and U.S. Bank National Association accepts such designation and appointment) as the Paying Agent hereunder, and authorizes the Paying Agent to maintain the Collection Account and to take such actions as representative on its behalf and as directed by the Lenders or the Administrative Agent and to exercise such powers as are delegated to the Paying Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto.  In performing its functions and duties hereunder, the Paying Agent shall act solely as agent for the Lenders and the Administrative Agent and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns.  The Paying Agent shall not be required to risk or expend its own funds in performing its duties hereunder or otherwise take any action which exposes it to personal liability or which is contrary to this Agreement or

Applicable Law.  The appointment and authority of the Paying Agent hereunder shall terminate at the indefeasible payment in full of the Advance.

(b)Notwithstanding any provision to the contrary elsewhere in this Agreement, the Paying Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any agency or fiduciary relationship with any Lender or the Administrative Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Paying Agent.

Section 14.2.Successor Paying Agent.  (a) The Paying Agent may resign as Paying Agent upon thirty (30) days’ notice to the Lenders with such resignation becoming effective upon a successor representative succeeding to the rights, powers and duties of Paying Agent pursuant to this Section 14.2(a).  If the Paying Agent shall resign as Paying Agent under this Agreement, then the Lenders shall appoint a successor Paying Agent.  Any successor Paying Agent shall succeed to the rights, powers and duties of resigning Paying Agent, and the term “Paying Agent” shall mean such successor Paying Agent effective upon its appointment, and the former Paying Agent’s rights, powers and duties as Paying Agent shall be terminated, without any other or further act or deed on the part of the former Paying Agent or any of the parties to this Agreement.  After the retiring Paying Agent’s resignation as Paying Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Paying Agent under this Agreement.  Any successor Paying Agent appointed hereunder shall be a state or national bank or trust company that is not an Affiliate of the Borrower, that has a deposit rating of at least “A2” or a short-term debt rating of at least “P-1” by Moody’s and capital and surplus of at least U.S.$200,000,000 and that is a Securities Intermediary.

(b)The Paying Agent may be removed in connection with a breach by the Paying Agent of any agreement of the Paying Agent under this Agreement upon 30 days’ notice given in writing and delivered to the Paying Agent from the Administrative Agent with the consent of the Required Lenders (the “Paying Agent Termination Notice”).  On and after the receipt by the Paying Agent of the Paying Agent Termination Notice, the Paying Agent shall continue to perform all functions of Paying Agent under this Agreement until the date specified in the Paying Agent Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in the Paying Agent Termination Notice, until a date mutually agreed upon by the Paying Agent and the Administrative Agent, in each case subject to the Paying Agent’s right to resign prior to such date pursuant to Section 14.2(a).

Section 14.3.Fees and Expenses.  As compensation for the performance of the Paying Agent’s obligations under this Agreement, the Borrower agrees to pay to the Paying Agent the applicable Bank Fees and Expenses, which shall be solely the obligation of the Borrower.  The Borrower agrees to reimburse the Paying Agent for all reasonable expenses, disbursements and advances incurred or made by the Paying Agent in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents, and all such amounts and the Bank Fees and Expenses shall be payable in accordance with the provisions of Section 2.8 hereof, provided, however, that to the extent such amounts are not promptly paid pursuant to Section 2.8 hereof such amounts shall remain recourse obligations of the Borrower due and owing to the Paying Agent.

Section 14.4.Representations and Warranties of the Paying Agent.  (a) Organization. The Paying Agent has been duly organized and is validly existing as a national association under the laws of the United States.

(b)Power and Authority; Due Authorization.  The Paying Agent (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) carry out the terms of the Transaction Documents to which it is a party and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

(c)Binding Obligation. This Agreement and each other Transaction Document to which the Paying Agent is a party constitutes a legal, valid and binding obligation of the Paying Agent enforceable against Paying Agent in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application effecting enforcements of creditors’ rights or general principles of equity.

Section 14.5.Indemnity; Liability of the Paying Agent.  (a) The Borrower shall indemnify and hold the Paying Agent harmless from all Indemnified Amounts to the extent set forth in Section 9.1 and subject to all of the exclusions and other terms of such Section.  The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under this Agreement if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity is not reasonably assured to it.  All amounts payable to Paying Agent pursuant to this Section 14.5 shall be subject to the priorities of payment in Section 2.8 hereof, provided, however, that to the extent such amounts are not promptly paid pursuant to Section 2.8 hereof such amounts shall remain recourse obligations of the Borrower due and owing to the Paying Agent.  The indemnification provided to the Paying Agent hereunder shall survive the resignation or removal of the Paying Agent and the termination of this Agreement.  For the avoidance of doubt, any amounts payable by the Borrower under this Section 14.5 shall constitute Administrative Expenses.

(b)The Paying Agent may conclusively rely and shall be protected in acting or refraining from acting upon any written notice, order, judgment, certification or demand (including, but not limited to, electronically confirmed facsimiles of such notice) believed by it to be genuine and to have been signed or presented by the proper party or parties in accordance with this Agreement, and the Paying Agent shall have no obligation to review or confirm that actions taken pursuant to such notice in accordance with this Agreement comply with any other agreement or document.  The Paying Agent shall not be responsible for the content or accuracy of any document provided to the Paying Agent, and shall not be required to recalculate, certify, or verify any numerical information.  The Paying Agent shall not be liable with respect to any action taken or omitted to be taken in accordance with the written direction, instruction, acknowledgment, consent or any other communication from any party pursuant to the Transaction Documents.

(c)In no event will the Paying Agent be liable for any lost profits or for any incidental, indirect, special, consequential or punitive damages whether or not the Paying Agent knew of the possibility or likelihood of such damages.

(d)The Paying Agent may consult with legal counsel of its own choosing, at the expense of the Borrower, as to any matter relating to this Agreement, and the Paying Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(e)In no event shall the Paying Agent be liable for any failure or delay in performance of its obligations hereunder because of circumstances beyond the Paying Agent’s control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations.

(f)Neither the Paying Agent nor any of its directors, officers or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable order or as otherwise agreed to by the parties.

(g)In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Paying Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Paying Agent.  Accordingly, each of the parties agrees to promptly provide to the Paying Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Paying Agent to comply with Applicable Law.

(h)The Paying Agent shall not be liable for any action or inaction of the Borrower, the Administrative Agent, the Lenders, or any other party (or agent thereof) to this Agreement or any related document and may assume compliance by such parties with their obligations under this Agreement or any related agreements, unless a Responsible Officer of the Paying Agent shall have received written notice to the contrary at the address of the Paying Agent set forth on its signature page hereto.  For purposes hereof, “Responsible Officer” shall mean any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary, corporate trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of this Agreement and the other Transaction Documents to which such person is a party.

(j)The Paying Agent is authorized to supply any information regarding the Collection Account which is required by any law or governmental regulation now or hereafter in effect.

(k)If at any time the Paying Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects any property held by it hereunder or the Collection Account (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any property), the Paying Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Paying Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Paying Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(l)The Paying Agent shall not be liable for failing to comply with its obligations under this Agreement in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

Article XV

The Guarantees

Section 15.1.The Guarantees.  To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor party hereto (including any Guarantor executing an Additional Guarantor Supplement in the form attached hereto as Exhibit I or such other form acceptable to the Administrative Agent) hereby unconditionally and irrevocably guarantees jointly and severally to the Secured Parties, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Advances Outstanding, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Transaction Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding).  In case of failure by the Borrower or other obligor punctually to pay any Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 15.2.Guarantee Unconditional.  The obligations of each Guarantor under this Article XV shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Transaction Document or by operation of law or otherwise;

(b)any modification or amendment of or supplement to this Agreement or any other Transaction Document;

(c)any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, any Loan Party or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Transaction Document;

(d)the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;

(e)any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f)any application of any sums by whomsoever paid or howsoever realized to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid;

(g)any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Transaction Document or any provision of applicable law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Transaction Documents; or

(h)any other act or omission to act or delay of any kind by the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the obligations of any Guarantor under this Article XV.

Section 15.3.Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  Each Guarantor’s obligations under this Article XV shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Advances Outstanding and all other amounts payable by the Borrower and the other Loan Parties under this Agreement and all other Transaction Documents shall have been paid in full.  If at any time any payment of the principal of or interest on any Advance Outstanding or any other amount payable by any Loan Party or other obligor or any guarantor under the Transaction Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Article XV with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 15.4.Subrogation.  Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments.  If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Loan Parties hereunder and the other Transaction Documents and (y) the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 15.5.Subordination.  Each Guarantor (each referred to herein as a “Subordinated Creditor”) hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or other Loan Party owing to such Subordinated Creditor, whether now existing or hereafter arising, to the indefeasible payment in full in cash of all Obligations.  During the existence of any Event of Default, subject to Section 15.4, any such indebtedness, obligation, or liability of the Borrower or other Loan Party owing to such Subordinated Creditor shall be enforced and performance received by such Subordinated Creditor as trustee for the benefit of the holders of the Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Article XV.

Section 15.6.Waivers.  Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

Section 15.7.Limit on Recovery.  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Article XV shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Article XV void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 15.8.Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Transaction Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Transaction Documents, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.

Section 15.9.Benefit to Guarantors.  The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each other Loan Party.  Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.  Each Guarantor represents that it (i) has all necessary power and authority and legal right to (A) execute and deliver this Agreement, (B) carry out the terms of the Agreement applicable to it and (C) grant Liens in the Collateral and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement to which it is a party and the Lien in the Collateral on the terms and conditions herein provided.

[Signature Pages to Follow]

In Witness Whereof, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower:

Runway Growth Credit Fund Inc.

By:

Name:

Title:

205 N. Michigan Ave., Suite 4200

Chicago, Illinois 60601

Attention:

Facsimile No.:

Telephone No.:

Signature Page to Credit Agreement

PAYING AGENT:

U.S. Bank National Association

By:

Name:

Title:

Global Corporate Trust

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Reference: Runway Growth Credit Fund Inc.

Attention:

E-Mail:

Signature Page to Credit Agreement

Managing Agent for the KeyBank Lender Group:

KeyBank National Association

By:

Name:

Title:

KeyBank National Association

1000 McCaslin Boulevard

Superior, Colorado 80027

Attn: Richard Andersen

Phone: (720) 304-1247

Fax: (216) 370-9166

Lender for the KeyBank Lender Group:

KeyBank National Association

By:

Name:

Title:

Commitment: $75,000,000

KeyBank National Association

1000 McCaslin Boulevard

Superior, Colorado 80027

Attn: Richard Andersen

Phone: (720) 304-1247

Fax: (216) 370-9166

Signature Page to Credit Agreement

Administrative Agent:

KeyBank National Association

By:

Name:

Title:

KeyBank National Association

1000 McCaslin Boulevard

Superior, Colorado 80027

Attn: Richard Andersen

Phone: (720) 304-1247

Fax: (216) 370-9166

Signature Page to Credit Agreement

Managing Agent for the CIBC Bank USA Lender Group:

CIBC BANK USA

By:

Name:

Title:

Address:

Attn:

Phone:

Fax:

Lender for the CIBC BANK USA Lender Group:

CIBC BANK USA

By:

Name:

Title:

Commitment: $50,000,000

Address:

Attn:

Phone:

Fax:

Signature Page to Credit Agreement

Managing Agent for the MUFG Union Bank, N.A. Lender Group:

MUFG Union Bank, N.A.

By:

Name:

Title:

Address: 99 Almaden Boulevard, Suite 200

San Jose, CA 95113

Attn: J. William Bloore

Phone: (408) 279-7719

Lender for the MUFG Union Bank, N.A. Lender Group:

MUFG Union Bank, N.A.

By:

Name:

Title:

Commitment: 50,000,000

Address: 99 Almaden Boulevard, Suite 200

San Jose, CA 95113

Attn: J. William Bloore

Phone: (408) 279-7719

Signature Page to Credit Agreement

Documentation Agent:

CIBC BANK USA

By:

Name:

Title:

Address:

Attn:

Phone:

Fax:

Signature Page to Credit Agreement

Co-Documentation Agent:

MUFG UNION BANK, N.A.

By:

Name:

Title:

Address: 99 Almaden Boulevard, Suite 200

San Jose, CA 95113

Attn: J. William Bloore

Phone: (408) 279-7719

Signature Page to Credit Agreement